                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-82587

                                3,300,000 Shares

                         [LOGO OF KANA COMMUNICATIONS]

                           Kana Communications, Inc.
                                  Common Stock

                                ---------------

   This is an initial public offering of shares of Kana Communications, Inc. All of the 3,300,000 shares of common stock are being sold by Kana.

   Prior to this offering, there has been no public market for the common stock. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "KANA".

   See "Risk Factors" beginning on page 7 to read about risks you should consider before buying shares of the common stock.

                                ---------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                                                          Per Share    Total
                                                          --------- -----------
Initial public offering price............................  $15.00   $49,500,000
Underwriting discount....................................  $ 1.05   $ 3,465,000
Proceeds, before expenses, to Kana.......................  $13.95   $46,035,000

   Kana has granted the underwriters the option to purchase up to an additional 495,000 shares from Kana at the initial public offering price less the underwriting discount.

                                ---------------

   The underwriters expect to deliver the shares against payment in New York, New York on September 27, 1999.

Goldman, Sachs & Co.

                       Hambrecht & Quist

                                                         Wit Capital Corporation

                                ---------------

                      Prospectus dated September 21, 1999.

Inside Front Cover

At the top of the page is the phrase, "e-Business Customer Communications Software and Services enabling..." In the center of the page is the Kana logo. Encircling the Kana logo are three graphics that depict three different uses for Kana's products and services. Next to the graphic is the phrase "Customer Acquisition" in larger type. Below the "Customer Acquisition" line is the phrase "Direct Marketing Communications" in one slightly smaller, bold type face. Below that phrase are three bullet points: "Campaigns," "Content Delivery," and "Promotions." Under the bullet point "Promotions" is an arrow pointing to the graphic on the lower right of the page which is a dollar sign encircled by two circular arrows. Below the graphic is the word "eCommerce" in large, bold type. In slightly smaller type immediately below is the phrase "Transaction Communications" in smaller bold type. Below that are three bullet points: "Order fulfillment," "Receipts," and "Confirmations." Next to this text is another circular arrow, which points to the graphic on the lower left corner of the page. This graphic consists of two persons with a lightbulb between them. Surrounding the lightbulb are circular arrows. Below the persons is the phrase "Customer Retention," in large, bold type. Immediately below this is the phrase "Service Communications" in smaller, bold type. Immediately below this is three bullet points: "Feedback," "Pre-Sales Inquiries" and "Support Requests."

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  Our Business

    We develop, market and support customer communication software products and services for e-Businesses. We define e-Businesses as companies that leverage the reach and efficiency of the Internet to enhance their competitive market position, from Internet start-ups to the largest 2,000 companies in the world. Our products and services allow these companies to manage high volumes of inbound and outbound e-mail and Website-based communications, while facilitating the delivery of specific and personalized information to each customer. We offer our products on both a licensed and a hosted basis. Our customers include both pure Internet companies and traditional companies seeking to exploit the potential of the Internet. As of June 30, 1999, more than 100 customers had ordered more than $45,000 of our products and services, including eBay Inc., eToys Inc., priceline.com Incorporated, Chase Manhattan Bank, Ford Motor Company and Northwest Airlines. No customer accounted for 10% or more of our total revenues for 1998 or the first half of 1999.

    Our objective is to become the leading provider of online customer communication software products and services for e-Businesses. To achieve our objective, we intend to expand our products to enter new markets, increase our global distribution capabilities and partnerships, expand Kana Online, our hosted application service, and continue to emphasize customer satisfaction.

                              Recent Developments

    On August 13, 1999, we acquired Connectify, Inc. Connectify develops, markets and supports electronic direct marketing software for e-Businesses. Connectify's software enables e-Businesses to profile and target potential and existing customers and then deliver and track personalized e-mails to their customers. By using electronic direct marketing software in this way, e-Businesses can build customer loyalty, increase the probability of repeat transactions and reduce customer attrition. In connection with this merger, we issued 3,491,271 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and assumed all outstanding Connectify options and warrants. We reserved 208,345 shares of our common stock for issuance upon the exercise of assumed Connectify options and warrants.

                             Corporate Information

    We were founded by Mark Gainey and Michael Horvath in 1996. We were first incorporated in California in July 1996 as Kana Net Works, Inc., and we changed our name to Kana.com, Inc. in January 1997. We then changed our name to Kana Communications, Inc. in October 1997. We reincorporated in Delaware in September 1999. References in this prospectus to "Kana", "we", "our", and "us" collectively refer to Kana Communications, Inc., a Delaware corporation, its subsidiaries and its California predecessor, and not to the underwriters. Our principal executive offices are located at 87 Encina Avenue, Palo Alto, California 94301 and our telephone number is (650) 325-9850.

    We derive our revenues from the sale of software product licenses and from professional services including implementation, customization, hosting and maintenance. Since we began operations in 1997, we have incurred substantial operating losses, and at June 30, 1999, we had an accumulated deficit of approximately $18.6 million. For the six months ended June 30, 1999, 78.1% of our total revenues were license revenue and 21.9% were service revenue. During this period we incurred a net loss of $9.9 million, and we expect to continue to incur additional losses in the future.

    After this offering, our executive officers and directors, their affiliates and other substantial stockholders will together control approximately 58.5% of the outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring our stockholders' approval, including the election of directors and approval of significant corporate transactions.

    Kana(R) is a registered trademark, and KANA COMMUNICATIONS and Design(TM) and the Kana logo are trademarks of Kana Communications, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering

Common stock offered......... 3,300,000 shares
Common stock to be
 outstanding after the
 offering.................... 27,850,982 shares
Use of proceeds.............. For general corporate purposes, including working capital, product development and capital
                              expenditures. We may also use a portion of the
                              proceeds for possible acquisitions.
                              See "Use of Proceeds".
Nasdaq National Market
 symbol...................... KANA

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of July 31, 1999, and includes the issuance of 3,491,271 shares of common stock issued in August 1999 in exchange for all outstanding shares of Connectify capital stock in connection with the Connectify merger, and excludes:

  . 475,333 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 1999 at a weighted average exercise price of $4.06 per share;

  . 4,700,000 shares of common stock reserved for issuance under our 1999
    Stock Incentive Plan which incorporates our 1997 Stock Option/Stock Issuance Plan;

  . 500,000 shares of common stock reserved for issuance under our 1999
    Employee Stock Purchase Plan; and

  . 208,345 shares of common stock reserved for issuance upon exercise of Connectify options and warrants assumed in connection with the Connectify merger.

See "Capitalization", "Management--Benefit Plans", "Description of Capital Stock" and Notes 4 and 7 of Notes to Supplemental Consolidated Financial Statements.

                Summary Supplemental Consolidated Financial Data

                     (In thousands, except per share data)

                                            Years Ended     Six Months Ended
                                           December 31,         June 30,
                                          ----------------  ------------------
                                           1997     1998      1998      1999
                                          -------  -------  --------  --------
Supplemental Consolidated Statement of
 Operations Data:
Total revenues..........................  $   --   $ 2,049  $    656  $  3,578
Gross profit............................      --     1,476       583     2,365
Amortization of deferred stock-based
 compensation...........................      113    1,263       430     3,063
Operating loss..........................   (1,435)  (7,564)   (2,466)   (9,961)
Net loss................................  $(1,383) $(7,378) $ (2,425) $ (9,854)
                                          =======  =======  ========  ========
Basic and diluted net loss per share....  $ (0.92) $ (2.58) $  (1.58) $  (1.89)
                                          =======  =======  ========  ========
Shares used in computing basic and
 diluted net loss per share.............    1,497    2,864     1,535     5,217
                                          =======  =======  ========  ========
Pro forma basic and diluted net loss per
 share..................................           $ (0.59)           $  (0.56)
                                                   =======            ========
Shares used in computing pro forma basic
 and diluted net loss per share.........            12,547              17,729
                                                   =======            ========

    Shares used in computing pro forma basic and diluted net loss per share include the shares used in computing basic and diluted net loss per share adjusted for the conversion of preferred stock to common stock, as if the conversion occurred at the date of original issuance.

    The supplemental consolidated financial data in this prospectus reflects our acquisition of Connectify, Inc., which closed on August 13, 1999, and which was accounted for as a pooling of interests. This means that for accounting and financial reporting purposes, we treat the two companies as if they had always been combined.

                                                         June 30, 1999
                                                 -----------------------------
                                                 Actual  Pro Forma As Adjusted
                                                 ------- --------- -----------
Supplemental Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................... $ 8,049  $18,249    $62,884
Working capital.................................   4,829   15,029     59,664
Total assets....................................  12,325   22,525     67,160
Notes payable, less current portion.............     638      638        638
Total stockholders' equity......................   6,323   16,523     61,158

    The supplemental consolidated balance sheet data as of June 30, 1999 gives effect to the issuance of 3,491,271 shares of common stock in the Connectify Merger and is set forth:

     . on an actual basis;

     . on a pro forma basis to give effect to the sale in July 1999 of 838,466 shares of our preferred stock for total proceeds of $10.2 million, the conversion of all of our outstanding preferred stock into common stock upon completion of this offering; and

     . on an as adjusted basis to reflect the sale of the shares of common stock offered at an initial public offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization".

                                ----------------

    Except as set forth in the supplemental consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus:

  . assumes no exercise of the underwriters' over-allotment option;

  . assumes a two for three reverse stock split completed in September 1999;

  . reflects the conversion of all of our outstanding preferred stock into common stock upon completion of this offering; and

  . reflects our reincorporation into Delaware in September 1999.

See "Description of Capital Stock" and "Underwriting".

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

    The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results. In this case, the trading price of our common stock could decline and you might lose part or all of your investment.

                         Risks Related to Our Business

Because we have a limited operating history, it is difficult to evaluate our business and prospects

    We are still in the early stages of our development, and our limited operating history makes it difficult to evaluate our business and prospects. We were incorporated in July 1996 and we first recorded revenue in February 1998. Thus, we have a limited operating history upon which you can evaluate our business and prospects. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related markets. Many of these risks are discussed in the subheadings below, and include our ability to:

  . attract more customers;

  . implement our sales, marketing and after-sales service initiatives, both domestically and internationally; and

  . execute our product development activities.

We may not successfully address any of these risks.

Our quarterly revenues and operating results may fluctuate in future periods and we may fail to meet expectations, which may cause the price of our common stock to decline

    Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter particularly because our products and services are relatively new and our prospects uncertain. If our quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the factors described in the subheadings below as well as:

  . the evolving and varying demand for customer communication software products and services for e-Businesses, particularly our products and services;

  . the timing of new releases of our products;

  . the discretionary nature of our customers' purchasing and budgetary cycles;

  . changes in our pricing policies or those of our competitors;

  . the timing of execution of large contracts that materially affect our operating results;

  . the mix of sales channels through which our products and services are sold;

  . the mix of our domestic and international sales;

  . costs related to the customization of our products;

  . our ability to expand our operations, and the amount and timing of expenditures related to this expansion;

  . any costs or expenses related to our anticipated move to new corporate offices; and

  . global economic conditions, as well as those specific to large enterprises with high e-mail volume.

    We also often offer volume-based pricing, which may affect our operating margins. Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenues levels. As a result, if total revenues for a particular quarter are below our expectations, we could not proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter. In addition, because our service revenue is largely correlated with our license revenue, a decline in license revenue could also cause a decline in our service revenue in the same quarter or in subsequent quarters.

    Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We have a history of losses and may not be profitable in the future, which may reduce the trading price of our common stock

    Since we began operations in 1997, we have incurred substantial operating losses in every quarter. As a result of accumulated operating losses, at June 30, 1999, we had an accumulated deficit of approximately $18.6 million. For the six months ended June 30, 1999, we had a net loss of $9.9 million, or 275% of revenues for that period. Since inception, we have funded our business primarily through selling our stock, not from cash generated by our business. Our growth in recent periods has been from a limited base of customers, and we may not be able to sustain these growth rates. We expect to continue to increase our operating expenses. As a result, we expect to continue to experience losses and negative cash flows, even if sales of our products and services continue to grow, and may not generate sufficient revenues to achieve profitability in the future.

    In addition, as a result of the Connectify merger, we expect that our losses will increase even more significantly because of additional costs and expenses related to:

  . an increase in the number of our employees;

  . an increase in research and development activities;

  . an increase in sales and marketing activities; and

  . assimilation of operations and personnel.

If we do achieve profitability, we may not be able to sustain or increase any profitability on a quarterly or annual basis in the future. See "Supplemental Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We face substantial competition and may not be able to compete effectively

    The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share.

    We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a principal source of competition for the foreseeable future. Our competitors include a number of companies offering one or more products for the e-Business communications market, some of which compete directly with our products. For example, our competitors include companies providing stand-alone point solutions, including Annuncio, Inc., Brightware, Inc., eGain Communications Corp., Mustang Software, Inc. and Responsys.com. In addition, we may compete with companies providing customer management and communications solutions, such as Clarify Inc., Digital Impact, Inc., Genesys Telecommunications Laboratories, Inc., Lucent Technologies, Inc., Message Media, Inc., Oracle Corporation, Pivotal Corporation, Siebel Systems, Inc., Silknet Software, Inc. and Vantive Corporation.

    Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than do we. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. We may lose potential customers to competitors for various reasons, including the ability or willingness of our competitors to offer lower prices and other incentives that we cannot match. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations.

    We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business. See "Business--Competition".

Our failure to consummate our expected sales in any given quarter could dramatically harm our operating results because of the large size of our typical orders

    Our sales cycle is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which we have little or no control. Consequently, if sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of a typical order, a lost or delayed sale could result in revenues that are lower than expected. Moreover, to the extent that significant sales occur earlier than anticipated, revenues for subsequent quarters may be lower than expected.

We may not be able to forecast our revenues accurately because our products have a long and variable sales cycle

    The long sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for our products has taken three to 12 months in the United States and longer in foreign countries. Our sales cycle has required pre-purchase evaluation by a significant number of individuals in our customers' organizations. Along with third parties that often jointly market our software with us, we invest significant amounts of time and resources educating and providing information to our prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products.

Difficulties in implementing our products could harm our revenues and margins

    Forecasting our revenues depends upon the timing of implementation of our products. This implementation typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project. Some customers may also require us to develop customized features or capabilities. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support or customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

Our business depends on the acceptance of our products and services, and it is uncertain whether the market will accept our products and services

    Of our total revenue of $3.6 million for the six months ended June 30, 1999, $2.8 million was derived from licenses of our product and $783,000 from related services. We are not certain that our target customers will widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and customer acceptance of new and enhanced versions of our products and services. In the future, we may not be successful in marketing our products and services or any new or enhanced products.

We may be unable to hire and retain the skilled personnel necessary to develop our engineering, professional services and support capabilities in order to continue to grow

    We intend to at least double our sales, marketing, engineering, professional services and product management personnel over the next 12 months. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business cannot continue to grow if we cannot attract qualified personnel. Our failure to attract and retain the highly trained personnel that are integral to our product development and professional services group, which is the group responsible for implementation and customization of, and technical support for, our products and services, may limit the rate at which we can develop and install new products or product enhancements, which would harm our business. We will need to increase our staff to support new customers and the expanding needs of our existing customers, without compromising the quality of our customer service. Since our inception, 13 full time employees have left or have been terminated, and we expect to lose more employees in the future. Hiring qualified professional services personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in the San Francisco Bay Area, where Kana is headquartered, due to the limited number of people available with the necessary technical skills. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company. See "Business--Employees".

We may face difficulties in hiring and retaining qualified sales personnel to sell our products and services, which could harm our ability to increase our revenues in the future

    Our financial success depends to a large degree on the ability of our direct sales force to increase sales to a level required to adequately fund marketing and product development activities. Therefore, our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate. See "Business--Employees".

Loss of our Chief Executive Officer and President could harm our business

    Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of Michael J. McCloskey, our Chief Executive Officer, and Mark S. Gainey, our President and co-founder. The loss of the services of any of these individuals could harm our business and operations. In addition, we have not obtained life insurance benefiting Kana on any of our key employees or entered into employment agreements with our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed.

A failure to manage our internal operating and financial functions could lead to inefficiencies in conducting our business and subject us to increased expenses

    Our ability to offer our products and services successfully in a rapidly evolving market requires an effective planning and management process. We have limited experience in managing rapid growth. We are experiencing a period of growth that is placing a significant strain on our managerial, financial and personnel resources. Our business will suffer if this growth continues and we fail to manage this growth. On June 30, 1999, we had a total of 98 full-time employees compared to 38 on June 30, 1998. We expect to continue to hire new employees at a rapid pace. For example, we added 38 employees between July 1, 1999 and August 13, 1999, and 31 new employees who joined us as a result of the Connectify merger. Moreover, we will need to assimilate substantially all of Connectify's operations into our operations. The rate of our recent growth has made management of that growth more difficult. Any additional growth will further strain our management, financial, personnel, internal training and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel and manage expanded operations. Any failure to do so could negatively affect the quality of our products, our ability to respond to our customers, and retain key personnel, and our business in general. We plan to move our corporate offices to a new location in November 1999. This move may disrupt our business and operations. See "Business--Facilities".

The integration of our new Chief Executive Officer, Vice President of Business Development, Vice President of Marketing, Vice President of Electronic Direct Marketing and Vice President of International Sales into our management team may interfere with our operations

    We have recently hired a number of new officers, including our Chief Executive Officer, Michael J. McCloskey, who joined us in June 1999, and our Vice President of Business Development, Vice President of Marketing, Vice President of Electronic Direct Marketing and Vice President of International Sales, each of whom has been with us for less than three months. To integrate into our company, these individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations.

The Connectify merger may result in disruptions to our business and management due to difficulties in assimilating personnel and operations

    We may not realize the benefits from the Connectify merger. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. Other key Connectify personnel may decide not to work for us. In addition, Connectify's product will have to be integrated into our products, and it is uncertain whether we may accomplish this easily. These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses. In connection with the merger, we issued a total of 3,491,271 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and reserved 208,345 shares of common stock for issuance upon the exercise of Connectify options and warrants we assumed in the merger. The issuance of these securities is dilutive to our existing stockholders.

If we acquire additional companies, products or technologies, we may face risks similar to those faced in the Connectify merger

    If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we buy another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to the Connectify merger. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to us or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

Delays in the development of new products or enhancements to existing products would hurt our sales and damage our reputation

    To be competitive, we must develop and introduce on a timely basis new products and product enhancements for companies with significant e-Business customer interactions needs. Any failure to do so could harm our business. If we experience product delays in the future, we may face:

  . customer dissatisfaction;

  . cancellation of orders and license agreements;

  . negative publicity;

  . loss of revenues;

  . slower market acceptance; and

  . legal action by customers against us.

    In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or their enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer.

Technical problems with either our internal or our outsourced computer and communications systems could interrupt our Kana Online service

    The success of our Kana Online service depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. We have entered into an Internet-hosting agreement with Exodus Communications, Inc. to maintain all of our Kana Online servers at Exodus' data center in Santa Clara, California. Our operations depend on Exodus' ability to protect its and our systems in its data center against damage or interruption. Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our customers and result in reduced revenues. See "Business--Products and Services--Kana Online".

If we fail to build skills necessary to sell our Kana Online service, we will lose revenue opportunities and our sales will suffer

    The skills necessary to market and sell Kana Online are different than those relating to our software products. We license our software products for a fixed fee based on the number of concurrent users and the optional applications purchased. We license Kana Online based on a fixed fee for installation, configuration and training, and a variable monthly component depending on actual customer usage. Our sales force sells both our software products and Kana Online. Because different skills are necessary to sell Kana Online versus our software products, our sales and marketing groups may not be able to maintain or increase the level of sales of either Kana Online or our software products.

Our pending patents may never be issued and, even if issued, may provide us with little protection

    Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We regard the protection of patentable inventions as important to our future opportunities. We currently have four U.S. patent applications pending relating to our software. However, none of our technology is patented outside of the United States nor do we currently have any international patent applications pending. It is possible that:

  . our pending patent applications may not result in the issuance of patents;

  . any patents issued may not be broad enough to protect our proprietary rights;

  . any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

  . current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

  . effective patent protection may not be available in every country in which we do business.

See "Business--Intellectual Property".

We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property

    We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have a registered trademark, "Kana", and pending trademark applications for our logo and "KANA COMMUNICATIONS and Design". However, none of our trademarks is registered outside of the United States, nor do we have any trademark applications pending outside of the United States. Moreover, despite any precautions that we have taken:

  . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

  . current federal laws that prohibit software copying provide only limited protection from software "pirates", and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

  . other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

    Also, the laws of other countries in which we market our products may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business. See "Business-- Intellectual Property".

We may become involved in litigation over proprietary rights, which could be costly and time consuming

    Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that our products or technology infringe. Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed. See "Business--Intellectual Property".

We may face higher costs and lost sales if our software contains errors

    We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission-critical nature of our products and services, undetected errors are of particular concern. We have only a few "beta" customers that test new features and functionality of our software before we make these features and functionalities generally available to our customers. If our software contains undetected errors or we fail to meet our customers' expectations in a timely manner, we could experience:

  . loss of or delay in revenues expected from the new product and an immediate and significant loss of market share;

  . loss of existing customers that upgrade to the new product and of new customers;

  . failure to achieve market acceptance;

  . diversion of development resources;

  . injury to our reputation;

  . increased service and warranty costs;

  . legal actions by customers against us; and

  . increased insurance costs.

We may face liability claims that could result in unexpected costs and damage to our reputation

    Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, these contractual limitations on liability may not be enforceable and we may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers' internal systems. A product liability claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management.

We intend to expand our international operations, which could divert management attention and present financial issues

    Our international operations are located in the United Kingdom and, to date, have been limited. We plan to expand our existing international operations and establish additional facilities in other parts of the world. We may face difficulties in accomplishing this expansion, including finding adequate staffing and management resources for our international operations. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. In addition, in order to expand our international sales operations, we will need to, among other things:

  . expand our international sales channel management and support organizations;

  . customize our products for local markets; and

  . develop relationships with international service providers and additional distributors and system integrators.

    Our investments in establishing facilities in other countries may not produce desired levels of revenues. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products. In addition, we have only licensed our products internationally since January 1999 and we have limited experience in developing localized versions of our software and marketing and distributing them internationally. Localizing our products may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff.

Our growth could be limited if we fail to execute our plan to expand internationally

    For the six months ended June 30, 1999, we derived approximately 9.6% of our total revenues from sales outside North America. We also have established an office in the United Kingdom. As of June 30, 1999 we had five sales persons in our United Kingdom office. The United Kingdom office oversees and processes all orders for our products and services in Europe. Non-European international sales are handled by sales representatives in the United States. As a result, we face risks from doing business on an international basis, any of which could impair our internal revenues. Although our international sales have not yet been materially affected by the following risks, we could, in the future, encounter greater difficulty in accounts receivable collection, longer sales cycles and collection periods or seasonal reductions in business activity. In addition, our international operations could cause our average tax rate to increase. Any of these events could harm our international sales and results of operations.

International laws and regulations may expose us to potential costs and litigation

    Our international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business. The European Union, in which we have a sales office, recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

We may suffer foreign exchange rate losses

    Our international revenues are denominated in local currency. Therefore, a strengthening of other currencies versus the U.S. dollar could make our products less competitive in foreign markets. We do not currently engage in currency hedging activities. We have not yet but may in the future experience foreign exchange rate losses, especially to the extent that we do not engage in hedging.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth

    We may need to raise additional funds to develop or enhance our products or services, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We do not have a long enough operating history to know with certainty whether our existing cash and the proceeds of this offering will be sufficient to finance our anticipated growth. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Our executive officers and directors will exercise control over stockholder voting matters

    After this offering, our executive officers and directors, their affiliates and other substantial stockholders will together control approximately 58.5% of the outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring approval of a majority of our stockholders, including the election of directors and significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of Kana, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Kana or its assets and might affect the market price of our common stock.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company

    After this offering, the board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

    Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase Kana. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Kana. Furthermore, our board of directors will be divided into three classes, only one of which will be elected each year. Directors will only be removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of Kana. See "Description of Capital Stock--Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law".

                         Risks Related to Our Industry

Our failure to manage multiple technologies and technological change could harm our future product demand

    Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. The market for e-Business customer communication software is characterized by:

  . rapid technological change;

  . frequent new product introductions;

  . changes in customer requirements; and

  . evolving industry standards.

    Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our customers use. For example, the server component of the current version of our products runs on the Windows NT operating system from Microsoft, and we must develop products and services that are compatible with UNIX and other operating systems to meet the demands of our customers. If we cannot successfully develop these products in response to customer demands, our business could suffer. Also, we must constantly modify and improve our products to keep pace with changes made to these platforms and to database systems and other back-office applications and Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may cause confusion in the market and harm our business. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business.

If we fail to respond to changing customer preferences in our market, demand for our products and our ability to enhance our revenues will suffer

    We must continually improve the performance, features and reliability of our products, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing software and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. If we do not properly identify the feature preferences of prospective customers, or if we fail to deliver features that meet the requirements of these customers, our ability to market our products successfully and to increase our revenues could be impaired. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead time.

If the Internet and e-mail fail to grow and be accepted as a medium of communication, demand for our products and services will decline

    We sell our products and services primarily to organizations that receive large volumes of e-mail and Web-based communications. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet and e-mail, which is evolving as a medium of communication. Rapid growth in the use of e-mail is a recent phenomenon and may not continue. Many of our customers have business models that are based on the continued growth of the Internet. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. In addition, the market may not accept recently introduced products and services that process e-mail, including our products and services. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments. If businesses do not continue to accept the Internet and e-mail as a medium of communication, our business would suffer.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our products and services and increased costs of doing business

    Due to the increasing popularity and use of the Internet, it is possible that state, federal and foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage communication by e-mail or other Web-based communications, particularly targeted e-mail of the type facilitated by the Connectify product, which could reduce demand for our products and services.

    The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services.

Year 2000 issues present technological risks, could cause disruption to our business and could harm sales of our products and services

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    Any failure of our material systems, our customers' material systems or the Internet to be Year 2000 compliant would have material adverse consequences for us. We are currently assessing the Year 2000 readiness of the software, computer technology and other services that we use that may not be Year 2000 compliant. We have not completed all operational tests on our internal systems. Accordingly, we are unable to predict to what extent our business may be affected if our software, the systems that operate in conjunction with our software or our internal systems experience a material Year 2000 failure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

                         Risks Related to This Offering

We may apply the proceeds of this offering to uses that do not increase our operating results or market value

    We currently estimate that we will use the proceeds from this offering as follows:

  .45% for marketing and distribution activities;

  .20% for various product development incentives;

  .10% for capital expenditures; and

  .25% for working capital and other general corporate purposes.

    General corporate purposes include expenditures made in the day to day operation of our business. The above estimates and our use of proceeds are subject to change at our management's discretion. The amounts actually expended for each of the purposes listed above may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements, and developments in Internet commerce.

    We may also use a portion of the proceeds to acquire other businesses, products or technologies. We will nonetheless have broad discretion in how we use these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering, and we may spend these proceeds in ways that do not increase our operating results or market value. Pending any of these uses, we plan to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities. We cannot predict whether these investments will yield a favorable return. See "Use of Proceeds".

Our stock price may be highly volatile and could drop, particularly because our business depends on the Internet

    Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our stock might not develop. If an active trading market does develop, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and which have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

The price of our common stock after this offering may be lower than the price you pay

    If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. See "Underwriting".

Future sales by existing security holders could depress the market price of our common stock

    If our existing stockholders sell their shares of our common stock in the public market following the offering, the market price of our common stock could decline. Moreover, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of the common stock. These sales, or the perception of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

    Immediately after this offering, we will have outstanding 27,850,982 shares of our common stock, assuming no exercise of the underwriters' over-allotment option. Substantially all of these shares are subject to a lock-up period that expires 180 days after the date of this prospectus. Subject to this lock-up period and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

 Number of
   Shares                                   Date
 ---------                                  ----
  3,300,000 After the date of this prospectus, freely tradable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up
 15,429,947 After 180 days from the date of this prospectus, the 180-day lock-
            up terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations) or Rule 144(k)
  4,791,293 After 180 days from the date of this prospectus, the 180-day lock-
            up is released and these shares are saleable under Rule 701
            (subject in some cases to a right of repurchase by the Company)
  4,329,737 After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

    Holders of 19,759,018 shares of our common stock have the right to require us to register their shares of common stock with the Securities and Exchange Commission. In addition, after this offering, we intend to register all shares of our common stock that we may issue under our stock option plans and employee stock purchase plan. Once we register these shares, they can be freely sold in the public market upon issuance, in some instances subject to the lock-up agreements described above. If these holders cause a large number of securities to be sold in the public market, the sales could materially and adversely affect the market price of our common stock. In addition, any of these sales could impede our ability to raise needed capital. See "Shares Available for Future Sale" and "Underwriting".

Investors will experience immediate and substantial dilution in the book value of their investment

    If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share, or the per share value of our assets after subtracting our liabilities, of the shares you acquire. Specifically, purchasers of shares of our common stock in this offering will contribute 61.3% of the total amount paid to fund our company but will own only 12.1% of our outstanding shares. Additionally, if the holders of outstanding options exercise their options, you will experience further dilution. See "Dilution".

                 Cautionary Note on Forward-Looking Statements

    This prospectus contains forward-looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    The net proceeds to Kana from the sale of the 3,300,000 shares of common stock offered are estimated to be approximately $44.6 million (approximately $51.5 million if the underwriters' over-allotment option is exercised in full), at an initial public offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses. We are conducting this offering primarily to increase our equity capital, to create a public market for our common stock and to facilitate our future access to public equity markets. We currently estimate that we will use the net proceeds as follows:

  . 45% for marketing and distribution activities;

  . 20% for various product development initiatives;

  . 10% for capital expenditures; and

  . 25% for working capital and other general corporate purposes.

    In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Pending these uses, the net proceeds of the offering will be invested in short-term, interest-bearing, investment-grade instruments. As of the date of this prospectus, we can only estimate the particular uses for the net proceeds to be received upon completion of the offering. However, we currently have no formal plan for use of the expected offering proceeds, nor have we sought the advice of or received reports from any of our professional advisors regarding the use of the offering proceeds. In addition, with the exception of the Connectify merger, we have no agreements or commitments with respect to any acquisition or investment, and we are not involved in any negotiations with respect to any similar transaction. As a result, the above estimates and our use of proceeds are subject to change at our management's discretion. The amounts actually expended for each of the purposes listed above may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements, and developments in Internet commerce. See "Risk Factors--We will have broad discretion in using the proceeds from this offering".

                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                               PREEMPTIVE RIGHTS

    Immediately prior to this offering, holders of at least 4,252,555 shares of our preferred stock had preemptive rights to purchase approximately five percent of the shares to be issued in this offering. The number of shares that were purchased under these rights, however, were limited by the underwriters. See "Underwriting".

                                 CAPITALIZATION

    The following table sets forth the capitalization of Kana as of June 30, 1999 based upon the supplemental consolidated financial statements and notes to supplemental consolidated financial statements appearing elsewhere in this prospectus, which gives effect to the issuance of 3,491,271 shares of common stock in the Connectify Merger:

  . on an actual basis;

  . on a pro forma basis to give effect to the sale of 838,466 shares of preferred stock issued in July 1999 for total proceeds of $10.2 million, the conversion of all shares of convertible preferred stock into 1,769,728 shares of common stock upon the completion of this offering and the conversion of 11,581,379 shares of convertible perferred stock at the time of the Connectify merger; and

  . as adjusted to reflect the estimated net proceeds from the sale of the 3,300,000 shares of common stock offered by Kana at an initial public offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses.

                                                          June 30, 1999
                                                  ------------------------------
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                   (In thousands, except share
                                                       and per share data)
Notes payable, less current portion.............  $   638   $   638    $   638
                                                  -------   -------    -------
Stockholders' equity:
 Convertible preferred stock, $0.001 par value
  per share; 50,000,000, 5,000,000 and 5,000,000
  shares authorized actual, pro forma and as
  adjusted, respectively; 12,512,641, -0- shares
  and -0- shares issued and outstanding actual,
  pro forma and as adjusted, respectively.......       13        --         --
 Common stock, $0.001 par value per share;
  60,000,000, 100,000,000 and 100,000,000 shares
  authorized actual, pro forma and as adjusted,
  respectively; 10,627,617, 23,978,730 and
  27,278,730 shares issued and outstanding
  actual, pro forma and as adjusted,
  respectively..................................       11        24         27
 Additional paid-in capital.....................   39,535    49,735     94,367
 Deferred stock-based compensation..............  (13,397)  (13,397)   (13,397)
 Notes receivable from stockholders.............   (1,187)   (1,187)    (1,187)
 Accumulated other comprehensive losses.........      (37)      (37)       (37)
 Accumulated deficit............................  (18,615)  (18,615)   (18,615)
                                                  -------   -------    -------
  Total stockholders' equity....................    6,323    16,523     61,158
                                                  -------   -------    -------
  Total capitalization..........................  $ 6,961   $17,161    $61,796
                                                  =======   =======    =======

    The number of shares outstanding as of June 30, 1999 excludes:

  . 304,017 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 1999 at a weighted average exercise price of $0.37 per share;

  . 864,233 shares of common stock issued or issuable upon exercise of stock options granted by us between June 30, 1999 and July 31, 1999 at a weighted average exercise price of $4.76 per share;

  . 4,700,000 shares of common stock reserved for issuance under our 1999
    Stock Incentive Plan which incorporates our 1997 Stock Option/Stock Issuance Plan; and

  . 500,000 shares of common stock reserved for issuance under our 1999
    Employee Stock Purchase Plan.

    See "Management--Benefit Plans", "Description of Capital Stock" and Note 4 of Notes to Supplemental Consolidated Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of Kana at June 30, 1999, was approximately $16.5 million, or $0.69 per share. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding convertible preferred stock. After giving effect to the sale in July 1999 of 838,466 shares of our Series D preferred stock and the sale of the 3,300,000 shares of common stock offered by Kana at an initial public offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses, Kana's pro forma net tangible book value at June 30, 1999, would have been $61.2 million, or $2.24 per share. This represents an immediate increase in net tangible book value of $1.55 per share to existing stockholders and an immediate dilution of $12.76 per share to new investors purchasing shares of common stock in this offering. Dilution is defined as the diminution in the proportion of income, or earnings per share, to which each share is entitled due to the issuance of additional shares. With the sale and issuance of 3,300,000 shares in this offering, existing stockholders will suffer an immediate reduction in the net tangible book value of their shares because the additional shares decrease the percentage of ownership of the existing stockholders. The following table illustrates this dilution:

Initial public offering price per share...........................       $15.00
  Pro forma net tangible book value per share as of June 30,
   1999........................................................... $0.69
  Increase per share attributable to new investors................  1.55
                                                                   -----
Pro forma net tangible book value per share after the offering....         2.24
                                                                         ------
Dilution per share to new investors...............................       $12.76
                                                                         ======

    The following table summarizes, as of June 30, 1999, on a pro forma basis, the total number of shares purchased, the consideration paid to Kana and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an initial public offering price of $15.00 per share, before deducting the underwriting discount and estimated offering expenses:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 23,978,730   87.9% $31,266,000   38.7%  $ 1.30
New investors..................  3,300,000   12.1   49,500,000   61.3    15.00
                                ----------  -----  -----------  -----
  Totals....................... 27,278,730  100.0% $80,766,000  100.0%
                                ==========  =====  ===========  =====

    The foregoing computations are based on the number of shares of common stock outstanding as of June 30, 1999 and includes 838,466 shares of common stock issuable upon conversion of preferred stock issued in July 1999 and 3,491,271 shares of common stock issued in the Connectify merger in August 1999 and excludes:

  . 304,017 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 1999 at a weighted average exercise price of $0.37 per share;

  . 864,233 shares of common stock issued or issuable upon exercise of stock options granted by us between June 30, 1999 and July 31, 1999 at a weighted average exercise price of $4.76 per share;

  . 4,700,000 shares of common stock reserved for issuance under our 1999
    Stock Incentive Plan which incorporates our 1997 Stock Option/Stock Issuance Plan; and

  . 500,000 shares of common stock reserved for issuance under our 1999
    Employee Stock Purchase Plan.

    To the extent that any of these options are exercised, there would be further dilution to new investors. See "Capitalization", "Management--Benefit Plans", "Description of Capital Stock" and Notes 4 and 7 of Notes to Supplemental Consolidated Financial Statements.

               SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the supplemental selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the supplemental consolidated financial statements of Kana Communications, Inc. and the notes to supplemental consolidated financial statements included elsewhere in this prospectus.

    Kana was incorporated in July 1996 but had no significant operations until 1997. The supplemental consolidated statement of operations data for each of the years in the two-year period ended December 31, 1998, and the supplemental consolidated balance sheet data at December 31, 1997 and 1998, are derived from our supplemental consolidated financial statements. These supplemental consolidated financial statements have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The supplemental consolidated statement of operations data for the six-months ended June 30, 1998 and 1999, and the supplemental consolidated balance sheet data at June 30, 1999, are derived from our unaudited interim supplemental consolidated financial statements included elsewhere in this prospectus. The unaudited interim supplemental consolidated financial statements have been prepared on substantially the same basis as the audited supplemental consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods. The diluted net loss per share computation excludes potential shares of common stock (preferred stock, options to purchase common stock and common stock subject to repurchase rights held by Kana), since their effect would be antidilutive. See Note 1 of Notes to Supplemental Consolidated Financial Statements for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share. Pro forma basic and diluted net loss per share gives effect to the conversion of preferred stock as if it had occurred at the beginning of the periods presented. The historical results are not necessarily indicative of results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                            Years Ended     Six Months Ended
                                           December 31,         June 30,
                                          ----------------  ------------------
                                           1997     1998      1998      1999
                                          -------  -------  --------  --------
                                                (In thousands, except
                                                   per share data)
Supplemental Consolidated Statement of
 Operations Data:
Revenues:
 License................................  $   --   $ 1,793  $    615  $  2,795
 Service................................      --       256        41       783
                                          -------  -------  --------  --------
   Total revenues.......................      --     2,049       656     3,578
                                          -------  -------  --------  --------
Cost of revenues:
 License................................      --        54        16        72
 Service................................      --       519        57     1,141
                                          -------  -------  --------  --------
   Total cost of revenues...............      --       573        73     1,213
                                          -------  -------  --------  --------
Gross profit............................      --     1,476       583     2,365
                                          -------  -------  --------  --------
Operating expenses:
 Sales and marketing....................      366    3,938     1,421     4,957
 Research and development...............      699    2,835       884     3,320
 General and administrative.............      257    1,004       314       986
 Amortization of stock-based
  compensation..........................      113    1,263       430     3,063
                                          -------  -------  --------  --------
   Total operating expenses.............    1,435    9,040     3,049    12,326
                                          -------  -------  --------  --------
   Operating loss.......................   (1,435)  (7,564)   (2,466)   (9,961)
Other income, net.......................       52      186        41       107
                                          -------  -------  --------  --------
   Net loss.............................  $(1,383) $(7,378) $ (2,425) $ (9,854)
                                          =======  =======  ========  ========
Basic and diluted net loss per share....  $ (0.92) $ (2.58) $  (1.58) $  (1.89)
                                          =======  =======  ========  ========
Shares used in computing basic and
 diluted net loss per share.............    1,497    2,864     1,535     5,217
                                          =======  =======  ========  ========
Pro forma basic and diluted net loss per
 share..................................           $ (0.59)           $  (0.56)
                                                   =======            ========
Shares used in computing pro forma basic
 and diluted net loss per share.........            12,547              17,729
                                                   =======            ========


                                                         December 31,
                                                        -------------- June 30,
                                                         1997   1998     1999
                                                        ------ ------- --------
Supplemental Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments...... $3,513 $13,115  $8,049
Working capital........................................  3,281  12,224   4,829
Total assets...........................................  3,824  15,275  12,325
Notes payable, less current portion....................     51     360     638
Total stockholders' equity.............................  3,504  13,066   6,323

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion is based on and should be read in conjunction with the supplemental consolidated financial statements included elsewhere in this prospectus.

                                    Overview

    We were incorporated in July 1996 but had no significant operations until 1997. Through January 1998, we were a development stage enterprise and had no revenues. Our operating activities during this period related primarily to conducting research, developing our initial products, raising capital and building our sales and marketing organization. In February 1998, we released the first commercially available version of the Kana platform. To date, we have derived substantially all of our revenues from licensing our software and related services. To date, we have sold our products worldwide primarily through our direct sales force.

    On August 13, 1999, we closed a merger with Connectify, Inc. pursuant to which Connectify became our wholly owned subsidiary. Connectify develops, markets and supports electronic direct marketing software for e-Businesses. Connectify's software enables e-Businesses to profile and target potential and existing customers and then deliver and track personalized e-mails to their customers. By using electronic direct marketing software in this way, e-Businesses can build customer loyalty, increase the probability of repeat transactions and reduce customer attrition. Connectify is based in San Mateo, California, and had 31 employees as of August 12, 1999.

    In connection with the merger, we issued a total of 3,491,271 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and reserved 208,345 shares of common stock for issuance upon the exercise of Connectify options and warrants we assumed in connection with the merger. We will account for the Connectify merger as a pooling of interests. In addition, in connection with the Connectify merger, we recorded a significant amount of deferred compensation that will significantly reduce our earnings and profitability for the foreseeable future.

    We derive our revenues from the sale of software product licenses and from professional services including implementation, customization, hosting and maintenance. License revenue is recognized when persuasive evidence of an agreement exists, the product has been delivered, the arrangement does not involve significant customization of the software, the license fee is fixed and determinable and collection of the fee is probable. Service revenue includes revenues from maintenance contracts, implementation, customization and hosting services. Revenue from maintenance contracts is recognized ratably over the term of the contract. Revenue from implementation, customization and hosting services is recognized as the services are provided. Revenue under arrangements where multiple products or services are sold together is allocated to each element based on its relative fair value.

    Our cost of license revenue includes royalties due to a third party for technology integrated into some of our products, the cost of product documentation, the cost of the media used to deliver our products and shipping costs. Cost of service revenue consists primarily of personnel-related expenses, travel costs, equipment costs and overhead associated with delivering professional services to our customers.

    Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category, some expenditures, such as compensation, employee benefits, recruiting costs, equipment costs, travel and entertainment costs, facilities costs and third-party professional services fees, occur in each of these categories.

    We allocate the total costs for information services and facilities to each functional area that uses the information services and facilities based on its relative headcount. These allocated costs include rent and other facility-related costs for the corporate office, communication charges and depreciation expense for furniture and equipment.

    In connection with the granting of stock options to our employees, we recorded deferred stock-based compensation totaling approximately $17.8 million through June 30, 1999. This amount represents the total difference between the exercise prices of stock options and the deemed fair value of the underlying common stock for accounting purposes on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options, consistent with the method described in Financial Accounting Standards Board, or FASB, Interpretation No. 28. We recorded $1.3 million of stock-based compensation amortization expense during the year ended December 31, 1998, and approximately $3.1 million of stock-based compensation amortization expense during the six months ended June 30, 1999. As of June 30, 1999, we had a total of $13.4 million of deferred stock-based compensation that had not been amortized. We expect to record additional deferred stock-based compensation of at least $6.0 million for stock option grants made during the three months ended September 30, 1999. The amortization of the remaining deferred stock-based compensation will result in additional charges to operations through July 2003. The amortization of deferred stock-based compensation is classified as a separate component of operating expenses in our consolidated statement of operations.

    Although revenues have increased consistently from quarter to quarter, since the beginning of 1997 we have incurred substantial costs to develop our products and to recruit, train and compensate personnel for our engineering, sales, marketing, client services and administration departments. As a result, we have incurred substantial losses since inception and, for the six months ended June 30, 1999, incurred a net loss of $9.9 million. As of June 30, 1999, had an accumulated deficit of $18.6 million. We believe our future success is contingent upon providing superior customer service, increasing our customer base and developing our products. We intend to invest heavily in sales, marketing, research and development, client services and infrastructure to support these activities. We therefore expect to continue to incur substantial operating losses for the foreseeable future.

    We had 98 full-time employees as of June 30, 1999 and intend to hire a significant number of employees in the future. From July 1, 1999 to August 13, 1999 we added 38 new employees, and 31 new employees joined us as a result of the Connectify Merger. This expansion places significant demands on our management and operational resources. To manage this rapid growth, we must invest in and implement scaleable operational systems, procedures and controls. We expect future expansion to continue to challenge our ability to hire, train, manage and retain employees.

    We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced significant revenue growth recently, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future.

                             Results of Operations

    The following table presents selected financial data for the periods indicated as a percentage of total revenues. Data for the year ended December 31, 1997 are not presented because we had no revenues during that period.

                                                                Six Months
                                                   Year Ended      Ended
                                                  December 31,   June 30,
                                                  ------------ ---------------
                                                      1998      1998     1999
                                                  ------------ ------   ------
Revenues:
  License........................................      87.5 %    93.8 %   78.1 %
  Service........................................      12.5       6.2     21.9
                                                     ------    ------   ------
    Total revenues...............................     100.0     100.0    100.0
Cost of revenues:
  License........................................       2.6       2.4      2.0
  Service........................................      25.3       8.7     31.9
                                                     ------    ------   ------
    Total cost of revenues.......................      27.9      11.1     33.9
                                                     ------    ------   ------
Gross profit.....................................      72.1      88.9     66.1
Operating expenses:
  Sales and marketing............................     192.2     216.6    138.5
  Research and development.......................     138.4     134.8     92.8
  General and administrative.....................      49.0      47.9     27.6
  Amortization of stock-based compensation.......      61.6      65.5     85.6
                                                     ------    ------   ------
    Total operating expenses.....................     441.2     464.8    344.5
                                                     ------    ------   ------
Operating loss...................................    (369.1)   (375.9)  (278.4)
Other income, net................................       9.1       6.3      3.0
                                                     ------    ------   ------
    Net loss.....................................    (360.0)%  (369.6)% (275.4)%
                                                     ======    ======   ======

                    Six Months Ended June 30, 1998 and 1999

Revenues

    Total revenues increased from $656,000 for the six months ended June 30, 1998 to $3.6 million for the six months ended June 30, 1999. License revenue increased from $615,000 for the six months ended June 30, 1998 to $2.8 million for the six months ended June 30, 1999. This increase in license revenue was due primarily to increased market acceptance of our products, expansion of our product line and increased sales generated by our expanded sales force. Total headcount in our sales department increased from five people at June 30, 1998 to 29 people at June 30, 1999. License revenue represented 93.8% of total revenues for the six months ended June 30, 1998 and 78.1% of total revenues for the six months ended June 30, 1999.

    Service revenue increased from $41,000 for the six months ended June 30, 1998 to, $783,000 for the six months ended June 30, 1999. This increase in service revenue was due primarily to the increased licensing activity described above, resulting in increased revenue from customer implementations, customization projects and maintenance contracts and hosted service. Service revenue represented 6.2% of total revenues for the six months ended June 30, 1998 and 21.9% of total revenues for the six months ended June 30, 1999.

    During the six months ended June 30, 1998, two customers each accounted for more than 10% of total revenues. During the six months ended June 30, 1999, no customer accounted for more than

10% of total revenues. Revenue from international sales for the six months ended June 30, 1998 and 1999 were less than 10% of total revenues.

Cost of Revenues

    Cost of license revenue includes third party software royalties, product packaging, documentation and production. Cost of license revenue increased from $16,000 for the six months ended June 30, 1998 to $72,000 for the six months ended June 30, 1999. As a percentage of license revenue, cost of license revenue was 2.6% for the six months ended June 30, 1998 and 1999. The increase in the cost of license revenue was due primarily to royalties, product documentation costs and delivery costs for shipments to customers. We anticipate that the cost of license revenue will increase in absolute dollars as we license additional technologies, although cost of license revenue will vary as a percentage of license revenue from period to period.

    Cost of service revenue consists primarily of personnel, facilities and system costs incurred in providing customer support. Cost of service revenue increased from $57,000 for the six months ended June 30, 1998 to $1.1 million for the six months ended June 30, 1999. The growth in cost of service revenue was attributable primarily to an increase in personnel dedicated to support our growing number of customers and related facility expenses and in system costs. Cost of service revenue as a percent of service revenue was 139% for the six months ended June 30, 1998 and 146% for the six months ended June 30, 1999. We anticipate that cost of service revenue will increase in absolute dollars.

Operating Expenses

    Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows, and marketing collateral materials. Sales and marketing expenses increased from $1.4 million for the six months ended June 30, 1998 to $5.0 million for the six months ended June 30, 1999. This increase was attributable primarily to the addition of sales and marketing personnel, an increase in sales commissions associated with increased revenues and higher marketing costs due to expanded promotional activities. As a percentage of total revenues, sales and marketing expenses were 217% for the six months ended June 30, 1998 and 139% for the six months ended June 30, 1999. This decrease in sales and marketing expense as a percent of total revenues was due primarily to the increase in total revenues over the period. We expect to continue to increase our marketing and promotional efforts and hire additional sales personnel. We further expect our sales and marketing expenses to increase due to the Connectify merger. Accordingly, we anticipate that sales and marketing expenses will increase in absolute dollars, but will vary as a percentage of total revenues from period to period.

    Research and Development. Research and development expenses consist primarily of compensation and related costs for research and development employees and contractors and enhancement of existing products and quality assurance activities. Research and development expenses increased from $884,000 for the six months ended June 30, 1998 to $3.3 million for the six months ended June 30, 1999. This increase was attributable primarily to the addition of personnel associated with product development and related benefits, consulting and recruiting costs. As a percentage of total revenues, research and development expenses were 135% for the six months ended June 30, 1998 and 93.0% for the six months ended June 30, 1999. This decrease in research and development expense as a percent of total revenues was due primarily to the increase in total revenues over the period. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in absolute dollars, but will vary as a percentage of total revenues from period to period. We further expect our research and development expenses to increase due to the Connectify merger.

    General and Administrative. General and administrative expenses consist primarily of compensation and related costs for administrative personnel, legal, accounting and other general corporate expenses. General and administrative expenses increased from $314,000 for the six months ended June 30, 1998 to $986,000 for the six months ended June 30, 1999, due primarily to increased personnel, consultants and facilities expenses necessary to support our growth. As a percentage of total revenues, general and administrative expenses were 47.9% for the six months ended June 30, 1998 and 27.6% for the six months ended June 30, 1999. This decrease in general and administrative expenses as a percent of total revenues was due primarily to the increase in total revenues over the period. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company. We further expect our general and administrative expenses to increase due to the Connectify merger. However, we expect that these expenses will vary as a percentage of total revenues from period to period.

Other Income, Net

    Other income, net consists primarily of interest earned on cash and short-term investments, offset by interest expense related to a note payable and loss from disposition of assets. Other income, net was $41,000 for the six months ended June 30, 1998 and $107,000 for the six months ended June 30, 1999. The increase in other income, net was due primarily to increased interest income earned on higher cash balances offset by a loss from disposition of assets and interest expense.

Net Loss

    Our net loss increased from $2.4 million for the six months ended June 30, 1998 to $9.9 million for the comparable period in 1999. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. Although our revenue has grown in recent quarters, we cannot be certain that we can sustain this growth or that we will generate sufficient revenue for profitability.

                     Years Ended December 31, 1997 and 1998

Revenues

    We began recognizing revenues in February 1998. Total revenues in 1998 were $2.0 million. License revenue was $1.8 million in 1998. License revenue resulted from introduction of our product line and market acceptance of our products. License revenue represented 87.5% of total revenues for 1998.

    Service revenue was $256,000 in 1998. Service revenue during 1998 consisted of revenue from customer implementations, customization projects and maintenance contracts. Service revenue represented 12.5% of total revenues for 1998.

Cost of Revenues

    Cost of license revenue was $54,000 in 1998. As a percentage of license revenue, cost of license revenue was 3.0% in 1998. Cost of license revenue consisted of royalties paid to a third party, product documentation costs and delivery costs for shipments to customers.

    Cost of service revenue was $519,000 in 1998. As a percent of service revenue, cost of service revenue was 203% in 1998. Cost of service revenue consisted primarily of costs associated with building our customer service organization.

Operating Expenses

    Sales and Marketing. Sales and marketing expenses were $366,000 for 1997 and $3.9 million for 1998. The increase was due primarily to the addition of sales and marketing personnel, increased sales commissions related to increased total revenues and, to a lesser extent, increased marketing costs. As a percentage of total revenues, sales and marketing expenses were 192% for 1998.

    Research and Development. Research and development expenses were $699,000 for 1997 and $2.8 million for 1998. The increase was attributable primarily to the addition of personnel associated with product development. As a percentage of total revenues, research and development expenses were 138% for 1998.

    General and Administrative. General and administrative expenses were $257,000 for 1997 and $1.0 million for 1998. The increase was due primarily to the addition of management and financial personnel necessary to support our growth. As a percentage of total revenues, general and administrative expenses were 49.0% for 1998.

Other Income, Net

    Other income, net was $52,000 for 1997 and $186,000 for 1998. The increase was due primarily to an increase in interest income earned on higher balances of cash and short-term investments due primarily to our Series C preferred stock financing in September 1998.

Net Loss

    Our net loss increased from $1.4 million in 1997 to $7.4 million in 1998.

                           Provision for Income Taxes

    We have incurred operating losses for all periods from inception through June 30, 1999, and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is not currently likely.

    As of December 31, 1998, we had net operating loss carryforwards for federal and state tax purposes of approximately $6.6 million. These federal and state loss carryforwards are available to reduce future taxable income. The federal loss carryforwards expire at various dates into the year 2018. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

                  Supplemental Quarterly Results of Operations

    The following tables set forth a summary of our unaudited supplemental quarterly operating results for each of the six quarters in the period ended June 30, 1999. The information has been derived from our supplemental consolidated unaudited financial statements that, in management's opinion, have been prepared on a basis consistent with the audited supplemental consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                              Quarter Ended
                          ---------------------------------------------------------------
                          Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,
                            1998       1998       1998       1998       1999       1999
                          --------   --------   ---------  --------   --------   --------
                                              (In thousands)
Supplemental
 Consolidated Statement
 of
 Operations Data:
Revenues:
 License................  $   161    $   454     $   478   $   699    $ 1,165      1,630
 Service................       16         25          97       119        258        525
                          -------    -------     -------   -------    -------    -------
 Total revenues.........      177        479         575       818      1,423      2,155
                          -------    -------     -------   -------    -------    -------
Cost of revenues:
 License................        4         12          17        21         34         38
 Service................       26         31         189       273        402        739
                          -------    -------     -------   -------    -------    -------
 Total cost of
  revenues..............       30         43         206       294        436        777
                          -------    -------     -------   -------    -------    -------
Gross profit............      147        436         369       524        987      1,378
                          -------    -------     -------   -------    -------    -------
Operating expenses:
 Sales and marketing....      498        923       1,159     1,358      1,707      3,250
 Research and
  development...........      403        481         774     1,177      1,435      1,885
 General and
  administrative........      104        210         308       382        435        551
 Amortization of
  deferred stock-based
  compensation..........      184        246         352       481        435      2,628
                          -------    -------     -------   -------    -------    -------
 Total operating
  expenses..............    1,189      1,860       2,593     3,398      4,012      8,314
                          -------    -------     -------   -------    -------    -------
Operating loss..........   (1,042)    (1,424)     (2,224)   (2,874)    (3,025)    (6,936)
Other income, net.......       30         11          38       109        139        (32)
                          -------    -------     -------   -------    -------    -------
Net loss................  $(1,012)   $(1,413)    $(2,186)  $(2,765)   $(2,886)   $(6,968)
                          =======    =======     =======   =======    =======    =======
As a Percentage of Total
 Revenues:
Revenues:
 License................     91.0%      94.8%       83.1%     85.5%      81.9%      75.6%
 Service................      9.0        5.2        16.9      14.5       18.1       24.4
                          -------    -------     -------   -------    -------    -------
 Total revenues.........    100.0      100.0       100.0     100.0      100.0      100.0
                          -------    -------     -------   -------    -------    -------
Cost of revenues:
 License................      2.3        2.5         3.0       2.6        2.4        1.8
 Service................     14.7        6.7        32.9      33.4       28.3       34.3
                          -------    -------     -------   -------    -------    -------
 Total cost of
  revenues..............     17.0        9.2        35.9      36.0       30.7       36.1
                          -------    -------     -------   -------    -------    -------
Gross profit............     83.0       90.8        64.1      64.0       69.3       63.9
                          -------    -------     -------   -------    -------    -------
Operating expenses:
 Sales and marketing....    281.4      192.7       201.6     166.0      120.0      150.9
 Research and
  development...........    227.7      100.4       134.6     143.9      100.8       87.5
 General and
  administrative........     58.8       43.6        53.6      46.7       30.6       25.6
 Amortization of
  deferred stock-based
  compensation..........    104.0       51.4        61.2      58.8       30.6      122.0
                          -------    -------     -------   -------    -------    -------
 Total operating
  expenses..............    671.9      388.1       451.0     451.4      282.0      386.0
                          -------    -------     -------   -------    -------    -------
Operating loss..........   (588.7)    (297.3)     (386.9)   (351.4)    (212.7)    (322.1)
Other income, net.......     16.9        2.1         6.6      13.3        9.8       (1.4)
                          -------    -------     -------   -------    -------    -------
Net loss................   (571.8)%   (295.2)%    (380.3)%  (338.1)%   (202.9)%   (323.5)%
                          =======    =======     =======   =======    =======    =======

    The amount and timing of our operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Our revenues and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance.

                        Liquidity and Capital Resources

    Since inception, we have financed our operations primarily from private sales of convertible preferred stock totaling $26.6 million and, to a lesser extent, from bank borrowings and lease financing.

    Our operating activities used $1.1 million during 1997, $5.7 million during 1998 and $5.0 million during the six months ended June 30, 1999. This negative operating cash flow resulted principally from our net losses experienced during these periods as we invested in the development of our products, expanded our sales force and expanded our infrastructure to support our growth.

    Our investing activities, consisting of purchases of computer equipment, furniture, fixtures and leasehold improvements to support our growing number of employees and net purchases of short-term investments, used $498,000 during 1997, $937,000 during 1998 and $3.4 million during the six months ended June 30, 1999.

    Our financing activities generated $4.9 million in cash during 1997 and $16.3 million in cash during 1998 and $1.3 million during the six months ended June 30, 1999. Of these financing activities, the issuance of convertible preferred stock and common stock generated net proceeds of $4.6 million during 1997 and $15.4 million during 1998. We had proceeds from bank borrowings of $720,000 in 1998 and $1.7 million during the six months ended June 30, 1999.

    At June 30, 1999, we had cash and cash equivalents aggregating $5.8 million and short-term investments totaling $2.2 million. Our short-term investments secure two letters of credit issued in connection with the lease of our corporate offices. We have two lines of credit totaling $4.0 million, which are secured by all of our assets, bear interest at the bank's prime rate (7.75% as of June 30, 1999), and expire on March 2, 2000 and June 30, 2000. Our total bank debt was $1.9 million at June 30, 1999.

    Our capital requirements depend on numerous factors. We expect to devote substantial resources to continue our research and development efforts, expand our sales, support, marketing and product development organizations, establish additional facilities worldwide and build the infrastructure necessary to support our growth. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. We believe that the proceeds of this offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for the next 18 months. Thereafter, we may need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities; to develop new or enhance existing services or products; to respond to competitive pressures; or to acquire or invest in complementary businesses, technologies, services or products. In addition, in order to meet our long-term liquidity needs, we may need to raise additional funds or seek other financing arrangements. Additional funding may not be available on favorable terms or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, we may issue additional securities or need additional equity or debt financing and any financing may be dilutive to existing investors.

                              Year 2000 Compliance

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    In the fourth quarter of 1998 we initiated a Year 2000 compliance program. The program is being directed by our quality assurance group. Our quality assurance group is charged with identifying issues of potential risk within each department and making the appropriate evaluation, modification, upgrade or replacement. Members of our quality assurance group have worked with members of each of our principal internal divisions in the course of assessing our Year 2000 compliance.

Scope of Year 2000 Assessment

    The scope of our Year 2000 compliance program includes testing the Kana platform and the IT and non-IT systems used at our office in Palo Alto, California. Our other sales offices use the same third-party hardware and software systems as those in our Palo Alto office. Accordingly, our quality assurance group determined that it would not conduct an independent review of those systems. The operational areas under investigation include:

  . products;

  . software applications;

  . facilities;

  . suppliers and vendors; and

  . computer systems.

    We do not currently have any information concerning the Year 2000 compliance status of our customers. If our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures, especially technology expenditures that were budgeted for our products, to address Year 2000 compliance problems, our business could suffer.

Budget and Schedule

    We have funded our Year 2000 plan from available cash and have not separately accounted for these expenses in the past. To date, expenditures for Year 2000 compliance have totaled less than $20,000. Because our products were designed to be Year 2000 compliant, most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. We expect to incur no more than an additional $10,000 to verify that our IT and non-IT systems are capable of properly distinguishing between 20th century and 21st century dates. However, we may experience unanticipated, material problems and expenses associated with Year 2000 compliance that could harm our business. Finally, we are also subject to external forces that might generally affect industry and commerce, such as Year 2000 compliance failures by utility or transportation companies and related service interruptions.

    We have completed the evaluation of our products and our third-party software systems. We are in the process of obtaining Year 2000 assurances from our principal third-party hardware vendors and service providers, and installing Year 2000 "patch kits", where appropriate. We anticipate substantially concluding these activities within one month.

Products

    We have completed testing of the products we have shipped to date. Our testing has determined that these products are capable of properly distinguishing between 20th and 21st century dates, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with these products are also capable of properly distinguishing between 20th and 21st century dates.

Third-party Hardware and Software Systems and Services

    We are in the process of evaluating all of the material third-party systems and software we use in our business. We have received written statements of Year 2000 compliance from substantially all of the providers of hardware used in our business. We have identified approximately 20 different software vendors that provide software products in our business. To date, we have not received compliance statements from the provider of our accounting software, but we anticipate a Year 2000 upgrade to be received in the near future. If any of the compliance statements we have received from our third-party software or hardware providers are false, our internal systems and our ability to ship our product would by materially harmed.

    We are in the process of obtaining written compliance statements as to Year 2000 compliance from our hosting service provider and our other third-party service providers, including our Internet service providers, cellular telephone providers and all of our utilities. We expect to receive compliance statements from such entities without additional expenditures by us.

Contingency Plan

    We expect our compliance program to be substantially completed by September 1999. If we encounter delays or are unable to meet this schedule, we will engage in testing and re-testing of non-compliant areas and develop a back up plan, which we would expect to complete by October 1999.

    We may discover Year 2000 compliance problems in our systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our products and services may need to be revised or replaced, all of which could be time-consuming and expensive and result in the following, any of which could adversely affect our business:

  . delay or loss of revenue;

  . cancellation of customer contracts;

  . diversion of development resources;

  . damage to our reputation;

  . increased service and warranty costs; and

  . litigation costs.

    Our failure to fix or replace our third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions.

                      Recently Issued Accounting Standards

    The FASB issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activity. SFAS No. 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations. We will adopt SFAS No. 133 effective January 1, 2000.

    The American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions. SOP No. 98-9 amends SOP No. 97-2 to require an entity to recognize revenue for multiple element arrangements by means of the "residual method" when:

  . there is vendor-specific evidence of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting;

  . vendor specific evidence of fair value does not exist for one or more of the delivered elements; and

  . all revenue recognition criteria of SOP No. 97-2, other than the requirement for vendor-specific evidence of the fair value of each delivered element, are satisfied.

    SOP No. 98-9 will be effective for our year beginning January 1, 2000. We do not expect any material effect from the adoption of SOP No. 98-9.

           Qualitative and Quantitative Disclosures About Market Risk

    We develop products in the United States and sell these products in North America, Europe, Asia and Australia. Generally, our sales are made in local currency. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We do not currently use derivative instruments to hedge our foreign exchange risk. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure.

                                   BUSINESS

    Kana develops, markets and supports customer communication software products and services for e-Businesses. We define e-Businesses as companies that leverage the reach and efficiency of the Internet to enhance their competitive market position, from Internet start-ups to the largest 2,000 companies in the world, commonly known as the "Global 2000". Our products and services allow these companies to manage high volumes of inbound and outbound e-mail and Website-based communications, while facilitating the delivery of specific and personalized information to each customer. By using our software products and services, e-Businesses can, among other things:

  . compile customer and communication history;

  . profile and send targeted communications to potential and existing customers;

  . generate automated confirmations, notifications and receipts related to e-commerce transactions;

  . respond to online service and support inquiries; and

  . trigger follow-on actions within the e-Business.

    As a result, we enable e-Businesses to enhance customer relationships, generate additional revenue opportunities and reduce the cost of online communications.

    Our software, which consists of applications built upon our technology platform, is designed with a Web-based architecture. By Web-based, we mean that our software design is based on the unique characteristics of the Internet and uses industry standards, such as the Java programming language, and Extensible Mark-up Language (XML). This Web-based architecture allows our products to facilitate scaleability and the integration of our platform with other e-Business and legacy systems. By integrating with databases and other enterprise systems, our technology platform functions as the online communications infrastructure for e-Businesses.

    We offer our products on both a license and a hosted basis. We also offer implementation, customization and maintenance services to support our customers. Kana Online, our hosted application service, allows e-Businesses to rapidly and efficiently deploy an online customer communication system while minimizing their up-front investment in hardware, software and services.

    We recently acquired Connectify, Inc., a provider of electronic direct marketing software for e-Businesses. Connectify's software enables e-Businesses to profile and target potential and existing customers and then deliver and track personalized e-mails to these individuals. By using electronic direct marketing software, e-Businesses can build customer loyalty, increase the probability of repeat transactions and reduce customer attrition.

    Our objective is to become the leading provider of online customer communication software products and services for e-Businesses. To achieve our objective, we intend to expand our products to enter new markets, increase our global distribution capabilities and alliances, leverage our hosted application service and continue to emphasize customer advocacy and satisfaction.

    Our customers range from Global 2000 companies pursuing an e-Business strategy to rapidly growing Internet companies. As of June 30, 1999, more than 100 customers had ordered more than $45,000 of our products and services, including:

      . eBay Inc.                       . Chase Manhattan Bank
      . eToys Inc.                      . Ford Motor Company
      . priceline.com                   . Northwest Airlines

    No customer accounted for 10% or more of our total revenues in 1998 or the first half of 1999.

                              Industry Background

    With the widespread adoption of the Internet, new businesses can enter and disrupt established markets virtually overnight. In this environment, most companies' customers have a variety of purchasing options and are only a click away from the competition. As a result, businesses need to be closer and more responsive to their customers than ever before. Whether a company is a Global 2000 enterprise, or a newly established Internet-based business, the ability to provide a high quality customer experience, and thus to establish long-term customer relationships and loyalty, is more important than ever. In fact, for many e-Businesses, superior customer service and the brand reputation that results are becoming key competitive advantages.

    Until recently, most customer communications took place in person, by telephone or by letter. In order to respond to these types of customer inquiries more effectively, many companies invested substantial resources in expensive call centers and traditional direct marketing initiatives. Call centers typically served a customer service function, employed costly technology and did not scale effectively. Traditional direct marketing is typically expensive and not effective in terms of conversion and response rates. With the advent of the Internet and the proliferation of e-mail, the manner in which businesses communicate with their customers has undergone a fundamental change: customers are now demanding that businesses be accessible and communicate online.

    Given the emerging shift to online customer interaction, traditional solutions are not addressing the fundamental changes required by e-Businesses. The Gartner Group estimates that companies will receive 25% of all customer inquiries via e-mail and Web-based forms by 2001, so the incorporation of these new online communications channels is critical to continued success. However, most companies remain unprepared to address the dramatic growth of e-mail and Web-based customer communications. A survey of 125 companies with content, consumer brands, travel, retail and financial services Web sites conducted by Jupiter Communications in late 1998 found that 42% of the surveyed companies' Web sites took longer than five days to reply to e-mail inquiries, never replied or were not accessible by e-mail.

    There can be negative consequences for an e-Business if it fails to manage online customer communications effectively. These consequences can include loss of customers, increased difficulty in acquiring new customers and a deterioration of competitive position. In addition, e-Businesses face higher operating and information technology costs without efficient and reliable management of online customer communications. Perhaps most significantly, e-Businesses may lose the opportunity to take advantage of new revenue-generating opportunities by failing to capitalize upon the wealth of information conveyed through online customer communications. While addressing these challenges, e-Businesses must also be able to deploy a customer communications solution across multiple departments, to integrate the solution with existing e-Business and legacy systems and databases and to scale the solution as volumes grow.

    We believe that in order for companies to compete effectively in today's rapidly changing e-Business environment, they must differentiate themselves by providing the highest quality customer experience. To accomplish this, e-Businesses require a software solution that:

  . enables personalized online customer interaction that is timely, relevant and specific to the needs of the customer;

  . reduces operating and information technology costs while integrating with existing e-Business and legacy systems and databases across multiple departments; and

  . broadens the opportunities for revenue generation through the extraction, analysis and management of the valuable information contained within online customer interactions.

                               The Kana Solution

    Our products and services enable e-Businesses to manage their online customer communications in order to generate additional revenue opportunities, enhance customer relationships, and reduce operating and information technology costs. Kana Online, our Web-based service, offers the Kana solution on a hosted basis.

    We believe our products and services provide the following business benefits:

    Increased Revenue Opportunities. Our software enables e-Businesses to track and manage online customer communications and integrate online customer information with relevant data contained within existing corporate databases and systems. By integrating and using information in this way, e-Businesses can identify and create additional revenue-generating opportunities. For example, e-Businesses can:

  . sell additional products and services, such as product upgrades, during the response process;

  . proactively market and sell existing products and services in a targeted, individualized fashion using outbound messaging campaigns; and

  . identify and develop new product and service offerings.

    Enhanced Customer Relationships. Kana's products and services enable e-Businesses to interact with their customers in a personalized and timely manner. The ability to collaborate seamlessly across the enterprise facilitates the generation of comprehensive, accurate responses. Our software provides e-Businesses with the ability to track and manage online customer communications and integrate the online customer information with relevant data contained within existing corporate databases and systems. e-Businesses can then analyze and report on this information and launch customized initiatives in response to the gathered information. We believe that the resulting improvements in the overall customer experience will enable e-Businesses to significantly enhance customer retention and loyalty.

    Reduced Operating and Information Technology Costs. Our products and services reduce the operating and information technology costs of e-Businesses by increasing the efficiency and effectiveness of online customer communications. For instance, an e-Business using our software will be able to handle significantly greater volumes of customer e-mails, thereby increasing efficiency and productivity, and reducing costs. Costs are further reduced as a result of migrating customer communications from expensive telephony-based environments to the more cost-effective channels of e-mail and the Web.

    Our products use a combination of automation, business process and artificial intelligence workflow and advanced messaging analysis technologies to allow e-Businesses to respond to customer messages rapidly and accurately, which can decrease the number of repeat inquiries received and increase the efficiency of users. Our open, scaleable Web-based architecture is designed to be integrated readily with e-Businesses' legacy systems, extending these systems' useful lives and allowing e-Businesses to avoid expensive upgrades. In addition, our hosted Web-based service, Kana Online, allows e-Businesses to utilize a customized Kana product while minimizing information technology infrastructure costs.

    In addition to these business benefits, our products and services differ from those of our competitors, and as a result of the following we believe they enable us to deliver superior value to e-Businesses:

    Advanced Architecture. Our software features a scaleable, Web-based architecture that incorporates industry standards.

  . Web-Based. Kana software is based upon a Web-based architecture that supports multiple hardware and software platforms and browser-based interfaces. Our software runs on multiple hardware platforms simultaneously in order to enhance scaleability. In addition, our software is readily deployable and performs in demanding operating environments.

  . Scaleable. Our architecture scales to accommodate large numbers of transactions and concurrent users. For example, by deploying our advanced message classification technologies, e-Businesses can more effectively categorize customer messages, automate responses and increase message volume. Our architecture also scales to accommodate new functionalities and applications that may be required by e-Businesses.

  . Open and Standards-Based. Our software supports open industry standards such as the Java programming language and Extensible Mark-up Language
    (XML), and integrates easily with:

     . existing enterprise software environments;

     . e-mail, telephony, billing and customer relationship management systems;

     . product and other databases; and

     . a broad range of other information systems.

     The ability to share data across these multiple applications provides e-Businesses with a powerful tool for capitalizing on their customer communications.

    Optimize Key Business Processes. Our software is designed to optimize workflow, information and communications associated with online customer communications. Our software can be configured to trigger not only a message response but also other actions within an organization. For example, our software can alert an e-Business' engineering department if the e-Business receives repeat inquiries about a software defect or the human resources department if a resume is attached to a communication.

    Enhanced Productivity and Queuing. Our software is designed to automate key functions of the online communications process while simultaneously providing high-quality customer communications. Users can customize the applications and access an integrated knowledge base of corporate information to handle increased message volume. Our software also provides one-click access to customer histories and all previous communications so that users can provide fully informed, accurate and personalized answers that are consistent across the organization. System administrators can set preferences, routing rules and user permissions and establish address books and message queues, all on a real-time basis.

    Comprehensive Data Analysis and Reporting. Our software includes an application that analyzes metrics ranging from system utilization to user performance and provides a broad range of packaged reports that enable management to maximize message volume and user productivity. It also enables e-Businesses to maximize the value of their customer communications by collecting, extracting and analyzing the large amounts of information contained within online customer communications. e-Businesses can use this information to enhance their customer relationships and capitalize on new opportunities by identifying trends, addressing problems and improving corporate decision-making. In addition, e-Businesses can use any data created or captured by Kana software to design custom reports and decision management tools.

    Advanced Message Classification. Our software enables e-Businesses to classify and respond to customer messages rapidly and accurately with the desired level of human intervention. We are developing advanced message classification technologies that significantly increase the efficiency of the message management process. e-Businesses experiencing a high volume of inbound messages can choose the level of automation appropriate for their needs, including routing a message to a particular queue or user for response, categorizing a message for a fully automated response or allowing the creation of a fully personalized response to the inquiry.

                               The Kana Strategy

    Our objective is to become the leading provider of mission-critical online customer communication software products and services for e-Businesses. The key elements of our strategy include:

    Extend Market Leadership Position. Our objective is to extend our position as a leader in the e-Business software market for managing online customer communications by leveraging our suite of software applications and establishing ourselves as the solution of choice. We intend to take advantage of our technological leadership, strategic customer base and distribution capabilities to extend our current position as a market leader. Moreover, we believe that, by broadening our platform and suite of applications, we can expand our market opportunities and solidify our position as a leading provider of comprehensive e-Business products and services.

    Expand Our Suite of Products to Enter New Markets. We intend to expand our suite of products to include additional e-commerce and content management applications in order to enter new markets. In developing these applications, we are working with our customers to identify the strategic and functional needs of e-Businesses that operate in the rapidly changing Internet environment. Our focus is to develop applications that address those needs and integrate them seamlessly with our existing platform to help e-Businesses establish broader and deeper customer relationships. We believe these applications will be integrated to merge e-commerce transactions with customer communications to create further revenue opportunities for us.

    Increase Distribution Capabilities. We intend to broaden and increase our distribution capabilities worldwide by combining the efforts of our direct sales force and our alliances with leading e-Business service and infrastructure providers. Our sales alliances are reseller arrangements or cooperative sales agreements with larger companies, such as MCI Worldcom, Inc. and Convergys Corporation. By expanding existing alliances and aggressively developing new ones, we can leverage others' sales, marketing and deployment capabilities to help establish Kana as a worldwide provider of e-Business products and services to manage online customer communications.

    Establish Technology Leadership with Open, Scaleable Web-based Architecture. Our objective is to establish the Kana architecture as the leading technology platform and market standard for e-Business products and services to manage online customer communications. To deliver the high performance required in the complex and rapidly changing e-Business environment, we have designed our products to be highly scaleable, easily customizable and readily able to integrate with existing enterprise applications and systems. Because our Web-based architecture is based on industry standards such as Java and Extensible Mark-up Language (XML), e-Businesses and third parties are able to develop and deploy new applications on top of the Kana platform. We intend to continue to develop and enhance our advanced architecture to efficiently handle the growing volume of online customer communications while providing increased functionality across e-Businesses.

    Leverage Hosted Web-Based Application Service. We offer Kana Online, our hosted Web-based application service, for e-Businesses that want to deploy an online customer communication system rapidly and efficiently while minimizing their up-front investment in hardware, software and services. Kana Online allows us to manage important customer data and monitor real-time, hands-on customer feedback on our software. We intend to continue developing this service because it allows us to target additional markets that are complementary to our software-based solution, provides us with recurring revenue streams and may, in the future, allow us to enter into new business opportunities. To date, revenues received from Kana Online have not been material. Although we intend to develop and support this service, as a result of many factors, including the relative success of sales of our products and our services, we cannot accurately predict when revenues from Kana Online will become material.

    Emphasize Customer Advocacy and Satisfaction. We believe that delivering complete customer satisfaction is vital to growing our business. Our emphasis on customer advocacy and satisfaction has provided us with a strong base of referenceable customers. This strategy provides many benefits, including potentially shortened sales cycles, incremental sales opportunities to our installed-base of customers and new and improved products resulting from customer feedback. We intend to remain focused on providing the highest level of satisfaction to our customers and to continue to design our solutions to address their online customer communications needs. In addition, we intend to continue to build our professional services group, which maintains customer relationships beyond the implementation phase and is responsible for providing a superior customer experience.

                             Products and Services

Kana Platform and Suite of Applications

    Our products are comprised of a software platform and a suite of customer communication applications. Together the platform and the applications create an advanced and scaleable online customer communication system for e-Businesses. The Kana platform consists of the Kana Core Technology and Kana Control. The suite of software applications consists of Kana Mail, Kana Direct, Kana Reports, Kana Link, Kana Classify and Kana Forms. License fees for our software are typically based on the number of users authorized to access our software at any given time, and is also dependent upon the specific application licensed.

                            [GRAPHIC APPEARS HERE]

The graphic is a three-dimensional diagram comprised of three horizontal layers. The first layer, labelled "Kana Application Components," is subdivided into seven equal sized cubes labelled from left to right with the following titles: "Kana Mail", "Kana Direct", "Kana Reports", "Kana Link", "Kana Classify", "Kana Forms" and "Third Party App". The second layer, labelled "Kana Technology Platform", lies directly under the "Kana Application Components" layer and is subdivided into two sections, labelled from left to right "Kana Core Technology" and "Kana Control". The third layer, labelled "Corporate Information Technology Infrastructure", is an undivided layer positioned directly beneath the layer "Kana Technology Platform".

    Kana Core Technology. The Kana Core Technology has a number of capabilities, including queue management, collaboration, personalization, automation, message transport and performance management. The Kana Core Technology is developed using an open, scaleable, Web-based architecture and serves as the foundation for the suite of Kana applications.

    Kana Control. Kana Control is the business process and content administration system for our software products. Kana Control enables e-Businesses to quickly and easily configure and change system content, automation rules and workflow, user permissions and system parameters. Managers can make changes in real time to redistribute workload and modify system content to meet changing business conditions. Managers can also use Kana Control to monitor and modify different activities associated with each Kana application.

    Kana Mail. Kana Mail is our e-mail and Web communications management application that assists e-Businesses in responding to large numbers of inbound customer communications. Kana Mail provides rule-based automation, intelligent workflow, message queuing, specialized user tools and a centralized knowledge base of issues and responses. Kana Mail supports two high performance user interfaces: Kana Windows Client and Kana Web Client. Kana Windows Client runs locally on the Windows operating system, while Kana Web Client runs through a standard Internet browser. Kana Web Client is particularly useful to remote and part-time users, managers and organizations standardizing on Web-based applications.

    Kana Direct. Kana Direct is our outbound e-mail application. Kana Direct enables e-Businesses to use the information obtained through Kana Mail and other systems to send targeted e-mail to their customers. Using Kana Direct, administrators can take advantage of the e-mail communication channel to strengthen customer relationships, improve loyalty and generate revenue. Since Kana Direct integrates seamlessly with Kana Mail, customer responses to Kana Direct mailings are automatically processed for maximum efficiency.

    Kana Reports. Kana Reports is our reporting application that enables e-Businesses to maximize the value of their online customer communications by collecting, extracting and analyzing the large amounts of information contained within online customer communications. e-Businesses can use this information to enhance their customer relationships and capitalize on new opportunities by identifying trends, addressing problems and improving corporate decision-making. Kana Reports also provides a broad set of performance metrics that enable managers to optimize the performance of their departments. In addition, e-Businesses can use any data created or captured by our products and services to design custom reports and decision management tools.

    Kana Link. Kana Link is the part of our software platform that allows e-Businesses to integrate the Kana platform with their other enterprise applications such as telephony, customer relationship management systems and e-commerce infrastructures. This integration allows these applications to exchange information so that e-Businesses may offer their customers efficient and consistent communication.

    Kana Classify. Kana Classify is our advanced message classification technology that drives automated actions. Kana Classify categorizes customer messages and can automatically respond to customers, suggest responses for user review or route messages to skill-based queues. Kana Classify is currently in pre-release testing and is scheduled to be released later in 1999.

    Kana Forms. Kana Forms is designed to enable e-Businesses to manage their Web-based customer communications effectively by tracking and storing specific information collected from their customers via Web forms. By securing highly targeted information, Kana Forms is designed to enable e-Businesses to respond to customer communication with greater accuracy and efficiency using simplified automation rules, precise content searches, highly personalized responses and targeted reporting. Kana Forms is currently in pre-release testing and is scheduled to be released later in 1999.

Kana Online

    Kana Online is a Web-based application service that offers the Kana software on a hosted basis. Kana Online provides e-Businesses with access to a customized version of our software without the need to purchase, install or maintain their own server or database infrastructure. With Kana Online, Kana hosts the back-end infrastructure and the customer accesses Kana's powerful functionality by deploying the core applications of the Kana solution.

    The hardware and core technology supporting Kana Online is pre-installed and managed at Exodus Communications, Inc., a leading provider of Internet server hosting and management solutions. We believe that Exodus is equipped to provide the security, reliability and performance required for hosting our solution through its nationwide network operating centers and high-speed wide area network backbone.

    Kana Online offers several key benefits to e-Businesses:

  . Low Initial Investment. e-Businesses gain the benefits of the core components of the Kana software with limited hardware and software infrastructure costs.

  . Low Cost of Ownership. Because we host the back-end infrastructure for Kana Online, e-Businesses keep IT administration and overhead costs low while achieving the benefits of the Kana software.

  . Rapid Deployment. Since e-Businesses run the Kana software locally, they are not responsible for purchasing and configuring the appropriate hardware and the system can often be set up in a matter of days. A Kana Online representative works with the e-Business to ensure that the system is configured to meet its specific needs.

    In addition, because Kana Online requires a low initial investment, has a low cost of ownership and is rapidly deployable, it can provide an easy migration path to our software-based solution. We license Kana Online based on a fixed fee for installation, configuration and training, and a variable fee based on actual customer usage.

Professional Services

    Our professional services group consists of client services, technical services and solution services.

    Client Services. Our client services group implements the Kana solution, trains end users and promotes customer independence. We tailor our implementation services to the varying needs of our customers depending upon the complexity of their environments. Following implementation, our client services group is responsible for ongoing account management and customer satisfaction.

    Technical Services. Our technical services group provides "front line" maintenance and technical support for our customers. This support includes software and documentation updates, telephone and Web-based support, product maintenance and emergency response. Most of our customers currently have maintenance agreements that entitle them to these technical services. The annual fee for technical services is typically 20% of the current software license fee.

    Solution Services. Our solution services group develops custom solutions and undertakes integration projects for e-Businesses using the Kana platform. We typically bill solution services on a time and materials basis.

                                   Technology

    Our software incorporates industry standards, such as Java and Extensible Mark-up Language (XML), in order to facilitate customization and to enable efficient development cycles. The Kana software offers both Web- and Windows-based interfaces.

Open, Standards-Based Architecture

    The architecture of the Kana software is "open" because it relies upon industry standards that facilitate integration with customers' e-Business and legacy databases and systems and the development of applications on the Kana platform. These industry standards include:

  . Java;

  . JDBC (Java DataBase Connectivity);

  . XML (Extensible Mark-up Language);

  . standard relational databases from Oracle and Microsoft; and

  . Microsoft ASP (Active Server Pages).

    The use of industry standards also permits the Kana platform to be readily customized to users' preferences.

Scaleable Web-Based Architecture

    Our software relies on a scaleable Web-based architecture. This architecture separates the different system components into logical layers, supports multiple hardware and software platforms, supports browser-based interfaces and enables the system to run on multiple hardware platforms simultaneously in order to enhance scaleability. The tiers are the presentation, user interface, workflow, business object and data layers.

Web- and Windows-Based Interfaces

    Our software affords flexibility by providing both Web- and Windows-based user interfaces. e-Businesses may use a Web interface that is based on the cross-platform, hypertext mark-up language (HTML) and the JavaScript programming language. We believe that our Web-based interface facilitates rapid deployment for users and administrators. e-Businesses may also use a 32-bit Windows desktop version of the Kana solution. The use of a Windows-based interface accelerates message volume for e-Businesses with particularly demanding speed and responsiveness requirements.

Advanced Message Classification Technologies

    We have focused our research and development of advanced message classification technologies on Bayesian Network technology. Bayesian Network technology is a classification technology approach that combines machine learning with human expertise to infer conclusions about new data. Using machine learning, the system automatically builds a classification model from existing customer messages, thereby reducing the cost and time of installation and maintenance and allowing the system to improve as new issues arise. With human expertise, the system enables managers to add their knowledge selectively to the system in order to improve accuracy and adjust the model to anticipate new issues or react to them in real time. Bayesian Network technology underlies Kana Classify, which categorizes customer messages and drives system automation.

Ease of Platform Upgrade

    Our software may be readily upgraded to new versions of the Kana system. New versions of the software, when installed, are designed to recognize the historical data and configurations from the previous version of the system and automatically convert them to the new data format. This enables an e-Business to upgrade our software without any programming or advanced technical capability.

                              Sales and Marketing

Sales

    Our sales strategy is to pursue targeted accounts through a combination of our direct sales force and our strategic alliances. To date, we have targeted our sales efforts at the e-Business divisions of Global 2000 companies and at rapidly growing Internet companies. We maintain direct sales personnel domestically in California, Connecticut, Georgia, Illinois, Maryland, Massachusetts, Michigan, New York, Texas and Virginia, and internationally in the United Kingdom. The direct sales force is organized into regional teams, which include both sales representatives and systems engineers. Our sales force in the United Kingdom consisted of five employees at June 30, 1999, and handles all European sales. Sales managers currently based in the United States handle non-European international sales and report to our Vice President of International Sales. Our direct sales force is complemented by telemarketing representatives based at our headquarters in Palo Alto, California.

    We complement our direct sales force with a series of reseller and sales alliances, such as those with MCI WorldCom, Inc. and Convergys Corporation. Through these alliances we are able to leverage additional sales, marketing and deployment capabilities. In the future, we intend to expand our distribution capabilities by increasing the size of our direct sales force, establishing additional sales offices both domestically and internationally and broadening our alliance activities. As of June 30, 1999, 27 of our employees were engaged in sales activities. See "--Strategic Relationships".

Marketing

    Our marketing programs are targeted at e-Businesses and are currently focused on educating our target market, generating new sales opportunities and creating awareness for our e-Business customer communications software. We conduct marketing programs worldwide to educate our target market. In addition, we engage in a variety of marketing activities, including:

  . conducting seminars;

  . participating in industry and technology-related conferences and trade shows;

  . establishing and maintaining close relationships with recognized industry analysts;

  . conducting direct mailings and ongoing public relations campaigns;

  . managing and maintaining our Web site;

  . conducting market research; and

  . creating and placing advertisements.

    Our marketing organization also serves an integral role in acquiring, organizing and prioritizing industry and customer feedback in order to help provide product direction to our development organizations. We have a detailed product management process that surveys customer and market needs to predict and prioritize future customer requirements. We also focus on developing a range of joint marketing strategies and programs in order to leverage their existing strategic relationships and resources. These alliances provide collaborative resources to help extend the reach of our presence in the marketplace. We intend to continue to pursue these alliances in the future. As of June 30, 1999, eight of our employees were engaged in marketing activities.

                            Strategic Relationships

    Kana has three types of strategic relationships: service relationships, marketing relationships and reseller and strategic sales relationships, that are designed to leverage our services, software development and sales capabilities. These relationships are formal or informal agreements with third parties, and they are typically not exclusive and for a short term. However, we view these relationships as critical to our success in providing enterprise-wide e-Business communication software products and services.

    Service Relationships. We collaborate with systems integrators such as Anderson Consulting and Scient Corporation. These collaborations occur on a project by project basis, and no formal agreements or commitments exist regarding our relationships with these systems integrators. These systems integrators are highly trained in our software, and on a project by project basis provide integration and implementation services.

    Marketing Relationships. We have established a series of relationships with marketing partners across a variety of industries, including providers of customer relationship management software, sales force automation software, telephony systems and IT hardware, that allow us to provide a comprehensive solution to e-Businesses. Our marketing relationships are typically contained in a written agreement, but these agreements generally may be terminated at any time by either party and do not contain penalties for nonperformance.

    Reseller and Strategic Sales Relationships. We complement our direct sales force with a series of reseller and strategic sales relationships in targeted industries such as telecommunications. Our agreements with these companies are typically in the form of value-added reseller agreements.

    In the future, we intend to establish additional strategic relationships to broaden our product offerings by addressing multiple channels of online communications and enhancing our distribution channels.

    Many of the companies with which we have struck relationships also work with competing software companies, and our success will depend on their willingness and ability to devote sufficient resources and efforts to our products and services. Our arrangements with these parties typically are in the form of non-exclusive agreements that may be terminated by either party without cause or penalty and with limited notice. Therefore, we can provide no guarantee that any of these parties will continue their relationship with us.

                                   Customers

    Our customers range from Global 2000 companies pursuing an e-Business strategy to rapidly growing Internet companies. As of June 30, 1999, we had licensed our solution to more than 100 customers in a variety of industries worldwide. The following is a list of our customers that we believe is representative of our overall customer base:

   Internet Services    Financial                   e-Tailing

   City Index           Ameritrade                  barnesandnoble.com
   eBay                 CBOE                        CDNOW
   eFax.com             Datek                       Cendant
   Excite@Home          Dime Savings Bank           Drugstore.com
   InfoBeat             Dow Jones                   eToys
   iVendor              Financial Engines           Furniture.com
   iVillage             Wit Capital                 Insweb
   JFAX.com                                         Reel.com
   priceline.com                                    Tickets.com
   The Motley Fool      Communications
   The Street.com                                   Other
                        Ameritech
   Travel               Convergys                   1-800-Flowers
                        Modus Media                 Drug Emporium
   American Airlines    NTL                         Estee Lauder
   Canadian Airlines    Sprynet (Mindspring)        Ford Motor Company
   Mapquest.com         Stream International        General Motors
   Northwest            TCI.Net                     Hewlett-Packard
   Swedish Railroads    Telstra                     Shell International
   Travelocity (Sabre)  US West                     The Gap
                                                    Williams-Sonoma

    No customer accounted for 10% or more of our total revenues for 1998 or the first half of 1999. Although a substantial portion of our license and service revenues in any given quarter has been, and is expected to continue to be, generated from a limited number of customers with large financial commitment contracts, we do not depend on any ongoing commitments from our large customers.

                            Research and Development

    We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications incorporating that technology and maintaining the competitiveness of our product and service offerings. We have invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups at all levels within Kana and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market successfully. In addition, we have recruited key engineers and software developers with experience in the customer communications and internetworking markets and have complemented these individuals by hiring senior management with experience in enterprise application development, sales and deployment.

    Our research and development expenses totaled approximately $699,000 for the year ended December 31, 1997 and $2.8 million for the year ended December 31, 1998. For the first half of 1999, research and development expenses totaled $3.3 million. As of June 30, 1999, 29 of our employees were engaged in research and development activities. Our success depends, in part, on our ability to enhance our existing customer interactions solutions and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer.

                                  Competition

    The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a principal source of competition for the foreseeable future. Our competitors include a number of companies offering one or more products for the e-Business customer communication market, some of which compete directly with our products. For example, our competitors include companies providing stand-alone point solutions, including Annuncio, Inc., Brightware, Inc., eGain Communications Corp., Mustang Software, Inc. and Responsys.com. In addition, we may compete with companies providing customer management and communications solutions, such as Clarify Inc., Digital Impact, Inc., Genesys Telecommunications Laboratories, Inc., Lucent Technologies, Inc., Message Media, Inc., Oracle Corporation, Pivotal Corporation, Siebel Systems, Inc., Silknet Software, Inc. and Vantive Corporation.

    We believe that the principal competitive factors affecting our market include a significant base of referenceable customers, the breadth and depth of a given solution, product quality and performance, customer service, core technology, product scaleability and reliability, product features, the ability to implement solutions and the value of a given solution. Although we believe that our solution currently competes favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

    Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than do we. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations. See "Risk Factors--We face substantial competition and may not be able to compete effectively".

                             Intellectual Property

    We rely upon a combination of patent, copyright, trade secret and trademark laws to protect our intellectual property. We currently have four U.S. patent applications pending covering:

  . A customer communication software product for e-mail and Website-based communications, using rules and message categories to codify workflow, including use of standard phrases, response templates, recipient lists and routing;

  . A customer communication software product for e-mail and Website-based communications in which advanced workflow features are used in conjunction with rules, queues and timers;

  . A customer communication software product for e-mail and Website-based communications that uses queues and timers to track, route and escalate the priority of messages; and

  . A customer communication software product for e-mail and Website-based communications that combines a rule-based workflow engine with a text classification system to automate e-mail response.

    These patents, if allowed, will cover a material portion of our products and services.

    In addition, we have one U.S. trademark registration and two pending U.S. trademark applications. Although we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We can give no assurance that others will not develop technologies that are similar or superior to our technology.

    We generally enter into confidentiality or license agreements with our employees, consultants and alliance partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, some of our license agreements require Kana to place the source code for our products into escrow. These agreements generally provide that some parties will have a limited, non-exclusive right to use this code if:

  . there is a bankruptcy proceeding instituted by or against Kana;

  . Kana ceases to do business without a successor; or

  . Kana discontinues providing maintenance and support.

    Substantial litigation regarding intellectual property rights exists in the software industry. Our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Some of our competitors in the market for customer communications software may have filed or may intend to file patent applications covering aspects of their technology that they may claim Kana's technology infringes. Some of these competitors may make a claim of infringement against us with respect to our products and technology.

                                   Employees

    As of June 30, 1999, we had 98 full-time employees, 20 of whom were in our professional services group, 35 in sales and marketing, 29 in research and development, and 14 in finance, administration and operations. We added 38 employees between July 1, 1999 and August 13, 1999 and 31 new employees as a result of the Connectify merger. Our future performance depends in significant part upon the continued service of our key technical, sales and marketing, and senior management personnel, none of whom is bound by an employment agreement requiring service for any defined period of time. The loss of the services of one or more of our key employees could harm our business.

    Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, particularly in the San Francisco Bay Area where we are headquartered. Due to the limited number of people available with the necessary technical skills and understanding of the Internet, we can give no assurance that we can retain or attract key personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good. See "Risk Factors--We may be unable to hire and retain the skilled personnel necessary to develop our engineering, professional services and support capabilities in order to continue to grow" and "--We may face difficulties in hiring and retaining qualified sales personnel to sell our products and services, which could harm our ability to increase our revenues in the future".

                                   Facilities

    Our corporate offices are located in Palo Alto, California, where we lease approximately 15,600 square feet under a lease that expires in June 2003. As of June 30, 1999, the annual base rent for this facility was approximately $608,400. We believe that this facility will not be sufficient to meet our needs through the next 12 months. To that end, in November 1999, we plan to move our corporate offices to Redwood City, California, where we will lease approximately 60,861 square feet under a lease that expires in October 2006. The annual base rent for this facility for the first year is approximately $1.9 million. We are currently pursuing our options with respect to vacating our Palo Alto corporate offices. In addition, we lease facilities and offices domestically in Westport, Connecticut; Chicago, Illinois and Richardson, Texas; and internationally in London, England. The terms of these leases expire beginning in January 2000 and ending in August 2000, and automatically renew unless earlier terminated. We believe that our corporate office space in Redwood City and the other facilities we currently lease will be sufficient to meet our needs through at least the next 12 months.

                               Legal Proceedings

    We are not currently a party to any legal proceedings.

                                   MANAGEMENT

                        Executive Officers and Directors

    The following table sets forth information regarding the executive officers and directors of Kana as of August 12, 1999:

Name                      Age                     Position
----                      ---                     --------
Michael J. McCloskey.....  42 Chief Executive Officer and Director
Mark S. Gainey...........  31 President and Chairman of the Board of Directors
Joseph G. Ansanelli......  29 Vice President, Marketing
Ian Cavanagh.............  33 Vice President, Business Development
Alexander E. Evans.......  42 Vice President, International Sales
Gregory C. Gretsch.......  32 Vice President, Electronic Direct Marketing
Paul R. Holland..........  38 Vice President, Worldwide Sales
Joseph D. McCarthy.......  34 Vice President, Finance and Operations
William R. Phelps........  37 Vice President, Professional Services
Michael R. Wolfe.........  30 Vice President, Engineering
David M. Beirne..........  35 Director
Robert W. Frick..........  62 Director
Eric A. Hahn.............  39 Director
Charles A. Holloway,
 Ph.D....................  63 Director
Steven T. Jurvetson......  32 Director
Ariel Poler..............  32 Director

    Michael J. McCloskey. Mr. McCloskey joined Kana in June 1999 as Chief Executive Officer and a director. Prior to joining Kana, from September 1996 to February 1999, Mr. McCloskey served in various positions with Genesys Telecommunications Laboratories, Inc., a provider of enterprise interaction management software, including President from July 1998 to December 1998, Chief Operating Officer from September 1997 to July 1998 and Vice President, Finance and International, Chief Financial Officer and Secretary from September 1996 to July 1998. From May 1995 to September 1996, he served as Vice President, Finance, Chief Financial Officer and Vice President, Operations at Network Appliance, Inc., a network data storage device company. From September 1993 to May 1995, Mr. McCloskey served as Executive Vice President and Chief Financial Officer at Digital Microwave Corporation, a telecommunications company. From 1991 to 1993, Mr. McCloskey was the Chief Operating Officer and a member of the board of directors of Wavefront Technologies, a 3-D graphics visualization software development company. Mr. McCloskey holds a B.S. in Business Administration from Santa Clara University.

    Mark S. Gainey. Mr. Gainey co-founded Kana in January 1996, served as President, Chief Executive Officer and a director of Kana from January 1996 to June 1999 and currently serves as its President and Chairman of the Board of Directors. Prior to co-founding Kana, from April 1991 to September 1995, Mr. Gainey served as an associate with TA Associates, Inc., a venture capital firm, where he focused primarily on technology and business services investments. Mr. Gainey holds a B.A. in General Studies from Harvard University.

    Joseph G. Ansanelli. Mr. Ansanelli joined Kana in August 1999 as Vice President, Marketing in connection with Kana's acquisition of Connectify, Inc. Mr. Ansanelli co-founded Connectify in May 1998 and served as its President and Chief Executive Officer. From February 1997 to May 1998, Mr. Ansanelli managed a consulting company where he focused primarily on strategic marketing and business development services for internet companies. From April 1996 to January 1997, Mr. Ansanelli served as Director of Internet Product Marketing for Macromedia, Inc., an Internet and multimedia tools software company. From May 1992 to March 1996, Mr. Ansanelli held various product marketing positions at Apple Computer, Inc. Mr. Ansanelli holds a B.S. in Applied Economics with a concentration in Marketing from the Wharton School at the University of Pennsylvania.

    Ian Cavanagh. Mr. Cavanagh joined Kana in July 1999 as Vice President, Business Development. Prior to joining Kana, from February 1996 to July 1999, Mr. Cavanagh served in various management roles at Genesys Telecommunications Laboratories, Inc., a provider of enterprise interaction management software, most recently as Vice President, Asia Pacific and Managing Director, Canada. From 1994 to February 1996, Mr. Cavanagh served as Senior Manager-Call Centre Service Development with the New Brunswick Telephone Company. Prior to 1994, Mr. Cavanagh served as Senior Manager-Service Development with Stentor Canadian Network Management, an alliance of Canadian telecommunication service providers. Previously, Mr. Cavanagh held several engineering positions with NBTel. Mr. Cavanagh holds a Bachelor of Electrical Engineering from the Technical University of Nova Scotia and Acadia University.

    Alexander E. Evans. Mr. Evans joined Kana in July 1999 as Vice President, International Sales. Prior to joining Kana, from May 1994 to July 1999, Mr. Evans served as the Managing Director, Europe for Genesys Telecommunications Laboratories, Inc., with responsibility for Europe, Middle East and Africa. Prior to May 1994, Mr. Evans served in various managerial and sales capacities at Digital Systems Ltd., a company that supplies outbound predictive dialers. Previously, Mr. Evans served in various managerial, technical and marketing positions at Digital Equipment Corp. Prior to then, Mr. Evans worked in various technical and project roles involving MRP, process control and automated manufacturing systems at Dupont, Mars & Metal Box. Mr. Evans holds a degree in Electronics from John Moore University, England.

    Gregory C. Gretsch. Mr. Gretsch joined Kana in August 1999 as Vice President, Electronic Direct Marketing in connection with Kana's acquisition of Connectify. Mr. Gretsch co-founded Connectify in May 1998 and served as its Chairman of the Board of Directors and Vice President of Business Development. In August 1996, Mr. Gretsch co-founded GiftONE, an email based direct marketing service, and served as GiftONE's Chief Executive Officer until its sale in October 1997. From January 1993 to August 1996, Mr. Gretsch served as the Chief Executive Officer of Vicarious, Inc., an education and reference CD-ROM publisher co-founded by Mr. Gretsch. From December 1988 to January 1993, Mr. Gretsch served in several positions at Apple Computer, Inc. and its IBM joint-venture Kaleida Labs, Inc., culminating as Manager of Evangelism for Kaleida. Mr. Gretsch holds a B.B.A. in Management Information Systems from the University of Georgia.

    Paul R. Holland. Mr. Holland joined Kana in December 1997 as Vice President, Worldwide Sales. Prior to joining Kana, from September 1994 to September 1997, Mr. Holland worked at Pure Atria Corporation (now Rational Software Corporation), a software tools company, most recently as its Vice President, Europe. From June 1992 to September 1994, Mr. Holland held various sales positions at Pure Atria Corporation (then Pure Software Corporation). From 1988 to 1992, Mr. Holland was director of marketing and sales for Rothchild Consultants, a high technology market research company. Mr. Holland holds a B.S. in Public Administration from James Madison University, an M.A. in Foreign Affairs from the University of Virginia and an M.B.A. from the University of California at Berkeley.

    Joseph D. McCarthy. Mr. McCarthy joined Kana in March 1998 as Director of Finance and Operations and has served as Vice President, Finance and Operations since April 1999. Prior to joining Kana, from September 1997 to March 1998, Mr. McCarthy served as Vice President, Finance at Reasoning, Inc., a transformation software company. From March 1995 to September 1997, Mr. McCarthy served as Corporate Controller of Pure Atria Corporation (now Rational Software Corporation), a software tools company, and from September 1993 to March 1995 he served as Controller of International Network Services, a network services company. Mr. McCarthy holds a B.B.A. in Accounting from the University of Notre Dame.

    William R. Phelps. Mr. Phelps joined Kana in December 1998 as Vice President, Professional Services. Prior to joining Kana, from March 1997 to November 1998, Mr. Phelps served as Vice

President, Professional Services for CrossWorlds Software, Inc., an application integration software company. From January 1994 to February 1997, Mr. Phelps served as a principal consultant at Booz, Allen & Hamilton, a management consulting firm. Mr. Phelps holds a B.S. in Industrial Engineering from Stanford University.

    Michael R. Wolfe. Mr. Wolfe joined Kana in May 1997 as Director of Engineering and has served as Vice President, Engineering since April 1998. Prior to joining Kana, from March 1995 to February 1997, Mr. Wolfe served as Director of Engineering at Internet Profiles Corporation, an internet marketing company. From February 1994 to March 1995, Mr. Wolfe was an associate at Wells Fargo Nikko, specializing in software development. From June 1991 to February 1994, Mr. Wolfe was a software programming analyst at Goldman, Sachs & Co. Mr. Wolfe has taught computer science at Stanford University and the University of California at Berkeley. Mr. Wolfe holds a B.S. and M.S. in Computer Science from Stanford University.

    David M. Beirne. Mr. Beirne has served as a director of Kana since September 1997. Mr. Beirne has been a Managing Member of Benchmark Capital Management Co., L.P., a venture capital firm, since June 1997. Prior to joining Benchmark, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves on the board of directors of Scient Corporation, an e-Business systems provider, and several private companies. Mr. Beirne holds a B.S. in Management from Bryant College.

    Robert W. Frick. Mr. Frick has served as a director of Kana since August 1999. Mr. Frick previously served as the Vice Chairman of the Board, Chief Financial Officer and head of the World Banking Group for Bank of America, as Managing Director of BankAmerica International, and as President of Bank of America's venture capital subsidiary. He is now retired. Mr. Frick previously served as a director of Connectify, Inc. from its founding to its acquisition by Kana, and he currently serves on the board of directors of five private companies. Mr. Frick holds a B.S. in Civil Engineering and an M.B.A. from Washington University in St. Louis, Missouri.

    Eric A. Hahn. Mr. Hahn has served as a director of Kana since June 1998. Mr. Hahn is a founding partner of Inventures Group, a leading "mentor investment" stage venture capital firm. From November 1996 to June 1998, Mr. Hahn served as the Executive Vice President and Chief Technical Officer of Netscape Communications Corporation and served as a member of Netscape's Executive Committee. Mr. Hahn also served as General Manager of Netscape's Server Products Division, overseeing Netscape's product development and marketing activities for enterprise Internet, intranet and extranet servers, from November 1995 to November 1996. Prior to joining Netscape, from February 1993 to November 1995, Mr. Hahn was founder and Chief Executive Officer of Collabra Software, Inc., a groupware provider that was acquired by Netscape. Mr. Hahn holds a B.S. in Computer Science from the Worcester Polytechnic Institute.

    Dr. Charles A. Holloway. Dr. Holloway has served as a director of Kana since December 1996. Dr. Holloway holds the Kleiner, Perkins, Caufield & Byers Professorship in Management at the Stanford Graduate School of Business and has been a faculty member of the Stanford Graduate School of Business since 1968. Dr. Holloway is also currently co-director of the Stanford Center for Entrepreneurial Studies at the Graduate School of Business. Dr. Holloway was the founding co-chair of the Stanford Integrated Manufacturing Association, a cooperative effort between the Graduate School of Business and the School of Engineering, which focuses on research and curriculum development in manufacturing and technology. Dr. Holloway serves on the board of directors of CMC Industries, Inc., an electronic manufacturing services company, and several private companies. Dr. Holloway holds a B.S. in Electrical Engineering from the University of California at Berkeley and an M.S. in Nuclear Engineering and Ph.D. in Business Administration from the University of California, Los Angeles.

    Steven T. Jurvetson. Mr. Jurvetson has served as a director of Kana since April 1997. Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm, since June 1995. Prior to joining Draper Fisher Jurvetson, from July 1990 to September 1993, Mr. Jurvetson served as a consultant with Bain & Company, a management consulting firm. Mr. Jurvetson served as a research and development engineer at Hewlett-Packard during the summer months from June 1987 to August 1989. Mr. Jurvetson serves on the boards of directors of Cognigine Corporation, FastParts, Inc., iTv Corp., Tacit Knowledge Corporation, Third Voice, Inc. and ReleaseNow.com Corporation. Mr. Jurvetson holds a B.S. and an M.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

    Ariel Poler. Mr. Poler has served as a director of Kana since December 1996. Mr. Poler has been the Chief Executive Officer of Topica Inc., a compiler and provider of e-mail lists, since January 1998 and has served as a director of Topica since February 1998. Mr. Poler founded and served as Chief Executive Officer of Internet Profiles Inc. (IPRO), a Web measurement and auditing service company, from May 1994 to January 1996. Mr. Poler served on the board of directors of LinkExchange, Inc., a privately held Web advertising network, from October 1996 to October 1998. Mr. Poler holds a B.S. in Mathematics with Computer Science from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

                       Board of Directors and Committees

    Kana currently has authorized eight directors. Following this offering, the board will consist of eight directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Beirne, Frick and Jurvetson are Class I directors whose terms will expire in 2000, Messrs. Hahn and Poler and Dr. Holloway are Class II directors whose terms will expire in 2001 and Messrs. Gainey and McCloskey are Class III directors whose terms will expire in 2002. The officers serve at the discretion of the board.

    Kana has established an audit committee composed of independent directors, which reviews and supervises Kana's financial controls, including the selection of its auditors, reviews the books and accounts, meets with its officers regarding its financial controls, acts upon recommendations of the auditors and takes any further actions the audit committee deems necessary to complete an audit of Kana's books and accounts, as well as addressing other matters that may come before it or as directed by the board. The audit committee currently consists of two directors, Dr. Holloway and Mr. Jurvetson.

    Kana has established a compensation committee, which reviews and approves the compensation and benefits for Kana's executive officers, administers its stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of two directors, Messrs. Beirne and Hahn.

          Compensation Committee Interlocks and Insider Participation

    During 1998, our compensation committee consisted of Messrs. Beirne and Hahn. Neither Mr. Beirne nor Mr. Hahn was an employee of Kana or its subsidiaries during 1998 or at any time prior to 1998. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

                             Director Compensation

    Kana currently does not compensate any non-employee member of the board. Directors who are also employees of Kana do not receive additional compensation for serving as directors. In 1996, Kana granted options to purchase 166,666 shares of common stock to Mr. Poler at an exercise price of $0.02 per share and an option to purchase 53,333 shares of common stock to Dr. Holloway at an exercise price of $0.02 per share. In 1998, Kana granted an option to purchase 26,666 shares of common stock to Dr. Holloway at an exercise price of $0.08 per share and an option to purchase 75,033 shares of common stock to Mr. Hahn at an exercise price of $0.08 per share.

    Non-employee directors will be eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan. In addition, under the 1999 Stock Incentive Plan, non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. The 1999 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member would have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value. See "Management--Benefit Plans".

                             Executive Compensation

Summary Compensation Table

    The following table sets forth information concerning compensation during the year ended December 31, 1998 for Kana's Chief Executive Officer and each of the four other most highly compensated executive officers who earned an annualized salary of more than $100,000 for that year, referred to in this prospectus as the Named Executive Officers. In June 1999, Mr. Michael J. McCloskey joined Kana as its Chief Executive Officer. Mr. McCloskey's annualized salary for 1999 is $150,000. In June 1999, the compensation committee approved an increase in Mr. Gainey's annual salary to $150,000. No individual who would otherwise have been includable in the table on the basis of salary and bonus earned during 1998 has resigned or otherwise terminated their employment during 1998. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constituted less than 10% of the total annual salary and bonus of each of the Named Executive Officers in 1998.

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                              Annual Compensation     Awards
                                              -------------------- ------------
                                                                    Securities
                                        Year                        Underlying
      Name and Principal Position       Ended  Salary     Bonus    Options (#)
      ---------------------------       ----- -------------------- ------------
Mark S. Gainey......................... 1998  $  72,500        --        --
 President and former Chief Executive
  Officer
Joseph D. McCarthy(1).................. 1998     92,917        --    106,666
 Vice President, Finance and Operations
Paul R. Holland........................ 1998     75,000 $  139,022       --
 Vice President, Worldwide Sales
William R. Phelps(2)................... 1998      8,917        --        --
 Vice President, Professional Services
Christopher M. Noble(3)................ 1998    109,374        --    233,333
 Former Vice President, Marketing

--------
(1) Mr. McCarthy joined Kana in March 1998. His annualized salary for 1998 was $120,000.
(2) Mr. Phelps joined Kana in December 1998. His annualized salary for 1998 was $130,000.
(3) Mr. Noble joined Kana in February 1998. His annualized salary for 1998 was $125,000. Mr. Noble left Kana in March 1999.

                       Option Grants in Last Fiscal Year

    The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in 1998, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. No stock appreciation rights were granted during 1998.

                             Option Grants in 1998

                                        Individual Grants
                         -----------------------------------------------
                                                                         Potential Realizable Value
                                                                              at Assumed Annual
                                                                            Rates of Stock Price
                         Number of                                         Appreciation for Option
                         Securities                  Exercise                  Term at Public
                         Underlying Percent of Total  Price                    Offering Price
                          Options   Options Granted    Per    Expiration ---------------------------
Name                     Granted(#)     in 1998       Share      Date         5%            10%
----                     ---------- ---------------- -------- ---------- ------------- -------------
Mark S. Gainey..........      --           --           --          --
Joseph D. McCarthy......  106,666          9.2%       $0.08    03/19/08  $   2,597,682 $   4,141,429
Paul R. Holland.........      --           --           --          --
William R. Phelps.......      --           --           --          --
Christopher M. Noble....  233,333         20.2         0.08    02/12/08      5,682,456     9,059,419

    In 1998, Kana granted options to purchase up to a total of 1,456,483 shares to employees, directors and consultants under Kana's 1997 Stock Option/Stock Issuance Plan at exercise prices equal to the fair market value of Kana's common stock on the dates of grant, as determined in good faith by the board of directors. Options granted were immediately exercisable in full, but any shares purchased under these options that are not vested are subject to repurchase by Kana at the option exercise price. Generally this repurchase right lapses as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period.

    The potential realizable value is calculated based on the initial offering price assuming the aggregate exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation rates of 5% and 10% are assumed pursuant to the rules of the Securities and Exchange Commission. Kana can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of Kana's common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

    In June 1999, Kana granted to Mr. McCloskey, Kana's Chief Executive Officer, an option to purchase 933,333 shares of common stock at an exercise price of $0.68 per share. The option was immediately exercisable, but any shares purchased under this option that are not vested are subject to repurchase by Kana at the option exercise price. This repurchase right lapsed as to 186,666 shares on June 17, 1999 and lapses as to the remaining shares in equal monthly installments over the 48-month period following June 17, 1999. The option was exercised in June 1999.

    In June 1999, Kana granted to Mr. McCarthy an option to purchase 50,000 shares of common stock and granted to Mr. Phelps an option to purchase 23,333 shares of common stock, each at an exercise price of $0.68 per share. Each option was immediately exercisable, but any shares purchased under these options that are not vested are subject to repurchase by Kana at the option exercise price. The repurchase right lapses for each of the grants as to 25% of the shares after one year of service from June 17, 1999 and as to the remaining shares in equal monthly installments over the 36-month period following June 17, 2000. Each option was exercised in June 1999.

                Aggregated Option Exercises in Last Fiscal Year

    The following table sets forth the number of shares acquired by the Named Executive Officers through the exercise of options in 1998 and the value realized on those exercises. No stock appreciation rights were exercised during 1998 and no stock options or stock appreciation rights granted to the Named Executive Officers were outstanding as of December 31, 1998. The value realized is based on the fair market value of Kana's common stock on the date of exercise, as determined by the board, less the exercise price payable for the shares.

                                                           Number of
                                                        Shares Acquired  Value
     Name                                                 on Exercise   Realized
     ----                                               --------------- --------
     Mark S. Gainey....................................          --        --
     Joseph D. McCarthy................................     106,666       $ 0
     Paul R. Holland...................................     405,705         0
     William R. Phelps.................................          --        --
     Christopher M. Noble..............................     233,333         0

    In February and June 1999, Mr. Phelps exercised options to purchase a total of 206,666 shares of common stock. The exercise price for each grant equaled the fair market value on the date of exercise and, accordingly, Mr. Phelps did not realize any value on the exercises. In June 1999, Mr. McCloskey exercised an option to purchase 933,333 shares of common stock. The exercise price equaled the fair market value on the date of exercise and, accordingly, Mr. McCloskey did not realize any value on the exercise. In June 1999, Mr. McCarthy exercised an option to purchase 50,000 shares of common stock. The exercise price equaled the fair market value on the date of exercise and, accordingly, Mr. McCarthy did not realize any value on the exercise.

                                 Benefit Plans

1999 Stock Incentive Plan

    Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1997 Stock Option/Stock Issuance Plan. The 1999 plan was adopted by the board in July 1999 and approved by the stockholders in September 1999. The 1999 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1997 plan will be transferred to the 1999 plan, and no further option grants will be made under the 1997 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

    Share Reserve. We have authorized 4,700,000 shares of our common stock for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1997 plan including the shares subject to outstanding options under the 1997 plan that will be transferred to our 1999 plan plus an additional 3,565,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to 4.25% of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 2,000,000 shares. No participant in the 1999 plan may be granted stock options or direct stock issuances for more than a total of 1,000,000 shares of common stock in any calendar year.

    Programs.  Our 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock that will vest upon the attainment of performance milestones or upon the completion of a period of service or that are fully vested at issuance as a bonus for past services;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of below-market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash to the acquisition of below-market option grants.

    Eligibility. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

    Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

    Plan Features.  Our 1999 plan includes the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1997 plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1997 plan has any stock appreciation rights.

    Change in Control. The 1999 plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under our 1997 plan will immediately vest in the event we are acquired and the acquiring company does not assume those options. Most of those options, however, contain an additional vesting acceleration feature that will result in the immediate vesting of 25% of unvested option shares if the optionee is not offered employment by the acquiring company and those options are assumed.

    Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 20,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual meeting of stockholders held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on the board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. The shares subject to each annual automatic grant will be fully vested when granted. The shares subject to each initial 20,000 share automatic option grant will vest upon the optionee's completion of each six-months of board service over the 48-month period measured from the grant date. However, the shares will immediately vest in full upon changes in control or ownership or upon the optionee's death or disability while a board member.

    Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    Additional Program Features. Our 1999 plan also has the following features:

  . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than June 30, 2009.

Connectify, Inc. 1998 Stock Plan

    In connection with the Connectify merger, we assumed the outstanding options issued under the Connectify 1998 Stock Plan and reserved 208,345 shares of our common stock for issuance upon exercise of these assumed options. The terms of the Connectify options are generally similar to the terms of options issuable under our 1997 Stock Option/Stock Issuance Plan.

1999 Employee Stock Purchase Plan

    Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board in July 1999 and approved by the stockholders in September 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    Share Reserve. We have initially reserved 500,000 shares of our common stock. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to 0.75% of the total number of outstanding shares of our common stock on the last trading day of December in the prior year. In no event will any such annual increase exceed 333,333 shares.

    Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day in October 2001. The next offering period will start on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

    Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that offering period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. In no event, however, may any participant purchase more than 750 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date. The plan administrator may increase or decrease the per-participant and total participant amounts at its discretion as of the start of any new offering period under the plan.

    Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    Change in Control. Should we be acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    Plan Provisions. The following provisions will also be in effect under the plan:

  . The plan will terminate no later than the last business day of October
    2009.

  . The board may at any time amend, suspend or discontinue the plan, subject to any required stockholder approval.

        Employment Arrangements, Termination of Employment Arrangements
                       and Change in Control Arrangements

    In February 1997, Dr. Holloway, one of Kana's directors, exercised an option to purchase 53,333 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, if Kana is acquired by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity.

    Also in February 1997, Mr. Poler, one of Kana's directors, exercised options to purchase a total of 166,666 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, if Kana is acquired by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity.

    In April 1997, Kana sold to Mr. Gainey, Kana's co-founder, President and Chairman of the Board, 2,500,000 shares of common stock at a purchase price of $0.02 per share. These shares are subject to a right of repurchase granted to Kana that lapses in a series of equal monthly installments over a four-year period measured from June 4, 1996. In addition, Kana's right to repurchase 50% of any unvested shares will lapse if Kana is acquired by merger or asset sale and if Mr. Gainey is not offered employment or is terminated without cause by Kana or its successor.

    In April 1998, Mr. Holland, Kana's Vice President, Worldwide Sales, exercised an option to purchase 405,705 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, upon an acquisition of Kana by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity. In addition, if Kana is acquired by merger or asset sale and Mr. Holland is not offered comparable employment by the successor entity, Kana's right to repurchase all of the unvested shares will automatically lapse and the shares will vest in full.

    In June 1998, Mr. McCarthy, Kana's Vice President, Finance and Operations, exercised an option to purchase 106,666 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, upon an acquisition of Kana by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity. In addition, if Kana is acquired by merger or asset sale and Mr. McCarthy is not offered employment by the successor entity, Kana's right to repurchase 50% of the unvested shares will automatically lapse and the shares will vest in full.

    In July 1998, Mr. Hahn, one of Kana's directors, exercised an option to purchase 75,033 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, if Kana is acquired by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full.

    Also in July 1998, Dr. Holloway exercised an option to purchase 26,666 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, upon an acquisition of Kana by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity. In addition, if Kana is acquired by merger or asset sale and Dr. Holloway does not provide services to the successor entity, Kana's right to repurchase 25% of the unvested shares will automatically lapse and the shares will vest in full.

    In February and June 1999, Mr. Phelps, Kana's Vice President, Professional Services, exercised options to purchase a total of 206,666 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, upon an acquisition of Kana by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity. In addition, if Kana is acquired by merger or asset sale and Mr. Phelps is not offered employment by the successor entity, Kana's right to repurchase 25% of the unvested shares will automatically lapse and the shares will vest in full.

    In June 1999, Kana entered into an employment arrangement with Mr. McCloskey, Kana's Chief Executive Officer. In connection with this arrangement, Kana granted Mr. McCloskey an option to purchase 933,333 shares of common stock, which Mr. McCloskey exercised in June 1999. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement and the terms of Mr. McCloskey's employment arrangement, this stock is subject to vesting, which accelerates upon change of control under the following circumstances:

  . if Mr. McCloskey is not offered full-time employment with the successor corporation, all of his then unvested shares of common stock will accelerate and vest in full;

  . if Mr. McCloskey is offered full-time employment with the successor corporation as that corporation's chief executive officer, all of his then unvested shares of common stock will continue to vest in accordance with their original terms;

  . if Mr. McCloskey is offered full-time employment with the successor corporation as other than that corporation's chief executive officer, the rate at which his then unvested shares of common stock vest will double, such that his shares of common stock will vest at a rate equivalent to 31,112 shares of common stock per month;

  . if Mr. McCloskey is offered full-time employment with the successor corporation as set forth in the second and third points above and he does not accept the position, his shares of common stock will be subject to immediate repurchase; and

  . if Mr. McCloskey is terminated without cause by the successor corporation following the change in control, all of his then unvested shares of common stock will accelerate and vest in full.

    Also in June 1999, Mr. McCarthy exercised an option to purchase 50,000 shares of common stock and entered into a stock purchase agreement for the purchase of the shares. These shares are subject to a right of repurchase granted to Kana. Under the stock purchase agreement, upon an acquisition of Kana by merger or asset sale, Kana's right to repurchase all of the unvested shares will automatically lapse in its entirety and the shares will vest in full unless the repurchase right is assigned to the successor entity. In addition, if Kana is acquired by merger or asset sale and Mr. McCarthy is not offered employment by the successor entity, Kana's right to repurchase 25% of the unvested shares will automatically lapse and the shares will vest in full.

    Generally, Kana's option grants to employees provide that if Kana is acquired by merger or asset sale and the employee is not offered employment by the successor entity, Kana's right to repurchase 25% of any unvested shares will automatically lapse.

                  Limitation of Liability and Indemnification

    Kana's certificate of incorporation eliminates to the maximum extent allowed by the Delaware General Corporation Law, directors' personal liability to Kana or its stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

  . any breach of the director's duty of loyalty to Kana or its stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

    Kana's bylaws provide that Kana must indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, Kana has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements contain provisions that require Kana, among other things, to indemnify its directors and executive officers against liabilities (other than liabilities arising from willful misconduct of a culpable nature) that may arise by reason of their status or service as directors or executive officers of Kana or other entities to which they provide service at the request of Kana and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. Kana believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Kana where indemnification would be required or permitted, and Kana is not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

              TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES

                              Sales of Securities

    Since July 1996, Kana has raised capital primarily through the sale of its securities, including:

  . In July 1996, Kana sold to Mark S. Gainey 2,500,000 shares of common stock for a total consideration of $375. In April 1997, Kana repurchased those shares for $37,500 and sold to Mr. Gainey 2,500,000 shares of common stock for total consideration of $37,500.

  . In July 1996, Kana sold to Michael T. Horvath 833,333 shares of common stock for a total consideration of $125. In April 1997, Kana repurchased those shares for $6,250 and sold to Mr. Horvath 416,666 shares of common stock for total consideration of $6,250.

  . In April 1997, Kana sold to various investors, including entities affiliated with Draper Fisher Jurvetson, a total of 3,948,718 shares of Series A preferred stock for total consideration of $770,000.

  . In September 1997, Kana sold to various investors, including entities affiliated with Draper Fisher Jurvetson and entities affiliated with Benchmark Capital, a total of 4,969,136 shares of Series B preferred stock for total consideration of $4,025,000.

  . In June 1998, Kana sold to Eric A. Hahn 112,549 shares of Series B preferred stock for total consideration of $91,165.

  . In August and September 1998, Kana sold to various investors, including entities affiliated with Draper Fisher Jurvetson, entities affiliated with Benchmark Capital, entities affiliated with Amerindo Investment Advisors, Inc. and Eric A. Hahn, a total of 3,414,098 shares of Series C preferred stock for total consideration of $11,625,006.

  . In July 1999, Kana sold to various investors, including entities affiliated with Draper Fisher Jurvetson, entities affiliated with Benchmark Capital and entities affiliated with Amerindo Investment Advisors, a total of 838,466 shares of Series D preferred stock for total consideration of $10,200,004.

    The following table summarizes the shares of preferred stock purchased by Kana's executive officers, directors and five percent stockholders and persons associated with them since July 1996. The number of total shares on an as-converted basis reflects a one-to-one conversion to common stock ratio for each share of Series A, Series B, Series C and Series D preferred stock.

                                                                     Total Shares
                                                                  of Preferred Stock
                          Series A  Series B  Series C  Series D      on an As-
                          Preferred Preferred Preferred Preferred     Converted
        Investor            Stock     Stock     Stock     Stock         Basis
        --------          --------- --------- --------- --------- ------------------
Entities affiliated with
 Draper Fisher
 Jurvetson..............  3,033,173 1,313,950   646,108  180,846      5,174,077
Entities affiliated with
 Benchmark Capital......          0 3,455,802   675,477  180,846      4,312,125
Entities affiliated with
 Amerindo Investment
 Advisors...............          0         0 1,174,744  246,610      1,421,354
Eric A. Hahn............          0   112,549    29,368        0        141,917

    Holders of shares of preferred stock have registration rights in respect of the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights".

    In June 1998, in connection with option exercises, Kana issued 166,666 shares of common stock to Mr. Poler, one of Kana's directors, for an aggregate exercise price of $2,500.

          Loans to and Other Arrangements with Officers and Directors

    In connection with the option exercises described under "--Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements," the following officers and directors delivered five-year full recourse promissory notes, bearing interest at an annual rate of 5.7%, in amounts and with the balances indicated:

                                           Original Amount of Amount Outstanding
Officer or Director                         Promissory Note    at June 30, 1999
-------------------                        ------------------ ------------------
Michael J. McCloskey......................      $630,000           $630,000
Paul R. Holland...........................        30,428             32,452
Joseph D. McCarthy........................        41,750             42,206
William R. Phelps.........................        79,000             80,202
Charles A. Holloway.......................         2,000              2,105

    Kana has entered into an employment arrangement with its Chief Executive Officer. See "Management--Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements".

    Kana has granted options to its executive officers and directors. See "Management--Executive Compensation" and "--Director Compensation".

    Kana has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require it, among other things, to indemnify its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification".

                          Transactions with Promoters

    Each of Mr. Gainey, Kana's President and Chairman of the Board, and Michael
T. Horvath, the former Treasurer and a former director of Kana, is a co-founder of Kana and may be deemed a promoter for purposes of the federal securities laws. In July 1996, Kana sold to Mr. Gainey 2,500,000 shares of common stock at a purchase price of $0.0002 per share. In April 1997, Kana repurchased those shares and sold to Mr. Gainey 2,500,000 shares of common stock at a purchase price of $0.02 per share. In July 1996, Kana sold to Mr. Horvath 833,333 shares of common stock at a purchase price of $0.0002 per share. In April 1997, Kana repurchased those shares and sold to Mr. Horvath 416,666 shares of common stock at a purchase price of $0.02 per share. All other material transactions with Mr. Gainey and Mr. Horvath are described in this section or elsewhere in this prospectus. See "Management--Executive Compensation".

    In April 1997, Kana entered into a consulting agreement with Mr. Horvath. Under the agreement, Mr. Horvath agreed to provide up to 20 hours of consulting services to Kana per month, at a rate of $25.00 per hour, until July 1, 2000. In connection with the agreement, Mr. Horvath was granted a right to purchase 416,666 shares of common stock, which he purchased in April 1997, as described above.

    Kana believes that all of the transactions set forth above were made on terms no less favorable to Kana than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between Kana and its officers, directors and principal stockholders and their affiliates and any transactions between Kana and any entity with which its officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to Kana than could be obtained from unaffiliated third parties.

                              RECENT DEVELOPMENTS

The Connectify Merger

    On August 13, 1999, a new subsidiary of ours merged with Connectify so that Connectify became our wholly owned subsidiary. The following description sets forth the material terms of the merger agreement, the merger and related transactions. The merger agreement and related agreements are included as exhibits to the registration statement of which this prospectus forms a part.

    We will account for the merger using the pooling method of accounting. The merger is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. At the closing of the merger, we issued 3,491,271 shares of our common stock in exchange for the 11,004,906 outstanding shares of Connectify capital stock. We also reserved 208,345 shares of our common stock for issuance upon exercise of the 656,726 Connectify options and warrants that we assumed. The exchange ratio is 0.3172478 shares of our common stock for each share of Connectify capital stock. Upon completion of the offering, the shares of our common stock issued and reserved for issuance in connection with the merger will constitute approximately 13% of our common stock.

    Each Connectify option we assume will continue to have, and be subject to, the same terms and conditions as set forth in the incentive stock plan of Connectify and the option agreements governing the option immediately prior to the merger, except that the option will be exercisable for shares of our common stock and the number of shares subject to the option and the exercise price will be adjusted to reflect the exchange ratio in the merger. The Connectify options that we assumed generally vest at the rate of 1/4th of the total number of shares subject to the options 12 months after the date of grant, and 1/48th of the total number of shares each month thereafter.

    Under the merger agreement, Connectify made representations and warranties regarding matters including its corporate good standing, capital structure, intellectual property ownership, pending litigation, assets and liabilities, employee relations, material contracts, tax good standing, compliance with laws and regulations and customers. We also made representations and warranties to Connectify regarding matters including our corporate good standing, our authority to enter into the merger, the disclosures set forth in the registration statement of which this prospectus forms a part, and our compliance with laws and regulations.

    Connectify has agreed to indemnify us and each of our officers, directors and affiliates with respect to breaches of any representations, warranties, covenants or other agreements made by Connectify in the merger agreement. These indemnification obligations are subject to minimum threshold limitations specified in the merger agreement. To secure these indemnification obligations, 306,524 of the shares of our common stock issued to Connectify stockholders are held in escrow until the date that is the earlier of

  . the one year anniversary of the closing of the merger;

  . six months following the closing of this offering or

  . the final date of the report issued by Kana's auditors for the year ended December 31, 1999.

    In connection with the merger, one of Connectify's directors, Mr. Robert Frick, was appointed to our board of directors.

    Connectify has agreed that its stockholders and optionholders will enter into lock-up agreements similar to those entered into by our directors, officers and stockholders. Up to 3,491,271 shares of our common stock to be issued in exchange for outstanding shares of Connectify capital stock will be eligible for sale in the public market beginning in August 2000, in accordance with the restrictions of Rule 144 under the Securities Act. In addition, we intend to register on Form S-8 the shares of Common Stock issuable upon options assumed by us in the merger.

    In connection with the Connectify merger, each of Mr. Ansanelli, our Vice President, Marketing, and Mr. Gretsch, our Vice President, Electronic Direct Marketing, entered into a non-competition agreement, under which he agreed, until August 2001, not to

  . compete with our or Connectify's business;

  . solicit any of our or Connectify's employees;

  . own any shares in an entity that competes with us or Connectify; or

  . permit his name to be used in connection with any entity that competes with us or Connectify.

    In addition, we granted to the former Connectify stockholders registration rights similar to those held by our current preferred stockholders. See "Description of Capital Stock--Registration Rights".

Recent Option Grants

    In July 1999, we granted under our 1997 Stock Option/Stock Issuance Plan options to purchase an aggregate of 864,233 shares of our common stock at an exercise price of $4.76 per share. We granted most of these options to new employees. The options granted in July 1999 have been considered to be compensatory. Deferred compensation associated with these options is approximately $6.0 million. This amount will be amortized to expense on a straight-line basis over the four-year vesting periods of the applicable options through the fiscal year ending December 31, 2003.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth information regarding the beneficial ownership of Kana's common stock as of July 30, 1999, by the following individuals or groups:

  . each person or entity who is known by Kana to own beneficially more than five percent of Kana's outstanding stock;

  . each of the Named Executive Officers;

  . each director of Kana; and

  . all directors and executive officers as a group.

    Applicable percentage ownership in the following table is based on 24,550,982 shares of common stock outstanding as of July 31, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering and treating as outstanding all options exercisable within 60 days of July 31, 1999 held by the particular stockholder and that are included in the first column. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

    Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kana Communications, Inc., 87 Encina Avenue, Palo Alto, CA 94301. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                     Percentage of Shares
                                                      Beneficially Owned
 Name and Address of       Number of Shares  ------------------------------------
 Beneficial Owner         Beneficially Owned Prior to Offering After the Offering
 -------------------      ------------------ ----------------- ------------------
Entities affiliated with
 Draper Fisher
 Jurvetson (1)..........       5,115,728           20.8%              18.4%
Entities affiliated with
 Benchmark Capital
 Partners L.P. (2)......       4,312,127           17.6               15.5
Entities affiliated with
 Amerindo Investment
 Advisors, Inc. (3).....       1,421,353            5.8                5.1
Mark S. Gainey (4)......       2,376,000            9.7                8.5
Michael J. McCloskey
 (5)....................         933,333            3.8                3.4
Paul R. Holland (6).....         405,705            1.7                1.5
William R. Phelps (7)...         206,667              *                  *
Joseph D. McCarthy (8)..         156,667              *                  *
Christopher M. Noble....          63,194              *                  *
Steven T. Jurvetson
 (1)....................       5,115,728           20.8               18.4
David M. Beirne (2).....       4,312,127           17.6               15.5
Eric A. Hahn (9)........         216,951              *                  *
Ariel Poler (10)........         163,999              *                  *
Dr. Charles A. Holloway
 (11)...................          80,000              *                  *
Robert W. Frick ........          40,185              *                  *
All directors and
 executive officers as a
 group (16 persons).....      16,293,446           66.4               58.5

--------
  * Less than one percent.
 (1) Principal address is 400 Seaport Court, Suite 250, Redwood City, CA 94063. Includes 3,740,832 shares of common stock held by Draper Fisher Associates Fund IV, L.P. and 281,569 shares of common stock held by Draper Fisher Partners IV, LLC. Mr. Jurvetson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Draper Fisher Jurvetson Funds.

 (2) Principal address is 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Represents 3,783,347 shares of common stock held by Benchmark Capital Partners, L.P., and 528,779 shares of common stock held by Benchmark Founders' Fund L.P. Mr. Beirne, one of Kana's directors, is a Managing Member of Benchmark Capital Management Co., LLC. Mr. Beirne disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.
 (3) Principal address is 399 Park Avenue, 22nd Floor, New York, NY 10022. Represents 1,102,744 shares of common stock held by ATGF II, a Panamanian corporation, 121,666 shares of common stock held by Emeric McDonald, 87,877 shares of common stock held by the Litton Master Trust, 50,000 shares of common stock held by Pivotal Partners L.P., 33,333 shares of common stock held by the Ralph H. Cechettini 1995 Trust, 8,333 shares of common stock held by Mathew D. Fitzmaurice, 7,333 shares of common stock held by Anthony Ciulla, 6,666 shares of common stock held by James Stableford, 3,000 shares of common stock held by Joaquin Garcia-Larrieu, 233 shares of common stock held by William Slattery and 166 shares of common stock held by Daniel Chapey.
 (4) Represents shares of common stock held by the Mark and Elisabeth Gainey Family Trust. Includes 468,750 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 52,083 shares per month.
 (5) Includes 731,112 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 15,554 shares per month.
 (6) Includes 13,333 shares of common stock held by The Paul Holland Grantor Retained Annuity Trust, 13,333 shares of common stock held by The Linda Yates Holland Grantor Retained Annuity Trust, 26,666 shares of common stock held by the Yates/Holland 1999 Irrevocable Trust, 285,705 shares of common stock held by The Yates/Holland Family Trust and 66,666 shares of common stock held by Paul Holland and Linda Yates as community property. Includes 228,210 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 8,451 shares per month.
 (7) Includes 13,333 shares of common stock held by The William Phelps Grantor Retained Annuity Trust, 13,333 shares of common stock held by The Margaret Phelps Grantor Retained Annuity Trust and 180,000 shares of common stock held by The Phelps Family Trust. Includes 183,333 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 45,833 in December 1999 and 3,819 shares per month. Also includes 23,333 shares of common stock subject to Kana's right of repurchase, which lapses with respect to 5,833 shares in June 2000 and 486 shares per month thereafter.
 (8) Includes 16,666 shares of common stock held by The Joseph McCarthy Grantor Retained Annuity Trust, 16,666 shares of common stock held by Siobhan Lawlor Grantor Retained Annuity Trust. Includes 66,667 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 2,222 shares per month. Also includes 50,000 shares of common stock subject to Kana's right of repurchase, which lapses with respect to 12,500 shares in June 2000 and 1,042 shares per month thereafter.
 (9) Includes 50,021 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 1,564 shares per month.
(10) Includes 3,333 shares of common stock held by Alejandro W. Poler. Includes 18,518 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 4,629 shares per month.
(11) Includes 4,449 shares of common stock subject to Kana's right of repurchase. This repurchase right lapses with respect to 1,481 shares per month. Also includes 12,594 shares of common stock subject to Kana's right of repurchase which lapses with respect to 740 shares per month.

                          DESCRIPTION OF CAPITAL STOCK

    At the closing of this offering, the authorized capital stock of Kana will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, after giving effect to the amendment of Kana's certificate of incorporation to delete references to the existing preferred stock following conversion of that stock. The following description of the material terms of Kana's capital stock gives effect to the certificate of incorporation to be filed upon the closing of this offering. Immediately following the completion of this offering, and assuming no exercise of the underwriters' over-allotment option, an aggregate of 27,850,982 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

                                  Common Stock

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may apply to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy". In the event of liquidation, dissolution or winding up of Kana, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Upon completion of this offering, the common stock will have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be sold in this offering will be fully paid and nonassessable.

                                Preferred Stock

    Kana's board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of preferred stock of Kana with any dividend, redemption, conversion and exchange provisions that may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation, redemption and other rights superior to those of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching Kana's board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Kana. Kana has no present plans to issue any shares of or designate any series of preferred stock.

                                    Warrants

    In August 1999, in connection with the Connectify merger, we assumed warrants to purchase a total of 24,157 shares of our common stock at an exercise price of $2.49 per share. These warrants expire at the earlier of Connectify's initial public offering, a consolidation after which Connectify's stockholders own less than 50% of the voting stock of the surviving company or August 2005. They are exercisable for shares of common stock on a net exercise basis without tender of cash.

                              Registration Rights

    Upon completion of the offering, the holders of 19,759,018 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the registration rights agreement, if Kana proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. Holders of these rights may also require Kana to file a registration statement under the Securities Act of 1933 at its expense with respect to their shares of common stock, and Kana is required to use its best efforts to effect the registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Kana to file additional registration statements on Form S-3, subject to conditions and limitations.

    Anti-takeover Effects of Provisions of the Certificate of Incorporation,
                            Bylaws and Delaware Law

    Kana's certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. See "--Preferred Stock". The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, the certificate of incorporation and bylaws do not permit stockholders of Kana to call a special meeting of stockholders. Only Kana's Chief Executive Officer, President, Chairman of the Board or a majority of the board of directors are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to Kana's Secretary of any nominations for director or other business to be brought by stockholders at any meeting of stockholders, and that the Chairman of the Board has the authority to adjourn any meeting of stockholders. The bylaws also require a supermajority vote of members of the board of directors and/or stockholders to amend specified bylaw provisions. These provisions of the certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Kana. These provisions also may have the effect of preventing changes in the management of Kana. See "Risk Factors--Our executive officers and directors will exercise significant control over stockholder voting matters" and "--We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company".

    Kana is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

    . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

   (i) by persons who are directors and also officers; and

   (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

                          Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C. Its address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94109, and its telephone number at this location is
(415) 743-1444.

                        SHARES AVAILABLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for Kana's common stock, and Kana cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price of Kana's common stock and could impair Kana's future ability to raise capital through the sale of Kana's equity securities.

    Upon the completion of this offering, Kana will have 27,850,982 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by Kana's "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 24,550,982 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

 Number of
   Shares                                   Date
 ---------                                  ----
  3,300,000 After the date of this prospectus, freely tradable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up
 15,429,947 After 180 days from the date of this prospectus, the 180-day lock-
            up terminates and these shares are saleable under Rule 144 (subject in some cases to volume limitations) or Rule 144(k)
  4,791,293 After 180 days from the date of this prospectus, the 180-day lock-
            up is released and these shares are saleable under Rule 701
            (subject in some cases to a right of repurchase by the Company)
  4,329,737 After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

                                    Rule 144

    In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate of Kana, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then-outstanding shares of Kana's common stock, which will be approximately 278,510 shares immediately after this offering, or the average weekly trading volume in Kana's common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of Kana's affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

                                 Stock Options

    As of July 31, 1999, options to purchase a total of 475,333 shares of common stock were outstanding, all of which were currently exercisable. In August 1999, we assumed options to purchase 208,345 shares of common stock in connection with the Connectify merger. Kana intends to file a Form S-8 registration statement under the Securities Act to register all shares of common stock subject to outstanding options and all shares of common stock issuable under its 1999 Stock Incentive Plan and its 1999 Employee Stock Purchase Plan. Accordingly, shares of common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreement described below. See "Management-- Benefit Plans".

                               Lock-up Agreements

    Kana, each of its officers and directors and substantially all of its securityholders have agreed, subject to specified exceptions, not to, without the prior written consent of Goldman, Sachs & Co., sell or otherwise dispose of any shares of Kana's common stock or options to acquire shares of Kana's common stock during the 180-day period following the date of this prospectus. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting".

    Following this offering, subject to specified blackout periods, holders of 19,759,018 shares of Kana's outstanding common stock will have two demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require Kana to register their shares of common stock under the Securities Act, or rights to participate in any future registration of securities by Kana. If the holders of these registrable securities request that Kana register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of Kana's common stock. See "Description of Capital Stock--Registration Rights".

                                  UNDERWRITING

    Kana and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Hambrecht & Quist LLC and Wit Capital Corporation are the representatives of the underwriters.

                          Underwriters                        Number of Shares
                          ------------                        ----------------
   Goldman, Sachs & Co. .....................................    1,305,000
   Hambrecht & Quist LLC.....................................    1,044,000
   Wit Capital Corporation...................................      261,000
   Deutsche Bank Securities Inc..............................      110,000
   A.G. Edwards & Sons, Inc..................................      110,000
   Edward D. Jones & Co., L.P................................      110,000
   Lehman Brothers Inc.......................................      110,000
   Dain Rauscher Wessels, a division of Dain Rauscher
    Incorporated.............................................       50,000
   First Union Capital Markets Corp..........................       50,000
   Pacific Growth Equities, Inc..............................       50,000
   SoundView Technology Group, Inc...........................       50,000
   U.S. Bancorp Piper Jaffray Inc............................       50,000
                                                                 ---------
   Total.....................................................    3,300,000
                                                                 =========

                               ----------------

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 495,000 shares from Kana to cover these sales. They may exercise that option for 30 days. If any shares are purchased upon exercise of this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    Kana will sell the shares to the underwriters at a per share price of $13.95, which represents a 7.0% discount from the initial public offering price set forth on the cover page of this prospectus. This discount is the underwriters' compensation. The following table shows the per share and total underwriting discount to be paid to the underwriters by Kana. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. Apart from the underwriting discount set forth below, Kana knows of no other type of compensation that the National Association of Securities Dealers, Inc. will consider to be underwriting compensation.

                                                             Paid by Kana
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share.......................................... $     1.05   $     1.05
                                                       ----------   ----------
   Total.............................................. $3,465,000   $3,984,750
                                                       ==========   ==========

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.60 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Kana, its officers and directors and substantially all of its securityholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters. See "Shares Available for Future Sale" for a discussion of these and other transfer restrictions.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock was negotiated among Kana and the representatives. Among the factors that were considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were Kana's historical performance, estimates of Kana's business potential and earnings prospects, an assessment of Kana's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "KANA".

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short-sale covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    At the request of Kana, the underwriters have reserved for sale, at the initial public offering price, up to 285,000 shares of common stock in the offering to directors, officers, employees of Kana and their families, and other parties with whom Kana has business relationships, through a directed share program. Indications of interest from parties identified by Kana were solicited by Hambrecht & Quist LLC. In addition, 10,168 shares have been reserved for individuals affiliated with Amerindo Investment Advisors. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any reserved shares not purchased by these persons to the general public on the same basis as other shares in the offering.

  A prospectus in electronic format will be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997.

    Kana estimates that the total expenses of the offering, excluding the underwriting discount, will be approximately $1,400,000.

    Kana has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the common stock offered will be passed upon for Kana by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Attorneys of the firm Brobeck, Phleger & Harrison LLP beneficially own an aggregate of 18,666 shares of Kana's common stock. Specified legal matters in connection with the offering will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California.

                             CHANGE IN ACCOUNTANTS

    PricewaterhouseCoopers LLP was previously the principal accountant for Kana. On July 29, 1998, PricewaterhouseCoopers LLP was dismissed as principal accountant and KPMG LLP was engaged to audit Kana's financial statements. The board of directors has approved the appointment of KPMG LLP as principal accountant for Kana.

    In connection with the audits for the year ended December 31, 1997 and for the period from July 11, 1996 (inception) through December 31, 1996, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to PricewaterhouseCoopers LLP's satisfaction, would have caused them to reference the subject matter of the disagreement in their opinion.

    The audit report of PricewaterhouseCoopers LLP on Kana's financial statements as of and for the year ended December 31, 1997 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

                                    EXPERTS

    The consolidated financial statements of Kana Communications, Inc. and subsidiary as of December 31, 1997 and 1998 and for each of the years then ended have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Connectify, Inc. as of December 31, 1998 and for the period from May 14, 1998 (date of inception) to December 31, 1998 have been included in this prospectus and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

    The supplemental consolidated financial statements of Kana Communications, Inc. and subsidiaries as of December 31, 1997 and 1998 and for each of the years then ended have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. For further information with respect to Kana and the common stock we are offering under this prospectus you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which reference is made are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy statements and other information that registrants file electronically with the Commission. The address of this Web site is http://www.sec.gov.

    Kana intends to furnish holders of its common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of each fiscal year. Kana intends to furnish other reports as it may determine or as may be required by law.

    Information contained in Kana's Web site is not a prospectus and does not constitute a part of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                           Page
                                                                           ----
Supplemental Consolidated Financial Statements:
  Form of Independent Auditors' Report....................................  F-2
  Supplemental Consolidated Balance Sheets................................  F-3
  Supplemental Consolidated Statements of Operations and Comprehensive
   Loss...................................................................  F-4
  Supplemental Consolidated Statements of Stockholders' Equity............  F-5
  Supplemental Consolidated Statements of Cash Flows......................  F-6
  Notes to Supplemental Consolidated Financial Statements.................  F-7

Historical Consolidated Financial Statements:
  Form of Independent Auditors' Report.................................... F-19
  Consolidated Balance Sheets............................................. F-20
  Consolidated Statements of Operations and Comprehensive Loss............ F-21
  Consolidated Statements of Stockholders' Equity......................... F-22
  Consolidated Statements of Cash Flows................................... F-23
  Notes to Consolidated Financial Statements.............................. F-24

CONNECTIFY, INC.

Report of Independent Accountants......................................... F-35
Balance Sheet............................................................. F-36
Statement of Operations................................................... F-37
Statement of Stockholders' Equity......................................... F-38
Statement of Cash Flows................................................... F-39
Notes to Financial Statements............................................. F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Kana Communications, Inc.

    We have audited the accompanying supplemental consolidated balance sheets of Kana Communications, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years then ended. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The supplemental consolidated financial statements give retroactive effect to the merger of the Company and Connectify, Inc. on August 13, 1999, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

    In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                          /s/ KPMG LLP

Mountain View, California
August 13, 1999, except as to Note 8,
 which is as of September 20, 1999

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                          December 31,        June 30, 1999
                                         ----------------  --------------------
                                          1997     1998    Historical Pro forma
                                         -------  -------  ---------- ---------
                                                               (Unaudited)
                 Assets
Current assets:
  Cash and cash equivalents............. $ 3,303  $12,955   $ 5,798     15,998
  Short-term investments................     210      160     2,251      2,251
  Accounts receivable...................     --       817     1,409      1,409
  Prepaid expenses and other current
   assets...............................      37      141       735        735
                                         -------  -------   -------    -------
    Total current assets................   3,550   14,073    10,193     20,393
Property and equipment, net.............     261    1,041     1,946      1,946
Other assets............................      13      161       186        186
                                         -------  -------   -------    -------
    Total assets........................ $ 3,824  $15,275   $12,325     22,525
                                         =======  =======   =======    =======
  Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of notes payable...... $    34  $   360   $ 1,241      1,241
  Accounts payable......................     130      330     1,139      1,139
  Accrued payroll and related expenses..      37      353     1,012      1,012
  Other accrued liabilities.............      68      355       839        839
  Deferred revenue......................     --       450     1,133      1,133
                                         -------  -------   -------    -------
    Total current liabilities...........     269    1,849     5,364      5,364
Notes payable, less current portion.....      51      360       638        638
                                         -------  -------   -------    -------
    Total liabilities...................     320    2,209     6,002      6,002
                                         -------  -------   -------    -------
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.001
   par value; 29,000,000, 50,000,000,
   and 50,000,000 shares authorized
   (5,000,000 pro forma); 8,917,855,
   12,512,641 and 12,512,641 shares
   issued and outstanding (none pro
   forma); aggregate liquidation
   preference of $4,795, $16,524, and
   $16,524 (none pro forma).............       9       13        13        --
  Common stock, $0.001 par value;
   40,000,000, 60,000,000, and
   60,000,000 shares authorized
   (100,000,000 pro forma); 2,970,667,
   8,861,227, and 10,627,617 shares
   issued and outstanding (23,978,730
   pro forma)...........................       3        9        11         24
  Additional paid-in capital............   5,659   23,760    39,535     49,735
  Deferred stock-based compensation.....    (784)  (1,795)  (13,397)   (13,397)
  Notes receivable from stockholders....     --      (155)   (1,187)    (1,187)
  Accumulated other comprehensive
   losses...............................     --        (5)      (37)       (37)
  Accumulated deficit...................  (1,383)  (8,761)  (18,615)   (18,615)
                                         -------  -------   -------    -------
    Total stockholders' equity..........   3,504   13,066     6,323     16,523
                                         -------  -------   -------    -------
    Total liabilities and stockholders'
     equity............................. $ 3,824  $15,275   $12,325    $22,525
                                         =======  =======   =======    =======

   See accompanying notes to supplemental consolidated financial statements.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                     (In thousands, except per share data)

                                             Years Ended     Six Months Ended
                                            December 31,         June 30,
                                           ----------------  ------------------
                                            1997     1998      1998      1999
                                           -------  -------  --------  --------
                                                                (Unaudited)
Revenues:
  License................................  $   --   $ 1,793  $    615  $  2,795
  Service................................      --       256        41       783
                                           -------  -------  --------  --------
    Total revenues.......................      --     2,049       656     3,578
                                           -------  -------  --------  --------
Cost of revenues:
  License................................      --        54        16        72
  Service................................      --       519        57     1,141
                                           -------  -------  --------  --------
    Total cost of revenues...............      --       573        73     1,213
                                           -------  -------  --------  --------
    Gross profit.........................      --     1,476       583     2,365
                                           -------  -------  --------  --------
Operating expenses:
  Sales and marketing....................      366    3,938     1,421     4,957
  Research and development...............      699    2,835       884     3,320
  General and administrative.............      257    1,004       314       986
  Amortization of deferred stock-based
   compensation..........................      113    1,263       430     3,063
                                           -------  -------  --------  --------
    Total operating expenses.............    1,435    9,040     3,049    12,326
                                           -------  -------  --------  --------
    Operating loss.......................   (1,435)  (7,564)   (2,466)   (9,961)
Other income, net........................       52      186        41       107
                                           -------  -------  --------  --------
    Net loss.............................   (1,383)  (7,378)   (2,425)   (9,854)
Other comprehensive loss.................      --        (5)      --        (32)
                                           -------  -------  --------  --------
    Comprehensive loss...................  $(1,383) $(7,383) $ (2,425) $ (9,886)
                                           =======  =======  ========  ========
Net loss per share:
  Basic and diluted......................  $ (0.92) $ (2.58) $  (1.58) $  (1.89)
                                           =======  =======  ========  ========
  Weighted-average shares used in
   computation...........................    1,497    2,864     1,535     5,217
                                           =======  =======  ========  ========
Pro forma net loss per share (unaudited):
  Basic and diluted......................           $ (0.59)           $  (0.56)
                                                    =======            ========
  Weighted-average shares used in
   computation...........................            12,547              17,729
                                                    =======            ========

   See accompanying notes to supplemental consolidated financial statements.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (In thousands, except share amounts)

                     Convertible                                                  Notes      Accumulated
                   Preferred Stock    Common Stock     Additional   Deferred    Receivable      Other
                  ----------------- ------------------  Paid-in   Stock-based      from     Comprehensive Accumulated
                    Shares   Amount   Shares    Amount  Capital   Compensation Stockholders    Losses       Deficit
                  ---------- ------ ----------  ------ ---------- ------------ ------------ ------------- -----------
Issuance of
common stock to
Kana founders...         --   $--    3,333,333   $ 3    $    (2)    $    --      $    --        $--        $    --
Issuance of
common stock
upon exercise of
stock options...         --    --       53,333   --         --           --           --         --             --
Repurchase of
founders' common
stock, net......         --           (416,666)  --         --           --           --         --             --
Issuance of
Series A
convertible
preferred stock,
net.............   3,948,719     4         --    --         756          --           --         --             --
Issuance of
shares of common
stock in
exchange for
services .......         --                667   --           7          --           --         --             --
Issuance of
Series B
convertible
preferred stock,
net.............   4,969,136     5         --    --       4,008          --           --         --             --
Deferred stock-
based
compensation....         --    --          --    --         890         (890)         --         --             --
Amortization of
deferred stock-
based
compensation....         --    --          --    --         --           106          --         --             --
Net loss........         --    --          --    --         --           --           --         --          (1,383)
                  ----------  ----  ----------   ---    -------     --------     --------       ----       --------
Balances,
December 31,
1997............   8,917,855     9   2,970,667     3      5,659         (784)         --         --          (1,383)
Issuance of
common stock to
Connectify
founders........         --    --    1,586,240     2         13          --           --         --             --
Issuance of
common stock
upon exercise of
stock options,
net of
repurchases.....         --    --    2,657,312     3        176          --          (155)       --             --
Issuance of
common stock for
intellectual
property........         --    --       36,512   --           5          --           --         --             --
Issuance of
Series A
convertible
preferred stock
upon exercise of
warrant.........      68,139   --          --    --         --           --           --         --             --
Issuance of
warrants to
purchase common
stock...........         --    --          --    --          35          --           --         --             --
Issuance of
common stock....         --    --    1,610,496     1      3,975          --           --         --             --
Issuance of
Series B
convertible
preferred stock,
net.............     112,549     1         --    --          90          --           --         --             --
Issuance of
Series C
convertible
preferred stock,
net.............   3,414,098     3         --    --      11,534          --           --         --             --
Deferred stock-
based
compensation....         --    --          --    --       2,273       (2,273)         --         --             --
Amortization of
deferred stock-
based
compensation....         --    --          --    --         --         1,262          --         --             --
Other
comprehensive
loss............         --    --          --    --         --           --           --          (5)           --
Net loss........         --    --          --    --         --           --           --         --          (7,378)
                  ----------  ----  ----------   ---    -------     --------     --------       ----       --------
Balances,
December 31,
1998............  12,512,641    13   8,861,227     9     23,760       (1,795)        (155)        (5)        (8,761)
Issuance of
common stock
upon exercise of
stock options,
net of
repurchases
(unaudited).....         --    --    1,766,390     2      1,110          --        (1,032)                      --
Deferred stock-
based
compensation
(unaudited).....         --    --          --    --      14,665      (14,665)         --         --             --
Amortization of
deferred stock-
based
compensation
(unaudited).....         --    --          --    --         --         3,063          --         --             --
Other
comprehensive
loss
(unaudited).....         --                --    --         --           --           --         (32)
Net loss
(unaudited).....         --    --          --    --         --           --           --         --          (9,854)
                  ----------  ----  ----------   ---    -------     --------     --------       ----       --------
Balances, June
30, 1999
(unaudited).....  12,512,641  $ 13  10,627,617   $11    $39,535     $(13,397)    $(1,187)       $(37)      $(18,615)
                  ==========  ====  ==========   ===    =======     ========     ========       ====       ========
                      Total
                  Stockholders'
                     Equity
                  -------------
Issuance of
common stock to
Kana founders...     $     1
Issuance of
common stock
upon exercise of
stock options...         --
Repurchase of
founders' common
stock, net......         --
Issuance of
Series A
convertible
preferred stock,
net.............         760
Issuance of
shares of common
stock in
exchange for
services .......           7
Issuance of
Series B
convertible
preferred stock,
net.............       4,013
Deferred stock-
based
compensation....         --
Amortization of
deferred stock-
based
compensation....         106
Net loss........      (1,383)
                  -------------
Balances,
December 31,
1997............       3,504
Issuance of
common stock to
Connectify
founders........          15
Issuance of
common stock
upon exercise of
stock options,
net of
repurchases.....          24
Issuance of
common stock for
intellectual
property........           5
Issuance of
Series A
convertible
preferred stock
upon exercise of
warrant.........         --
Issuance of
warrants to
purchase common
stock...........          35
Issuance of
common stock....       3,976
Issuance of
Series B
convertible
preferred stock,
net.............          91
Issuance of
Series C
convertible
preferred stock,
net.............      11,537
Deferred stock-
based
compensation....         --
Amortization of
deferred stock-
based
compensation....       1,262
Other
comprehensive
loss............          (5)
Net loss........      (7,378)
                  -------------
Balances,
December 31,
1998............      13,066
Issuance of
common stock
upon exercise of
stock options,
net of
repurchases
(unaudited).....          80
Deferred stock-
based
compensation
(unaudited).....         --
Amortization of
deferred stock-
based
compensation
(unaudited).....       3,063
Other
comprehensive
loss
(unaudited).....         (32)
Net loss
(unaudited).....      (9,854)
                  -------------
Balances, June
30, 1999
(unaudited).....     $ 6,323
                  =============

   See accompanying notes to supplemental consolidated financial statements.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                           Years Ended      Six Months Ended
                                           December 31,         June 30,
                                         -----------------  ------------------
                                          1997      1998      1998      1999
                                         -------  --------  --------  --------
                                                               (Unaudited)
Cash flows from operating activities:
 Net loss............................... $(1,383) $ (7,378) $ (2,426) $ (9,854)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization.........      27       233        79       293
  Loss on disposal of assets............     --        --        --        105
  Amortization of stock-based
   compensation and other stock-based
   items ...............................     113     1,302       430     3,063
  Changes in operating assets and
   liabilities:
   Accounts receivable..................     --       (817)     (474)     (592)
   Prepaid expenses and other assets....     (50)     (252)     (245)     (619)
   Accounts payable and accrued
    liabilities.........................     235       787       296     1,906
   Deferred revenue.....................     --        450       108       682
                                         -------  --------  --------  --------
   Net cash used in operating
    activities..........................  (1,058)   (5,675)   (2,232)   (5,016)
                                         -------  --------  --------  --------
Cash flows from investing activities:
 Property and equipment purchases.......    (288)     (987)     (299)   (1,303)
 (Purchases) sales of short-term
  investments...........................    (210)       50       --     (2,091)
                                         -------  --------  --------  --------
   Net cash used in investing
    activities..........................    (498)     (937)     (299)   (3,394)
                                         -------  --------  --------  --------
Cash flows from financing activities:
 Proceeds from issuance of common stock
  and warrants..........................       1     3,744        23        80
 Proceeds from issuance of convertible
  preferred stock, net..................   4,603    11,628       --        --
 Proceeds from convertible notes
  payable...............................     170       265       --         50
 Proceeds from notes payable............      85       750       467     1,685
 Payments on notes payable..............     --       (118)       (3)     (530)
                                         -------  --------  --------  --------
   Net cash provided by financing
    activities..........................   4,859    16,269       487     1,285
                                         -------  --------  --------  --------
Effect of exchange rate changes on cash
 and cash equivalents...................     --         (5)      --        (32)
                                         -------  --------  --------  --------
Net change in cash and cash
 equivalents............................   3,303     9,652    (2,044)   (7,157)
Cash and cash equivalents at beginning
 of period..............................     --      3,303     3,303    12,955
                                         -------  --------  --------  --------
Cash and cash equivalents at end of
 period................................. $ 3,303  $ 12,955  $  1,259  $  5,798
                                         =======  ========  ========  ========
Supplemental disclosure of cash flow
 information:
 Cash paid during period for interest... $     3  $     36  $     13  $     27
                                         =======  ========  ========  ========
 Noncash investing and financial
  activities:
  Issuance of Series A convertible
   preferred stock upon conversion of
   stockholder loan..................... $   170  $    --   $    --   $    --
                                         =======  ========  ========  ========
  Issuance of common stock in exchange
   for notes receivable from
   stockholders......................... $   --   $    155  $    107  $  1,032
                                         =======  ========  ========  ========
  Grant of options to purchase common
   stock with an exercise price below
   fair value........................... $   890  $  2,273  $  1,060  $ 14,665
                                         =======  ========  ========  ========
  Issuance of common stock upon
   conversion of convertible note
   payable.............................. $   --   $    300  $    --   $    --
                                         =======  ========  ========  ========

   See accompanying notes to supplemental consolidated financial statements.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

(1) Description of Business and Summary of Significant Accounting Policies

    (a) Description of Business

    Kana Communications, Inc. and subsidiaries (the Company or Kana) were incorporated on July 11, 1996, but did not commence operations until 1997. The Company develops, markets and supports customer communications software products and services for e-Businesses. The Company sells its products primarily in the United States and, to a lesser extent, in Europe, through its direct sales force.

    (b) Basis of Presentation

    The accompanying supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the August 13, 1999 merger with Connectify, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

    (c) Principles of Consolidation

    The accompanying supplemental consolidated financial statements have been prepared using an inception date of January 1, 1997, as no significant operating activities occurred between July 11, 1996 and December 31, 1996. The consolidated financial statements include the financial statements of Kana Communications, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (d) Interim Supplemental Financial Statements

    The unaudited interim supplemental consolidated financial statements of the Company as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

    In the opinion of management, the accompanying unaudited interim supplemental consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1998 and 1999. Results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

    (e) Use of Estimates

    The preparation of supplemental financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (f) Foreign Currency Translation

    The functional currency for the Company's international subsidiary is the local currency of the country in which it operates. Assets and liabilities are translated using the exchange rate at the balance sheet date. Revenues, expenses, gains, and losses are translated at the exchange rate on the date those elements are recognized. Any translation adjustments are included in other comprehensive loss.

    (g) Cash Equivalents and Short-Term Investments

    The Company considers all highly liquid investments with an original maturity or reset date of three months or less to be cash equivalents. As of December 31, 1997 and 1998 and June 30, 1999, cash equivalents consisted of auction-rate securities and money market funds in the amounts of $3,213,000, $12,780,000, and $5,081,000, respectively. The contractual maturities for the auction-rate securities exceed 10 years; however, the Company has the option of adjusting the interest rates or liquidating these investments on their respective reset dates, which generally occur every 30 days.

    The Company has classified its cash equivalents and short-term investments as "available for sale." These items are carried at fair value, based on the quoted market prices, and unrealized gains and losses, if material, are reported as a separate component of accumulated other comprehensive income (losses) in stockholders' equity. Because of the short-term nature of the Company's cash equivalents and short-term investments, realized and unrealized gains and losses have been immaterial to date. The Company's short-term investments consisted of certificates of deposit with contractual maturities of less than one year.

    (h) Property and Equipment

    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the life of the improvement.

    The Company evaluates long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    (i) Fair Value of Financial Instruments

    The fair values of the Company's cash, cash equivalents, short-term investments, accounts receivable, accounts payable and notes payable approximate their carrying values due to the short maturity or variable rate structure of those instruments.

    (j) Concentration of Credit Risk

    Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company maintains cash and cash equivalents with two domestic financial institutions. From time to time, the Company's cash balances with its financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

    The Company's customers are currently concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been immaterial.

    (k) Revenue Recognition

    The Company recognizes revenue in accordance with Statement of Position
(SOP) No. 97-2, Software Revenue Recognition. SOP No. 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP No. 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as evidence of fair value does exist or until all elements of the arrangement are delivered.

    License revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred, provided the arrangement does not require significant customization of the software, the fee is fixed and determinable, and collectibility is considered probable. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Revenue from maintenance contracts is recognized ratably over the term of the maintenance contract, on a straight-line basis.

    (l) Software Development Costs

    Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    (m) Income Taxes

    The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

    (n) Stock-Based Compensation

    The Company accounts for its stock-based compensation arrangements with employees using the intrinsic-value method. Deferred stock-based compensation is recorded on the date of grant when the deemed fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock.

    Deferred stock-based compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, generally four years, in accordance with Financial Accounting Standards Board Interpretation No. 28.

    (o) Comprehensive Loss

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards of reporting and display of comprehensive income and its components of net income and "Other Comprehensive Loss" in a full set of general purpose financial statements. Other comprehensive loss refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly to stockholders' equity. Other comprehensive loss recorded by the Company for the year ended December 31, 1998 and the six months ended June 30, 1999 was attributable to foreign currency translation adjustments for the Company's U.K. subsidiary. Tax effects of comprehensive loss are not material.

    (p) Net Loss Per Share

    Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:

                                        Years Ended        Six Months Ended
                                       December 31,             June 30,
                                   --------------------- ---------------------
                                      1997       1998       1998       1999
                                   ---------- ---------- ---------- ----------
                                                              (Unaudited)
Stock options and warrants........  1,788,316    281,119    335,565    328,174
Common stock subject to
 repurchase.......................  1,822,915  4,162,840  4,549,337  5,009,333
Convertible preferred stock ......  8,917,855 12,512,641  9,098,543 12,512,641
                                   ---------- ---------- ---------- ----------
                                   12,529,086 16,956,600 13,983,445 17,850,148
                                   ========== ========== ========== ==========

    (q) Segment Reporting

    During 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

    The Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations and assets are based in the United States. No customer accounted for more than 10% of revenues for the year ended December 31, 1998 and the six month period ended June 30, 1999. In the six month period ended June 30, 1998, two customers each accounted for more than 10% of total revenues.

    (r) Pro Forma Stockholders' Equity (unaudited)

    The accompanying unaudited pro forma stockholders' equity at June 30, 1999 reflects the issuance of 838,466 shares of Series D Convertible Preferred Stock at a purchase price of $12.17 per share on July 8, 1999 and the conversion of all outstanding shares of preferred stock, including the Series D Convertible Preferred Stock, as if such events occurred on June 30, 1999.

    (s) Pro Forma Net Loss Per Share (unaudited)

    Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at the date of issuance, if later. Pro forma common equivalent shares, comprised of incremental common shares issuable upon the exercise of stock options and warrants are not included in pro forma diluted net loss per share because they would be anti-dilutive.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

    (t) Recent Accounting Pronouncements

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative and Hedging Activities, effective for fiscal years beginning after June 15, 1999. This standard requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. The type and use of the derivative, and whether it qualifies for hedge accounting, will determine the treatment of gains or losses resulting from changes in the derivative. The Company believes the adoption of SFAS No. 133 will not have a material effect on its results of operations, financial position, or cash flows. The statement will be effective for the Company beginning January 1, 2001.

    In December 1998, the American Institute of Certified Public Accountants issued SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions. SOP No. 98-9 amends SOP No. 97-2 to require the entity to recognize revenue for multiple element arrangements by means of the "residual method" when: 1) there is vendor-specific evidence of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting; 2) vendor-specific evidence of fair value does not exist for one or more of the delivered elements; and 3) all revenue recognition criteria of SOP No. 97-2, other than the requirement for vendor-specific evidence of the fair value of each delivered element, are satisfied. SOP No. 98-9 will be effective beginning January 1, 2000. The Company believes the adoption of SOP No. 98-9 will not have a material effect on its results of operations, financial position or cash flows.

    In April 1998, the AICPA issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which provides guidance for determining whether computer software is internal-use software and for accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold. SOP 98-1 also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material effect on the consolidated financial statements.

    On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was adopted by the Company on January 1, 1999. As the Company had not capitalized such costs, the adoption of SOP 98-5 did not have an impact on the consolidated financial statements of the Company.

(2) Business Combination

    On August 13, 1999, the Company issued approximately 3,491,271 shares of its common stock to the shareholders of Connectify, Inc. (Connectify) in exchange for all of the outstanding capital stock of Connectify. Prior to the consummation of the merger, 5,095,819 shares of the outstanding Kana preferred stock were converted to an equal number shares of Kana common stock. As a result of the conversion, the Company created a controlling class of common stock. The merger has been accounted for as a pooling of interests, and, accordingly, the Company's supplemental consolidated financial statements have been restated for all periods prior to the merger to include the results of

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

operations, financial position, and cash flows of Connectify. No significant adjustments were required to conform the accounting policies of the Company and Connectify.

    In connection with the merger with Connectify, the Company will record a nonrecurring charge for merger integration costs ranging from $1,000,000 to $2,000,000, consisting primarily of transaction fees for attorneys, accountants, and financial printing, employee severance benefits, and facility related costs during the third quarter of 1999.

    Connectify has not reported revenues in any of the periods presented. Net loss for the individual entities as previously reported were as follows (in thousands):

                                                   Year Ended    Six Months
                                                  December 31, Ended June 30,
                                                  ------------ ----------------
                                                      1998      1998     1999
                                                  ------------ -------  -------
   Kana..........................................   $(6,337)   $(2,351) $(7,227)
   Connectify....................................    (1,041)       (74)  (2,627)
                                                    -------    -------  -------
                                                     (7,378)    (2,425)  (9,854)
                                                    =======    =======  =======

(3) Property and Equipment

    Property and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                    1997  1998
                                                                    ---- ------
   Computer equipment.............................................. $220 $  896
   Furniture and fixtures..........................................   20    164
   Leasehold improvements..........................................   48    241
                                                                    ---- ------
                                                                     288  1,301
   Less accumulated depreciation and amortization..................   27    260
                                                                    ---- ------
                                                                    $261 $1,041
                                                                    ==== ======

(4) Notes Payable

    As of December 31, 1997, notes payable of $85,000 consisted of amounts due under a $100,000 line of credit with a bank. The line of credit was fully paid during 1998.

    The Company holds various lines of credit providing for borrowings of up to $2,000,000 and $4,000,000 as of December 31, 1998 and June 30, 1999,
respectively, to be used for qualified equipment purchases or working capital needs. Borrowings under the lines of credit are collateralized by all of the Company's assets and bear interest at the bank's prime rate (7.75% as of December 31, 1998 and June 30, 1999). Total borrowings as of December 31, 1998 and June 30, 1999 were $720,000 and $1,194,000, respectively.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

    On May 18, 1999, the Company entered into two term loan obligations totaling $685,000. The loans bear interest at a fixed rate of approximately 14.5% and mature in June 2002. The aggregate principal payments due under these obligations are as follows (in thousands):

   Year Ending December 31,
   ------------------------
   1999.................................................................. $ 36
   2000..................................................................  232
   2001..................................................................  268
   2002..................................................................  149
                                                                          ----
                                                                          $685
                                                                          ====

(5) Stockholders' Equity

    (a) Convertible Preferred Stock

    Convertible preferred stock as of December 31, 1998, consisted of the following:

                                                       Noncumulative Liquidation
                                             Shares      Dividend    Preference
                                           Outstanding   per Share    per Share
                                           ----------- ------------- -----------
   Series A...............................  4,016,858      $0.02        $0.20
   Series B...............................  5,081,685       0.06         0.81
   Series C...............................  3,414,098       0.27         3.41
                                           ----------
                                           12,512,641
                                           ==========

    Each share of Series A, B, and C preferred stock is convertible at the option of the holder into one share of common stock at any time, subject to adjustment for antidilution. Each share of Series A, B, and C preferred stock will be automatically converted upon written consent or agreement of holders of at least two-thirds of the outstanding preferred shares or upon an initial public offering of the Company's common stock. Each share of Series A, B, and C preferred stock has voting rights equal to one share of common stock on an as-if converted basis.

    No dividends have been declared or paid on either preferred stock or common stock since inception of the Company.

    In connection with the Series A preferred stock issuance, the Company issued a warrant to two investors to purchase 89,744 shares of Series A preferred stock with an exercise price of $0.20 per share. The warrants were exercisable any time prior to April 7, 1998. The fair value of the warrants computed using the Black-Scholes option pricing model on the date of grant was not material. In lieu of paying cash upon exercise of the warrants in 1998, the warrant holders surrendered 21,605 shares of Series A preferred stock back to the Company.

    (b) Common Stock

    The Company has issued to the Company's founders 4,919,973 shares of common stock, which are subject to repurchase on termination of employment. Such repurchase rights lapse in a series of equal monthly installments over a four year period ending in June 2000 and May 2002. As of December 31, 1998, 2,177,151 shares were subject to repurchase. During 1997, the Company repurchased a net of 416,666 shares from one founder at the original exercise price of $0.0001 per share.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    Certain option holders have exercised options to purchase shares of restricted common stock in exchange for five-year full recourse promissory notes. The notes bear interest at 5.7% and expire on various dates through 2004. The Company has the right to repurchase all unvested shares purchased by the notes at the original exercise price in the event of employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally over four years. As of December 31, 1998, there were 2,045,691 shares subject to repurchase. These options were exercised at prices ranging from $0.02 to $0.35 with a weighted-average exercise price of $0.06 per share. The options exercised through December 31, 1998 have a weighted-average fair value of $1.05 per share.

    In connection with the issuance of convertible notes payable of $300,000, the Company issued warrants to purchase 24,157 shares of common stock for $2.49 per share in August 1998. Such warrants are outstanding at December 31, 1998 and expire in August 2005. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $35,000 at the date of grant. Accordingly, following the conversion of the convertible notes payable to Series A convertible preferred stock, the Company recorded $35,000 of interest expense associated with the warrants.

    (c) Stock Option Plans

    The Company's 1997 Stock Option/Stock Issuance Plan (the 1997 Plan) provides for stock options to be granted to employees, independent contractors, officers, and directors. Options are generally granted at an exercise price equivalent to the estimated fair market value per share at the date of grant, as determined by the Company's Board of Directors. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 10 years from the date of grant. Options are immediately exercisable and generally vest over four years, 25% one year after the grant date and the remainder at a rate of 1/36 per month thereafter. Connectify's 1998 Stock Plan has similar terms as those of the 1997 Plan. Outstanding options under Connectify's 1998 Stock Plan were assumed in the merger.

    A summary of stock option activity follows:

                                          Years Ended
                          --------------------------------------------   Six Months Ended
                                  1997                  1998               June 30, 1999
                          --------------------- ---------------------- ----------------------
                                      Weighted-              Weighted-              Weighted-
                                       Average                Average                Average
                            Options   Exercise    Options    Exercise    Options    Exercise
                          Outstanding   Price   Outstanding    Price   Outstanding    Price
                          ----------- --------- -----------  --------- -----------  ---------
                                                                            (Unaudited)
Outstanding at beginning
 of period..............         --     $--      1,698,572     $0.05      281,117     $0.17
 Options granted........   1,751,905    0.05     1,456,483      0.12    2,028,119      0.15
 Options exercised......     (53,333)   0.02    (2,697,315)     0.08   (1,963,862)     0.58
 Options canceled.......         --      --       (176,623)     0.11      (41,357)     0.29
                           ---------            ----------             ----------
Outstanding at end of
 period.................   1,698,572    0.05       281,117      0.09      304,017      0.37
                           =========            ==========             ==========
Shares available for
 future grant...........   1,238,761               358,688                902,732
                           =========            ==========             ==========

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

    At December 31, 1998, the range of exercise prices and the weighted-average remaining contractual life of outstanding options was $0.03 to $0.35 and 9.47 years, respectively.

    At December 31, 1997 and 1998, the number of vested shares under options was 213,165 and 113,267, respectively, and the weighted-average exercise price of those options was $0.05 and $0.08, respectively.

    The Company uses the intrinsic-value method in accounting for its stock-based compensation plans. Accordingly, compensation cost has been recognized in the financial statements for those options issued with exercise prices at less than fair value at date of grant. With respect to the stock options granted from inception through June 30, 1999, the Company recorded deferred stock-based compensation of $17,828,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would not have been materially impacted.

    The Company calculated the fair value of each option grant on the grant date using the minimum value method with the following assumptions: dividend yield at 0%; weighted-average expected option term of three years; risk-free interest rate of 6.22% and 5.15% for the years ended December 31, 1997 and 1998, respectively. The weighted-average fair value of options granted during 1997 and 1998 was $0.51 and $1.57 per share, respectively.

(6) Commitments

    The Company leases its facilities under noncancelable operating leases with various expiration dates through June 30, 2003. The Company also subleases its previous facility under a noncancelable sublease expiring in January 2003. On June 18, 1999, the Company entered into a lease agreement for a new facility. Payments under this lease will begin in November 1999. In connection with this lease, the Company entered into a letter for credit in July 1999 for $1,400,000, expiring in July 2000. The letter of credit is secured by a certificate of deposit.

    Future minimum lease payments under noncancelable operating leases, including the lease signed in June 1999 and subleases, as of December 31, 1998, were as follows (in thousands):

     Year ending                                             Operating
     December 31,                                             Leases   Subleases
     ------------                                            --------- ---------
     1999...................................................  $ 1,344    $293
     2000...................................................    2,933     231
     2001...................................................    2,993     218
     2002...................................................    2,910     227
     2003...................................................    2,464     --
     Thereafter.............................................    6,418     --
                                                              -------    ----
                                                              $19,062    $969
                                                              =======    ====

    Rent expense, net of sublease payments, was $37,000 and $360,000 for the years ended December 31, 1997 and 1998, respectively. Sublease payments approximated $113,000 in the year ended December 31, 1998.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


(7) Income Taxes

    The 1997 and 1998 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

                                                               1997    1998
                                                               -----  -------
   Federal tax benefit at statutory rate...................... $(424) $(2,090)
   Current year net operating loss and temporary differences
    for which no benefit has been recognized..................   424    2,090
                                                               -----  -------
     Total.................................................... $ --   $   --
                                                               =====  =======

    The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                                   1997   1998
                                                                   ----  ------
   Deferred tax assets:
     Net operating loss and credit carryforwards.................. $567  $2,892
     Capitalized startup costs....................................  --      169
     Accruals and reserves........................................   23     130
                                                                   ----  ------
       Total gross deferred tax assets............................  590   3,191
     Valuation allowance.......................................... (590) (3,191)
                                                                   ----  ------
       Total deferred tax assets.................................. $--   $  --
                                                                   ====  ======

    Management has established a full valuation allowance against its net deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carryforward periods.

    As of December 31, 1998, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $6,670,000 and $6,682,000, respectively. The federal net operating loss carryforwards, if not offset against future taxable income, will expire from 2011 through 2018. The California net operating loss carryforwards, if not offset against future taxable income, expire from 2004 through 2006.

    As of December 31, 1998, unused research and development tax credits of approximately $60,000 and $41,000 were available to reduce future federal and California income taxes, respectively. Federal credit carryforwards expire from 2011 through 2018; California credits will carry forward indefinitely.

    The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" as defined. Some of the U.S. federal and California net operating loss carryforwards are subject to limitation as a result of these restrictions. The ownership change restrictions are not expected to impair the Company's ability to utilize the affected carryforward items. If there should be a subsequent ownership change, as defined, of the Company, its ability to utilize its carryforwards could be reduced.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


(8) Subsequent Events

    (a) Initial Public Offering

    On July 7, 1999, the Company's Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock based on their respective conversion ratios.

    (b) Reincorporation

    On September 20, 1999, the Company reincorporated into the State of Delaware, effected a two for three reverse stock split of the Company's common stock and preferred stock and increased the Company's authorized common stock to 100,000,000 shares. As part of the reincorporation the common stock will be assigned a par value equal to $0.001 per share. The accompanying financial statements have been retroactively restated to reflect the effect of this reincorporation and reverse stock split.

    (c) Stock Plans

    On July 7, 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan (the 1999 Plan), which will serve as the successor plan to the 1997 Plan. The Board of Directors also approved a 1999 Employee Stock Purchase Plan (the 1999 ESPP). These plans will become effective immediately prior to the anticipated IPO. The common stock reserved for future issuances under these plans will be 18% of the shares of common stock outstanding immediately after the IPO. Additionally, the share reserve in each plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, equal to the lesser of (i) the number of shares initially reserved for such increase in each respective plan, (ii) 4.25% and 0.75% of the then outstanding shares for the 1999 Plan and the 1999 ESPP, respectively, or (iii) an amount determined by the Board of Directors.

    (d) Series D Convertible Preferred Stock

    On July 8, 1999, the Company issued 838,466 shares of Series D Convertible Preferred Stock at a purchase price of $12.17 per share for total proceeds of approximately $10.2 million. Holders of Series D Preferred Stock are entitled to receive annual noncumulative dividends at a rate of $0.97 per share. Each outstanding share is convertible into common stock on a one-for-one basis. Upon liquidation, the holders of the Series D Preferred Stock will be entitled to receive $12.17 per share. Holders of the Series D Preferred stock are subject to all other rights and preferences of the previously issued series of preferred stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Kana Communications, Inc.

      We have audited the accompanying consolidated balance sheets of Kana Communications, Inc. and subsidiary (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kana Communications, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
June 25, 1999, except as to Note 7,
 which is as of September 20, 1999

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                   December 31,
                                                  ----------------   June 30,
                                                   1997     1998       1999
                                                  -------  -------  -----------
                                                                    (Unaudited)
                     Assets
Current assets:
  Cash and cash equivalents...................... $ 3,303  $ 9,792    $ 4,632
  Short-term investments.........................     210      160      1,560
  Accounts receivable............................      --      817      1,278
  Prepaid expenses and other current assets......      37       96        646
                                                  -------  -------    -------
    Total current assets.........................   3,550   10,865      8,116
Property and equipment, net......................     261      943      1,697
Other assets.....................................      13      161        154
                                                  -------  -------    -------
    Total assets................................. $ 3,824  $11,969    $ 9,967
                                                  =======  =======    =======
      Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of notes payable............... $    34  $   360    $   341
  Accounts payable...............................     130      253        938
  Accrued payroll and related expenses...........      37      285        952
  Other accrued liabilities......................      68      263        588
  Deferred revenue...............................      --      410        968
                                                  -------  -------    -------
    Total current liabilities....................     269    1,571      3,787
Notes payable, less current portion..............      51      360        538
                                                  -------  -------    -------
    Total liabilities............................     320    1,931      4,325
                                                  -------  -------    -------
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.001 par value;
   29,000,000, 50,000,000, and 50,000,000 shares
   authorized; 8,917,855, 12,512,641, and
   12,512,641 shares issued and outstanding;
   aggregate liquidation preference of $4,795,
   $16,524, and $16,524..........................       9       13         13
  Common stock, $0.001 par value; 40,000,000,
   60,000,000, and 60,000,000 shares authorized;
   2,970,667, 5,525,405, and 7,139,932 shares
   issued and outstanding .......................       3        6          7
  Additional paid-in capital.....................   5,659   19,343     34,018
  Deferred stock-based compensation..............    (784)  (1,444)   (12,225)
  Notes receivable from stockholders.............      --     (155)    (1,187)
  Accumulated other comprehensive losses.........      --       (5)       (37)
  Accumulated deficit............................  (1,383)  (7,720)   (14,947)
                                                  -------  -------    -------
    Total stockholders' equity...................   3,504   10,038      5,642
                                                  -------  -------    -------
    Total liabilities and stockholders' equity... $ 3,824  $11,969    $ 9,967
                                                  =======  =======    =======

          See accompanying notes to consolidated financial statements.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                     (In thousands, except per share data)

                                            Years Ended     Six Months Ended
                                           December 31,         June 30,
                                          ----------------  ------------------
                                           1997     1998      1998      1999
                                          -------  -------  --------  --------
                                                               (Unaudited)
Revenues:
  License................................ $    --  $ 1,793  $    615  $  2,795
  Service................................      --      256        41       783
                                          -------  -------  --------  --------
    Total revenues.......................      --    2,049       656     3,578
                                          -------  -------  --------  --------
Cost of revenues:
  License................................      --       54        16        72
  Service................................      --      519        57     1,141
                                          -------  -------  --------  --------
    Total cost of revenues...............      --      573        73     1,213
                                          -------  -------  --------  --------
    Gross profit.........................      --    1,476       583     2,365
                                          -------  -------  --------  --------
Operating expenses:
  Sales and marketing....................     366    3,796     1,398     4,407
  Research and development...............     699    2,254       865     1,836
  General and administrative.............     257      721       282       596
  Amortization of deferred stock-based
   compensation..........................     113    1,230       430     2,826
                                          -------  -------  --------  --------
    Total operating expenses.............   1,435    8,001     2,975     9,665
                                          -------  -------  --------  --------
    Operating loss.......................  (1,435)  (6,525)   (2,392)   (7,300)
Other income, net........................      52      188        41        73
                                          -------  -------  --------  --------
    Net loss.............................  (1,383)  (6,337)   (2,351)   (7,227)
Other comprehensive loss.................      --       (5)       --       (32)
                                          -------  -------  --------  --------
    Comprehensive loss................... $(1,383) $(6,342) $ (2,351) $ (7,259)
                                          =======  =======  ========  ========
Net loss per share:
  Basic and diluted...................... $ (0.92) $ (3.72) $  (1.72) $  (2.52)
                                          =======  =======  ========  ========
  Weighted-average shares used in
   computation...........................   1,497    1,704     1,367     2,868
                                          =======  =======  ========  ========


          See accompanying notes to consolidated financial statements.

                   KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     (In thousands, except share amounts)

                     Convertible                                                 Notes      Accumulated
                   Preferred Stock    Common Stock    Additional   Deferred    Receivable      Other                     Total
                  ----------------- -----------------  Paid-in   Stock-based      from     Comprehensive Accumulated Stockholders'
                    Shares   Amount  Shares    Amount  Capital   Compensation Stockholders    Losses       Deficit      Equity
                  ---------- ------ ---------  ------ ---------- ------------ ------------ ------------- ----------- -------------
Issuance of
common stock to
founders........         --   $--   3,333,333   $ 3    $    (2)    $    --      $   --         $--        $    --       $     1
Issuance of
common stock
upon exercise of
stock options...         --    --      53,333   --         --           --          --          --             --           --
Repurchase of
founders' common
stock, net......         --          (416,666)  --         --           --          --          --             --           --
Issuance of
Series A
convertible
preferred stock,
net.............   3,948,719     4        --    --         756          --          --          --             --           760
Issuance of
shares of common
stock in
exchange for
services .......         --               667   --           7          --          --          --             --             7
Issuance of
Series B
convertible
preferred stock,
net.............   4,969,136     5        --    --       4,008          --          --          --             --         4,013
Deferred stock-
based
compensation....         --    --         --    --         890         (890)        --          --             --           --
Amortization of
deferred stock-
based
compensation....         --    --         --    --         --           106         --          --             --           106
Net loss........         --    --         --    --         --           --          --          --          (1,383)      (1,383)
                  ----------  ----  ---------   ---    -------     --------     -------        ----       --------      -------
Balances,
December 31,
1997............   8,917,855     9  2,970,667     3      5,659         (784)        --          --          (1,383)       3,504
Issuance of
common stock
upon exercise of
stock options,
net of
repurchases.....         --    --   2,554,738     3        170          --         (155)        --             --            18
Issuance of
Series A
convertible
preferred stock
upon exercise of
warrant.........      68,139   --         --    --         --           --          --          --             --           --
Issuance of
Series B
convertible
preferred stock,
net.............     112,549     1        --    --          90          --          --          --             --            91
Issuance of
Series C
convertible
preferred stock,
net.............   3,414,098     3        --    --      11,534          --          --          --             --        11,537
Deferred stock-
based
compensation....         --    --         --    --       1,890       (1,890)        --          --             --           --
Amortization of
deferred stock-
based
compensation....         --    --         --    --         --         1,230         --          --             --         1,230
Other
comprehensive
loss............         --    --         --    --         --           --          --           (5)           --            (5)
Net loss........         --    --         --    --         --           --          --          --          (6,337)      (6,337)
                  ----------  ----  ---------   ---    -------     --------     -------        ----       --------      -------
Balances,
December 31,
1998............  12,512,641    13  5,525,405     6     19,343       (1,444)       (155)         (5)        (7,720)      10,038
Issuance of
common stock
upon exercise of
stock options,
net of
repurchases
(unaudited).....         --    --   1,614,527     1      1,068          --       (1,032)                       --            37
Deferred stock-
based
compensation
(unaudited).....         --    --         --    --      13,607      (13,607)        --          --             --           --
Amortization of
deferred stock-
based
compensation
(unaudited).....         --    --         --    --         --         2,826         --          --             --         2,826
Other
comprehensive
loss
(unaudited).....         --               --    --         --           --          --          (32)                        (32)
Net loss
(unaudited).....         --    --         --    --         --           --          --          --          (7,227)      (7,227)
                  ----------  ----  ---------   ---    -------     --------     -------        ----       --------      -------
Balances, June
30, 1999
(unaudited).....  12,512,641  $ 13  7,139,932   $ 7    $34,018     $(12,225)    $(1,187)       $(37)      $(14,947)     $ 5,642
                  ==========  ====  =========   ===    =======     ========     =======        ====       ========      =======

         See accompanying notes to consolidated financial statements.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                             Years Ended     Six Months Ended
                                            December 31,         June 30,
                                           ----------------  ------------------
                                            1997     1998      1998      1999
                                           -------  -------  --------  --------
                                                                (Unaudited)
Cash flows from operating activities:
 Net loss................................  $(1,383) $(6,337) $ (2,352) $ (7,227)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization..........       27      222        78       259
  Loss on disposal of equipment..........      --       --        --        105
  Amortization of deferred stock-based
   compensation..........................      113    1,230       430     2,825
  Changes in operating assets and
   liabilities:
   Accounts receivable...................      --      (817)     (474)     (462)
   Prepaid expenses and other assets.....      (50)    (207)     (236)     (543)
   Accounts payable and accrued
    liabilities..........................      235      571       249     1,678
   Deferred revenue......................      --       410       108       557
                                           -------  -------  --------  --------
   Net cash used in operating
    activities...........................   (1,058)  (4,928)   (2,197)   (2,806)
                                           -------  -------  --------  --------
Cash flows from investing activities:
 Property and equipment purchases........     (288)    (904)     (291)   (1,118)
 (Purchases) sales of short-term
  investments............................     (210)      50       --     (1,400)
                                           -------  -------  --------  --------
   Net cash used in investing
    activities...........................     (498)    (854)     (291)   (2,518)
                                           -------  -------  --------  --------
Cash flows from financing activities:
 Proceeds from issuance of common stock..        1       13         8        37
 Proceeds from issuance of convertible
  preferred stock, net...................    4,603   11,628       --        --
 Proceeds from convertible notes
  payable................................      170      --        --        --
 Proceeds from notes payable.............       85      720       437       685
 Payments on notes payable...............      --       (85)       (3)     (526)
                                           -------  -------  --------  --------
   Net cash provided by financing
    activities...........................    4,859   12,276       442       196
                                           -------  -------  --------  --------
Effect of exchange rate changes on cash
 and cash equivalents....................      --        (5)      --        (32)
                                           -------  -------  --------  --------
Net change in cash and cash equivalents..    3,303    6,489    (2,046)   (5,160)
Cash and cash equivalents at beginning of
 period..................................      --     3,303     3,303     9,792
                                           -------  -------  --------  --------
Cash and cash equivalents at end of
 period..................................  $ 3,303  $ 9,792  $  1,257  $  4,632
                                           =======  =======  ========  ========
Supplemental disclosure of cash flow
 information:
 Cash paid during period for interest....  $     3  $    36  $     13  $     27
                                           =======  =======  ========  ========
 Noncash investing and financial
  activities:
  Issuance of Series A convertible
   preferred stock upon conversion of
   stockholder loan......................  $   170  $   --   $    --   $    --
                                           =======  =======  ========  ========
  Issuance of common stock in exchange
   for notes receivable from
   stockholders..........................  $   --   $   155  $    107  $  1,032
                                           =======  =======  ========  ========
  Grant of options to purchase common
   stock with an exercise price below
   fair value............................  $   890  $ 1,890  $  1,060   $13,607
                                           =======  =======  ========  ========

          See accompanying notes to consolidated financial statements.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

(1) Description of Business and Summary of Significant Accounting Policies

    (a) Description of Business

    Kana Communications, Inc. and subsidiary (the Company or Kana) were incorporated on July 11, 1996, but did not commence operations until 1997. The Company develops, markets and supports customer communications software products and services for e-Business. The Company sells its products primarily in the United States and, to a lesser extent, in Europe, through its direct sales force.

    (b) Basis of Presentation

    The accompanying consolidated financial statements have been prepared using an inception date of January 1, 1997, as no significant operating activities occurred between July 11, 1996 and December 31, 1996. The consolidated financial statements include the financial statements of Kana Communications, Inc. and its wholly owned subsidiary, Kana Communications Europe Ltd., in the United Kingdom. All significant intercompany balances and transactions have been eliminated in consolidation.

    (c) Interim Financial Statements

    The unaudited interim consolidated financial statements of the Company as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

    In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 1999, and the results of its operations and its cash flows for the three months ended June 30, 1998 and 1999. Results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

    (d) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (e) Foreign Currency Translation

    The functional currency for the Company's international subsidiary is the local currency of the country in which it operates. Assets and liabilities are translated using the exchange rate at the balance sheet date. Revenues, expenses, gains and losses are translated at the exchange rate on the date those elements are recognized. Any translation adjustments are included in other comprehensive loss.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    (f) Cash Equivalents and Short-Term Investments

    The Company considers all highly liquid investments with an original maturity or reset date of three months or less to be cash equivalents. As of December 31, 1997 and 1998 and June 30, 1999, cash equivalents consisted of auction-rate securities and money market funds in the amounts of $3,213,000, $9,647,000, and $3,979,000, respectively. The contractual maturities for the auction-rate securities exceed 10 years; however, the Company has the option of adjusting the interest rates or liquidating these investments on their respective reset dates, which generally occur every 30 days.

    The Company has classified its cash equivalents and short-term investments as "available for sale." These items are carried at fair value, based on the quoted market prices, and unrealized gains and losses, if material, are reported as a separate component of accumulated other comprehensive income (losses) in stockholders' equity. Because of the short-term nature of the Company's cash equivalents and short-term investments, realized and unrealized gains and losses have been immaterial to date. The Company's short-term investments consisted of certificates of deposit with contractual maturities of less than one year.

    (g) Property and Equipment

    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the life of the improvement.

    The Company evaluates long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

    (h) Fair Value of Financial Instruments

    The fair values of the Company's cash, cash equivalents, short-term investments, accounts receivable, accounts payable and notes payable approximate their carrying values due to the short maturity or variable rate structure of those instruments.

    (i) Concentration of Credit Risk

    Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company maintains cash and cash equivalents with two domestic financial institutions. From time to time, the Company's cash balances with its financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

    The Company's customers are currently concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been immaterial.

    (j) Revenue Recognition

    The Company recognizes revenue in accordance with Statement of Position
(SOP) No. 97-2, Software Revenue Recognition. SOP No. 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation or training. Under SOP No. 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as evidence of fair value does exist or until all elements of the arrangement are delivered.

    License revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred, provided the arrangement does not require significant customization of the software, the fee is fixed and determinable, and collectibility is considered probable. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Revenue from maintenance contracts is recognized ratably over the term of the maintenance contract, on a straight-line basis.

    (k) Software Development Costs

    Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

    (l) Income Taxes

    The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

    (m) Stock-Based Compensation

    The Company accounts for its stock-based compensation arrangements with employees using the intrinsic-value method. Deferred stock-based compensation is recorded on the date of grant when the deemed fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    Deferred stock-based compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, generally four years, in accordance with Financial Accounting Standards Board Interpretation No. 28.

    (n) Comprehensive Loss

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS 130 establishes standards of reporting and display of comprehensive income and its components of net income and "Other Comprehensive Loss" in a full set of general purpose financial statements. Other comprehensive loss refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly to stockholders' equity. Other comprehensive loss recorded by the Company for the year ended December 31, 1998 and the six months ended June 30, 1999 was attributable to foreign currency translation adjustments for the Company's U.K. subsidiary. Tax effects of comprehensive loss are not material.

    (o) Net Loss Per Share

    Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.

    Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:

                                        Years Ended        Six Months Ended
                                       December 31,             June 30,
                                   --------------------- ---------------------
                                      1997       1998       1998       1999
                                   ---------- ---------- ---------- ----------
                                                              (Unaudited)
Stock options and warrants........  1,788,316    150,200    335,567    179,867
Common stock subject to
 repurchase.......................  1,822,915  3,139,437  3,392,704  4,019,606
Convertible preferred stock ......  8,917,855 12,512,641  9,098,543 12,512,641
                                   ---------- ---------- ---------- ----------
                                   12,529,086 15,802,278 12,826,814 16,712,114
                                   ========== ========== ========== ==========

    (p) Segment Reporting

    During 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas. The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

    The Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations and assets are based in the United States. No customer accounted for more than 10% of total revenues for the year ended December 31, 1998 and the six months ended June 30, 1999. In the six months ended June 30, 1998, two customers each accounted for more than 10% of total revenues.

    (q) Recent Accounting Pronouncements

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. This standard requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The type and use of the derivative, and whether it qualifies for hedge accounting, will determine the treatment of gains or losses resulting from changes in the derivative. The Company believes the adoption of SFAS No. 133 will not have a material effect on its results of operations, financial position or cash flows. The statement will be effective for the Company beginning January 1, 2001.

    In December 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP No. 98-9 amends SOP No. 97-2 to require the entity to recognize revenue for multiple element arrangements by means of the "residual method" when: 1) there is vendor-specific evidence of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting; 2) vendor-specific evidence of fair value does not exist for one or more of the delivered elements; and 3) all revenue recognition criteria of SOP No. 97-2, other than the requirement for vendor-specific evidence of the fair value of each delivered element, are satisfied. SOP No. 98-9 will be effective beginning January 1, 2000. The Company believes the adoption of SOP No. 98-9 will not have a material effect on its results of operations, financial position or cash flows.

    In April 1998, the AICPA issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which provides guidance for determining whether computer software is internal-use software and for accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold. SOP 98-1, which is effective for the year ended December 31, 1999, also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material effect on the consolidated financial statements.

    On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted SOP 98-5 on January 1, 1999. As the Company had not capitalized such costs, the adoption of SOP 98-5 did not have an impact on the consolidated financial statements of the Company.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

(2) Property and Equipment

    Property and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                    1997  1998
                                                                    ---- ------
   Computer equipment.............................................. $220 $  810
   Furniture and fixtures..........................................   20    141
   Leasehold improvements..........................................   48    241
                                                                    ---- ------
                                                                     288  1,192
   Less accumulated depreciation and amortization..................   27    249
                                                                    ---- ------
                                                                    $261 $  943
                                                                    ==== ======

(3) Notes Payable

    As of December 31, 1997, notes payable of $85,000 consisted of amounts due under a $100,000 line of credit with a bank. The line of credit was fully paid during 1998.

    On January 23, 1998, the Company obtained a $1,000,000 line of credit from a bank, of which up to $750,000 could be used for qualified property and equipment purchases and $250,000 for working capital financing. Borrowings under the line of credit are collateralized by all of the Company's assets and bear interest at the bank's prime rate (7.75% as of December 31, 1998). The Company was able to draw against the line of credit through January 22, 1999, after which all borrowings are to be repaid in 24 equal monthly installments. As of December 31, 1998, $720,000 was outstanding under this agreement. As of June 30, 1999, the borrowings under this line of credit were repaid in full.

    On May 28, 1999, the Company entered into two term loan obligations totaling $685,042. The loans bear interest at a fixed rate of approximately 14.5% and mature in June 2002. The aggregate principal payments due under these obligations are as follows:

      Year Ending
     December 31,
     ------------
      1999............................................................. $ 35,599
      2000.............................................................  232,366
      2001.............................................................  268,461
      2002.............................................................  148,616
                                                                        --------
                                                                        $685,042
                                                                        ========

    In June 1999, the Company entered into a line of credit secured by all assets of the Company, bearing interest at the bank's prime rate (7.75% as of June 30, 1999) and expiring in March 2000. As of June 30, 1999, borrowings under the line of credit amounted to approximately $194,000.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


(4) Stockholders' Equity

    (a) Convertible Preferred Stock

    Convertible preferred stock as of December 31, 1998, consisted of the following:

                                                       Noncumulative Liquidation
                                             Shares      Dividend    Preference
                                           Outstanding   per Share    per Share
                                           ----------- ------------- -----------
   Series A...............................  4,016,858      $0.02        $0.20
   Series B...............................  5,081,685       0.06         0.81
   Series C...............................  3,414,098       0.27         3.41
                                           ----------
                                           12,512,641
                                           ==========

    Each share of Series A, B and C preferred stock is convertible at the option of the holder into one share of common stock at any time, subject to adjustment for antidilution. Each share of Series A, B and C preferred stock will be automatically converted upon written consent or agreement of holders of at least two-thirds of the outstanding preferred shares or upon an initial public offering of the Company's common stock. Each share of Series A, B and C preferred stock has voting rights equal to one share of common stock on an as-if converted basis.

    No dividends have been declared or paid on either preferred stock or common stock since inception of the Company.

    In connection with the Series A preferred stock issuance, the Company issued a warrant to two investors to purchase 89,744 shares of Series A preferred stock with an exercise price of $0.20 per share. The warrants were exercisable any time prior to April 7, 1998. The fair value of the warrants computed using the Black-Scholes option pricing model on the date of grant was not material. In lieu of paying cash upon exercise of the warrants in 1998, the warrant holders surrendered 43,209 shares of Series A perferred stock back to the Company.

    (b) Common Stock

    The Company issued to the Company's founders 3,333,333 shares of common stock, which are subject to repurchase on termination of employment. Such repurchase rights lapse in a series of equal monthly installments over a four year period ending June 4, 2000. As of December 31, 1998, 1,033,333 shares were subject to repurchase. During 1997, the Company repurchased a net of 416,666 shares from one founder at the original exercise price of $0.0002 per share.

    Certain option holders have exercised options to purchase shares of restricted common stock in exchange for five-year full recourse promissory notes. The notes bear interest at 5.7% and expire on various dates through 2004. The Company has the right to repurchase all unvested shares purchased by the notes at the original exercise price in the event of employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally over four years. As of December 31, 1998, there were 2,045,691 shares subject to repurchase. These options were exercised at prices ranging from $0.02 to $0.35 with a weighted-average exercise price of $0.06 per share. The options exercised through December 31, 1998 have a weighted-average fair value of $1.05 per share.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    (c) Stock Option Plan

    The Company's 1997 Stock Option/Stock Issuance Plan (the 1997 Plan) provides for stock options to be granted to employees, independent contractors, officers, and directors. Options are generally granted at an exercise price equivalent to the estimated fair market value per share at the date of grant, as determined by the Company's Board of Directors. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 10 years from the date of grant. Options are immediately exercisable and generally vest over four years, 25% one year after the grant date and 1/36th of the remainder each month thereafter.

    A summary of stock option activity follows:

                                          Years Ended
                          --------------------------------------------   Six Months Ended
                                  1997                  1998               June 30, 1999
                          --------------------- ---------------------- ----------------------
                                      Weighted-              Weighted-              Weighted-
                                       Average                Average                Average
                            Options   Exercise    Options    Exercise    Options    Exercise
                          Outstanding   Price   Outstanding    Price   Outstanding    Price
                          ----------- --------- -----------  --------- -----------  ---------
                                                                            (Unaudited)
Outstanding at beginning
 of period..............         --     $ --     1,698,572     $0.05      150,200     $0.09
 Options granted........   1,751,905     0.05    1,156,367      0.11    1,855,000      0.63
 Options exercised......     (53,333)    0.02   (2,594,739)     0.08   (1,812,000)     0.60
 Options canceled.......         --       --      (110,000)     0.08      (13,333)     0.35
                           ---------            ----------             ----------
Outstanding at end of
 period.................   1,698,572     0.05      150,200      0.09      179,867      0.52
                           =========            ==========             ==========
Shares available for
 future grant...........   1,238,761               799,063                488,201
                           =========            ==========             ==========

    At December 31, 1998, the range of exercise prices and the weighted-average remaining contractual life of outstanding options was $0.03 to $0.35 and 9.18 years, respectively.

    At December 31, 1997 and 1998, the number of vested shares under options was 213,165 and 113,267, respectively, and the weighted-average exercise price of those options was $0.05 and $0.08, respectively.

    The Company uses the intrinsic-value method in accounting for its stock-based compensation plans. Accordingly, compensation cost has been recognized in the financial statements for those options issued with exercise prices at less than fair value at date of grant. With respect to the stock options granted from inception through June 30, 1999, the Company recorded deferred stock-based compensation of approximately $16,387,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would not have been materially impacted.

    The Company calculated the fair value of each option grant on the grant date using the minimum value method with the following assumptions: dividend yield at 0%; weighted-average expected option term of three years; risk-free interest rate of 6.22% and 5.15% for the years ended December 31, 1997 and 1998, respectively. The weighted-average fair value of options granted during 1997 and 1998 was $0.51 and $1.83 per share, respectively.

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


(5) Commitments

    The Company leases its facilities under noncancelable operating leases with various expiration dates through June 30, 2003. The Company also subleases its previous facility under a noncancelable sublease expiring in January 2003. On June 18, 1999, the Company entered into a lease agreement for a new facility. Payments under this lease will begin in November 1999. In connection with this lease, the Company entered into a letter of credit in July 1999 for $1,400,000, expiring in July 2000. The letter of credit is secured by a certificate of deposit.

    Future minimum lease payments under noncancelable operating leases, including the lease signed in June 1999, and subleases, as of December 31, 1998, were as follows (in thousands):

     Year ending                                             Operating
     December 31,                                             Leases   Subleases
     ------------                                            --------- ---------
     1999...................................................  $ 1,111    $244
     2000...................................................    2,723     209
     2001...................................................    2,815     218
     2002...................................................    2,910     227
     2003...................................................    2,464     --
     Thereafter.............................................    6,418     --
                                                              -------    ----
                                                              $18,441    $898
                                                              =======    ====

    Rent expense, net of sublease payments, was $37,000 and $360,000 for the years ended December 31, 1997 and 1998, respectively. Sublease payments approximated $113,000 in the year ended December 31, 1998.

(6) Income Taxes

    The 1997 and 1998 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

                                                               1997    1998
                                                               -----  -------
   Federal tax benefit at statutory rate...................... $(424) $(1,736)
   Current year net operating loss and temporary differences
    for which no benefit has been recognized..................   424    1,736
                                                               -----  -------
     Total.................................................... $ --   $   --
                                                               =====  =======

    The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                                  1997   1998
                                                                  ----  -------
   Deferred tax assets:
     Net operating loss and credit carryforwards................. $567   $2,682
     Accruals and reserves.......................................   23       77
                                                                  ----  -------
       Total gross deferred tax assets...........................  590    2,759
     Valuation allowance......................................... (590)  (2,759)
                                                                  ----  -------
       Total deferred tax assets................................. $--   $   --
                                                                  ====  =======

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)


    Management has established a full valuation allowance against its gross deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carryforward periods.

    As of December 31, 1998, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $6,146,000 and $6,143,000, respectively. The federal net operating loss carryforwards, if not offset against future taxable income, will expire from 2011 through 2018. The California net operating loss carryforwards, if not offset against future taxable income, expire in 2004.

    As of December 31, 1998, unused research and development tax credits of approximately $27,000 and $23,000 were available to reduce future federal and California income taxes, respectively. Federal credit carryforwards expire from 2011 through 2012; California credits will carry forward indefinitely.

    The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" as defined. Some of the U.S. federal and California net operating loss carryforwards are subject to limitation as a result of these restrictions. The ownership change restrictions are not expected to impair the Company's ability to utilize the affected carryforward items. If there should be a subsequent ownership change, as defined, of the Company, its ability to utilize its carryforwards could be reduced.

(7) Subsequent Events

    (a) Initial Public Offering

    On July 7, 1999, the Company's Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock based on their respective conversion ratios.

    (b) Reincorporation

    On September 20, 1999, the Company reincorporated into the State of Delaware, effected a two for three reverse stock split of the Company's common and preferred stock and increased the Company's authorized common stock to 100,000,000 shares. As part of the reincorporation the common stock will be assigned a par value equal to $0.001 per share. The accompanying financial statements have been retroactively restated to reflect the effect of this reincorporation and reverse stock split.

    (c) Stock Plans

    On July 7, 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan (the 1999 Plan), which will serve as the successor plan to the 1997 Plan. The Board of Directors also approved a 1999 Employee Stock Purchase Plan (the 1999 ESPP). These plans will become effective immediately prior to the anticipated IPO. The common stock reserved for future issuances

                    KANA COMMUNICATIONS, INC. AND SUBSIDIARY

                           December 31, 1997 and 1998
       (Information with respect to June 30, 1998 and 1999 is unaudited)

under these plans will be 18% of the shares of common stock outstanding immediately after the IPO. Additionally, the share reserve in each plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to the lesser of (i) the number of shares initially reserved for such increase in each respective plan, (ii) 4.25% and 0.75% of the then outstanding shares for the 1999 Plan and the 1999 ESPP, respectively, or (iii) an amount determined by the Board of Directors.

    (d) Series D Convertible Preferred Stock

    On July 8, 1999, the Company issued 838,472 shares of Series D Convertible Preferred Stock at a purchase price of $12.17 per share for total proceeds of approximately $10.2 million. Holders of Series D Preferred Stock are entitled to receive annual noncumulative dividends at a rate of $0.97 per share. Each outstanding share is convertible into common stock on a one-for-one basis. Upon liquidation, the holders of the Series D Preferred Stock will be entitled to receive $12.17 per share. Holders of the Series D Preferred stock are subject to all other rights and preferences of the previously issued series of preferred stock.

    (e) Business Combination

    On August 13, 1999, the Company issued approximately 3,491,271 shares of its common stock to the stockholders of Connectify, Inc. (Connectify) in exchange for all of the outstanding capital stock of Connectify. Prior to the consummation of the merger, 5,095,819 shares of preferred stock of the Company were converted into an equal number of shares of common stock. As a result of the conversion, the Company created a controlling class of common stock. The merger will be accounted for as a pooling of interests, and, accordingly, the Company's historical consolidated financial statements presented in future periods will be restated to include the results of operations, financial position, and cash flows of Connectify. No significant adjustments will be required to conform the accounting policies of the Company and Connectify.

    In connection with the merger with Connectify, the Company will record a nonrecurring charge for merger integration costs ranging from $1,000,000 to $2,000,000, consisting primarily of transaction fees for attorneys, accountants, and financial printing, employee severance benefits, and facility related costs during the third quarter of 1999.

                       Report of Independent Accountants

To the Board of Directors and
 Stockholders of
Connectify, Inc. (formerly
 Connectify.com, Inc.)

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Connectify, Inc. (formerly Connectify.com, Inc.) (a company in the development stage) at December 31, 1998, and the results of its operations and its cash flows for the period from May 14, 1998 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 19, 1999 except for Note 8 for
 which the date is August 13, 1999.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                       December 31,  June 30,
                                                           1998        1999
                                                       ------------ -----------
                                                                    (unaudited)
                        Assets
Current assets:
  Cash and cash equivalents...........................   $ 3,163      $ 1,166
  Short-term investments..............................       --           691
  Accounts receivable.................................       --           131
  Prepaid expenses and other current assets...........        45           89
                                                         -------      -------
    Total current assets..............................     3,208        2,077
Property and equipment, net...........................        98          249
Other assets..........................................       --            32
                                                         -------      -------
    Total assets......................................   $ 3,306      $ 2,358
                                                         =======      =======
         Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of borrowings under line of credit..   $   --       $   900
  Convertible note payable............................       --            50
  Accounts payable....................................        78          201
  Accrued liabilities.................................       138          243
  Deferred revenue....................................        40          165
  Capital lease obligations, current..................         7            7
                                                         -------      -------
    Total current liabilities.........................       263        1,566
Other liabilities:
  Borrowings under line of credit, less current
   portion............................................       --           100
  Capital lease obligations, less current portion.....        15           11
                                                         -------      -------
    Total liabilities.................................       278        1,677
                                                         -------      -------
Commitments (Note 4)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value
   Authorized: 8,200,000 shares
   Issued and outstanding: 7,614,696 shares at
    December 31, 1998
    and June 30, 1999 (unaudited).....................         8            8
   (Liquidation value: $4,000)
  Common stock, $0.001 par value
   Authorized: 25,000,000 shares
   Issued and outstanding: 8,157,634 shares at
    December 31, 1998
    and 8,875,665 at June 30, 1999 (unaudited)........         8            9
  Additional paid-in capital..........................     4,404        5,504
  Unearned stock-based compensation...................      (351)      (1,172)
  Deficit accumulated during the development stage....    (1,041)      (3,668)
                                                         -------      -------
    Total stockholders' equity........................     3,028          681
                                                         -------      -------
      Total liabilities and stockholders' equity......   $ 3,306      $ 2,358
                                                         =======      =======

   The accompanying notes are an integral part of these financial statements.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                             From May 14,
                                 1998     From May 14,             From May 14,
                               (date of       1998                     1998
                              inception)    (date of                 (date of
                                  to       inception)  Six Months   inception)
                             December 31, to June 30,  Ended June  to June 30,
                                 1998         1998      30, 1999       1999
                             ------------ ------------ ----------- ------------
                                          (unaudited)  (unaudited) (unaudited)
Operating expenses:
  Research and
   development.............   $     582     $    19     $   1,484   $   2,066
  Selling, general and
   administrative..........         426          55           940       1,366
  Stock-based
   compensation............          32          --           237         269
                              ---------     -------     ---------   ---------
    Total operating
     expenses..............       1,040          74         2,661       3,701
                              ---------     -------     ---------   ---------
Operating loss.............      (1,040)        (74)       (2,661)     (3,701)
Interest income (expense),
 net.......................          (1)         --            34          33
                              ---------     -------     ---------   ---------
Net loss...................   $  (1,041)    $   (74)    $  (2,627)  $  (3,668)
                              =========     =======     =========   =========
Net loss attributable to
 common stockholders.......   $  (1,041)    $   (74)    $  (2,627)  $  (3,668)
                              =========     =======     =========   =========
Net loss per common share--
 basic and diluted.........   $   (0.42)    $ (0.09)    $   (0.75)  $   (1.25)
                              =========     =======     =========   =========
Weighted average common
 shares--basic and
 diluted...................   2,453,623     797,872     3,497,761   2,933,631
                              =========     =======     =========   =========


   The accompanying notes are an integral part of these financial statements.

                               CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                     (a company in the development stage)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                                      Deficit
                            Convertible                                             Accumulated
                          Preferred Stock    Common Stock   Additional   Unearned   During the      Total
                          ---------------- ----------------  Paid-In   Stock-based  Development Stockholders'
                           Shares   Amount  Shares   Amount  Capital   Compensation    Stage       Equity
                          --------- ------ --------- ------ ---------- ------------ ----------- -------------
Issuance of common stock
 in June 1998 for cash
 at $0.002 per share....        --  $  --  7,500,000  $  7    $    8     $   --       $   --       $    15
Issuance of common stock
 in August 1998 for
 intellectual property
 at $0.03 per share.....        --     --    172,634    --         5         --           --             5
Issuance of warrants to
 purchase Series A
 convertible preferred
 stock in August 1998...        --     --        --     --        35         --           --            35
Issuance of Series A
 convertible preferred
 stock in September 1998
 for cash at $0.5253 per
 share, net of issuance
 costs of $24...........  7,043,596     7        --     --     3,669         --           --         3,676
Issuance of Series A
 convertible preferred
 stock in September
 1998, on conversion of
 notes payable..........    571,100     1        --     --       299         --           --           300
Issuance of common stock
 in August through
 October 1998 for cash
 at $0.01 to $0.03 per
 share under stock
 option plan............        --     --    485,000     1         5         --           --             6
Unearned employee stock-
 based compensation.....        --     --        --     --       324        (324)         --           --
Amortization of employee
 stock-based
 compensation...........        --     --        --     --       --           20          --            20
Unearned service
 provider stock-based
 compensation...........        --     --        --     --        59         (59)         --           --
Amortization of stock-
 based compensation for
 service provider.......        --     --        --     --       --           12          --            12
Net loss................        --     --        --     --       --          --        (1,041)      (1,041)
                          --------- -----  ---------  ----    ------     -------      -------      -------
Balances, December 31,
 1998...................  7,614,696     8  8,157,634     8     4,404        (351)      (1,041)       3,028
Issuance of common stock
 in February through May
 1999 for cash at $0.01
 to $0.06 per share
 under stock option plan
 (unaudited)............        --     --    718,031     1        42         --           --            43
Unearned employee stock-
 based compensation
 (unaudited)............        --     --        --     --       912        (912)         --           --
Amortization of employee
 stock-based
 compensation
 (unaudited)............        --     --        --     --       --          183          --           183
Unearned service
 provider stock-based
 compensation
 (unaudited)............        --     --        --     --       146        (146)         --           --
Amortization of stock-
 based compensation for
 service provider
 (unaudited)............        --     --        --     --       --           54          --            54
Net loss (unaudited)....        --     --        --     --       --          --        (2,627)      (2,627)
                          --------- -----  ---------  ----    ------     -------      -------      -------
Balances, June 30, 1999
 (unaudited)............  7,614,696 $   8  8,875,665  $  9    $5,504     $(1,172)     $(3,668)     $   681
                          ========= =====  =========  ====    ======     =======      =======      =======

  The accompanying notes are an integral part of these financial statements.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                          From May 14,
                          1998 (date of From May 14,  Six Months  From May 14,
                          inception) to 1998 (date of    Ended    1998 (date of
                          December 31,  inception) to  June 30,   inception) to
                              1998      June 30, 1998    1999     June 30, 1999
                          ------------- ------------- ----------- -------------
                                         (unaudited)  (unaudited)  (unaudited)
Cash flows from
 operating activities:
 Net loss...............     $(1,041)       $(74)       $(2,627)     $(3,668)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........          11           1             34           45
  Stock-based
   compensation.........          32          --            237          269
  Non-cash interest
   expense..............          35          --            --            35
  Common stock issued
   for intellectual
   property.............           5          --            --             5
  Change in operating
   assets and
   liabilities:
  Accounts receivable...         --           --           (131)        (131)
  Prepaid expenses and
   other current
   assets...............         (45)         (9)           (44)         (89)
  Other assets..........         --           --            (32)         (32)
  Accounts payable......          78          --            123          201
  Accrued liabilities...         138          47            105          243
  Deferred revenue......          40          --            125          165
                             -------        ----        -------      -------
   Net cash used in
    operating
    activities..........        (747)        (35)        (2,210)      (2,957)
                             -------        ----        -------      -------
Cash flows from
 investing activities:
 Acquisition of property
  and equipment.........         (83)         (8)          (185)        (268)
 Purchase of short-term
  investments...........         --           --           (691)        (691)
                             -------        ----        -------      -------
   Net cash used in
    investing
    activities..........         (83)         (8)          (876)        (959)
                             -------        ----        -------      -------
Cash flows from
 financing activities:
 Proceeds from issuance
  of common stock.......          21          15             43           64
 Principal payments on
  capital lease
  obligations...........          (4)         --             (4)          (8)
 Proceeds from issuance
  of convertible
  preferred stock, net
  of issuance costs.....       3,676          --            --         3,676
 Proceeds from the
  issuance of
  convertible notes
  payable...............         265          --             50          315
 Proceeds from the
  issuance of warrants..          35          --            --            35
 Proceeds from issuance
  of notes payable to
  founders..............          30          30            --            30
 Principal payments on
  notes payable to
  founders .............         (30)         --            --           (30)
 Proceeds from line of
  credit................         --           --          1,000        1,000
                             -------        ----        -------      -------
   Net cash provided by
    financing
    activities..........       3,993          45          1,089        5,082
                             -------        ----        -------      -------
Net increase (decrease)
 in cash and cash
 equivalents............       3,163           2         (1,997)       1,166
Cash and cash
 equivalents, beginning
 of period..............         --           --          3,163          --
                             -------        ----        -------      -------
Cash and cash
 equivalents, end of
 period.................     $ 3,163        $  2        $ 1,166      $ 1,166
                             =======        ====        =======      =======
Supplemental disclosure
 of cash flow
 information:
 Taxes paid.............     $     1        $ --        $     2      $     3
                             =======        ====        =======      =======
Supplemental non-cash
 financing and investing
 activities:
 Conversion of
  convertible promissory
  notes payable into
  Series A convertible
  preferred stock.......     $   300        $ --        $   --       $   300
                             =======        ====        =======      =======
 Acquisition of property
  and equipment under
  capital lease.........     $    26        $ 11        $   --       $    26
                             =======        ====        =======      =======
 Unearned stock-based
  compensation..........     $   383        $ --        $ 1,058      $ 1,441
                             =======        ====        =======      =======

   The accompanying notes are an integral part of these financial statements.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS
       (Information with respect to June 30, 1999 and 1998 is unaudited)

1. Formation and Business of the Company

    Connectify, Inc. (the "Company") was incorporated in the state of Delaware on May 14, 1998 originally under the name Connectify.com, Inc. The Company is an electronic direct marketing software provider. Through December 31, 1998, the Company was active in developing its initial product technology, raising capital and recruiting personnel; accordingly, the Company was in the development stage.

    The Company's operations are currently funded by proceeds from the issuance of Series A convertible preferred stock and a $1,000,000 line of credit provided by Silicon Valley Bank. The Company plans to enter into a merger agreement with Kana Communications, Inc. and for the surviving corporation to raise approximately $40,000,000 in an initial public offering of its common stock. The Company has obtained an unconditional commitment from Kana Communications, Inc. that they will provide financial support and assistance to Connectify for the period to August 7, 2000.

2. Summary of Significant Accounting Policies

  Unaudited interim results

    The accompanying interim financial statements as of June 30, 1999, and for the period ended June 30, 1998 and six months ended June 30, 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and its cash flows as of June 30, 1999 and for the period ended June 30, 1998 and six months ended June 30, 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

  Use of estimates

    Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Revenue

    Revenue consists primarily of license fees received under the terms of license agreements with customers to provide the Company's product, which is customized to each customer's process. Therefore, in accordance with Statement of Position 97-2, "Software Revenue Recognition", the Company recognizes revenue on the percentage of completion method over the period of customization. Under certain initial contracts, where the costs of completion cannot be estimated, the completed contract method is utilized whereby the revenue is initially deferred and recognized when the Company completes customization.

    The Company also derives revenues from services and maintenance which are recognized as the services are provided and ratably over the maintenance period respectively.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  Comprehensive income (loss)

    Effective on the date of inception, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. For the period ended December 31, 1998, the Company had no sources of other comprehensive income (loss).

  Financial instruments

    The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents and accounts payable approximate fair value due to their short-term maturities.

  Cash and cash equivalents and certain risks and concentrations

    The Company considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase to be cash equivalents.

    The Company's cash and cash equivalents are deposited with one major financial institution in the United States. At times, such deposits may be in excess of the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

  Property and equipment

    Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years.

  Research and development

    Research and development costs are charged to operations as incurred.

  Net loss per common share

    Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A convertible preferred stock, are included in the diluted net loss per share computation to the extent such shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


                         From May 14,  From May 14,               From May 14,
                         1998 (date of 1998 (date of Six Months   1998 (date of
                         inception) to inception) to    Ended     inception) to
                         December 31,    June 30,     June 30,      June 30,
                             1998          1998         1999          1999
                         ------------- ------------- -----------  -------------
                                        (unaudited)  (unaudited)   (unaudited)
Numerator
  Net loss attributable
   to common
   stockholders.........  $    (1,041)  $       (74) $    (2,627)  $    (3,668)
                          -----------   -----------  -----------   -----------
Denominator
  Weighted average
   common shares........    8,058,633     3,191,489    8,466,127     8,237,653
  Less shares subject to
   repurchase...........   (5,605,010)   (2,393,617)  (4,968,366)   (5,304,022)
                          -----------   -----------  -----------   -----------
Denominator for basic
 and diluted
 calculation............    2,453,623       797,872    3,497,761     2,933,631
                          -----------   -----------  -----------   -----------
Net loss per-share--
 basic and diluted......  $     (0.42)  $     (0.09) $     (0.75)  $     (1.25)
                          ===========   ===========  ===========   ===========

    The following table summarizes common stock equivalents that are not included in the diluted net loss per share calculation of the denominator above because to do so would be antidilutive for the periods indicated:

                         From May 14,
                         1998 (date of From May 14,  Six Months  From May 14,
                         inception) to 1998 (date of    Ended    1998 (date of
                         December 31,  inception) to  June 30,   inception) to
                             1998      June 30, 1998    1999     June 30, 1999
                         ------------- ------------- ----------- -------------
                                        (unaudited)  (unaudited)  (unaudited)
Weighted average effect
 of common stock
 equivalents:
  Series A convertible
   preferred stock......   3,032,693           --     7,614,696    5,045,660
  Options to purchase
   common stock.........     169,162           --       428,431      232,791
  Warrants to purchase
   convertible preferred
   stock................      72,684           --       114,218       90,931
  Common stock subject
   to repurchase........   5,605,010     2,393,617    4,968,366    5,304,022
                           ---------     ---------   ----------   ----------
                           8,879,549     2,393,617   13,125,711   10,673,404
                           =========     =========   ==========   ==========

  Stock-based compensation

    The Company has adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") SFAS No. 123, "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Stock issued to non-employees has been accounted for in accordance with SFAS No. 123 and valued using the Black-Scholes model.

    Software development costs

    Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

development costs are capitalized. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

  Income taxes

    Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities, measured at tax rates that will be in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Recent accounting pronouncements

    In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

    In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-5 will have a material impact on its financial statements.

    In June 1998, FASB issued SFAS No. 133, or SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 1999. The Company does not currently hold derivative instruments or engage in hedging activities.

3. Balance sheet accounts

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Property and equipment (in thousands)
     Computer equipment............................................     $ 86
     Furniture and fixtures........................................       23
                                                                        ----
                                                                         109
   Less accumulated depreciation and amortization..................      (11)
                                                                        ----
                                                                        $ 98
                                                                        ====

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

    Property and equipment includes $26,000 of computer equipment under capital leases at December 31, 1998. Accumulated amortization of assets under capital leases totaled $4,000 at December 31, 1998.

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Accrued liabilities (in thousands)
     Accrued salaries and benefits.................................     $ 97
     Other accrued expenses........................................       41
                                                                        ----
                                                                        $138
                                                                        ====

4. Commitments

  Leases

    The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through November 2001. The Company has subleased certain property for the period from February 1999 to June 2000. Rent expense for the period ended December 31, 1998 was $43,000.

    Future minimum lease payments under noncancelable operating and capital leases, including lease commitments entered into subsequent to December 31, 1998 and future minimum sub-lease rental receipts under noncancelable operating leases are as follows (in thousands):

                                                     Capital Operating Sublease
     Year Ended December 31,                         Leases   Leases    Leases
     -----------------------                         ------- --------- --------
     1999...........................................   $10     $233      $49
     2000...........................................    10      210       22
     2001...........................................     8      178       --
                                                       ---     ----      ---
     Total minimum lease payments and sublease
      income........................................    28     $621      $71
                                                               ====      ===
     Less: Amount representing finance costs........    (6)
                                                       ---
     Present value of capital lease obligations.....    22
     Less: Current portion..........................    (7)
                                                       ---
       Long-term portion of capital lease
        obligations.................................   $15
                                                       ===

5. Borrowings

  Line of credit

    At December 31, 1998, the Company had an unutilized line of credit with Silicon Valley Bank (the "Bank") for equipment purchases and operating expenses. The line of credit provides for borrowings of up to $1,000,000 which are collateralized by any property of any and every kind belonging to the Company. The line of credit is repayable in monthly installments of principal plus interest commencing, at the earliest, on July 31, 1999 and bears interest at the Bank's prime rate (7.75% at December 31, 1998).

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6. Stockholders' Equity

  Convertible preferred stock

    Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each share. At December 31, 1998, the amounts, terms and liquidation values of Series A convertible preferred stock are as follows:

                                                           Shares
                                                Shares   Issued and  Liquidation
                                              Authorized Outstanding    Value
                                              ---------- ----------- -----------
Series A..................................... 8,200,000   7,614,696  $ 4,000,000
                                              =========   =========  ===========

  Dividends

    The holders of Series A convertible preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of 8% per share per annum. Such dividends are payable when, as and if declared by the Board of Directors, and are not cumulative. At December 31, 1998, no dividends have been declared or paid.

  Liquidation

    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding Series A convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, the amount of $0.5253 per share for Series A convertible preferred stock plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. If, upon occurrence of such event, the assets and funds thus distributed among the holders of the Series A convertible preferred stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of the Series A convertible preferred stock in proportion to the number of such shares owned by each stockholder.

  Voting

    Each share of convertible preferred stock entitles the holder to voting rights equal to the number of shares of common stock into which it is convertible.

  Conversion

    Each share of Series A convertible preferred stock is convertible into such number of shares of common stock as determined by dividing $0.5253 by the conversion price at the time in effect for each such share of preferred stock. The initial conversion price shall be $0.5253 per share for Series A convertible preferred stock. Conversion is either at the option of the holder or is automatic upon the closing date of a public offering of the Company's common stock for which the price per share is not less than $2.00 and the aggregate offering price is not less than $7,500,000.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  Warrants for convertible preferred stock

    In connection with the issuance of convertible notes payable of $300,000, the Company issued warrants to purchase 114,218 shares of Series A convertible preferred stock for $0.5253 per share in August 1998. Such warrants are outstanding at December 31, 1998 and expire at the earlier of an initial public offering of the Company's common stock, a consolidation pursuant to which the stockholders of the Company own less than 50% of the voting securities of the surviving company or August 2005. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $35,000 at the date of grant. Accordingly, following the conversion of the convertible notes payable to Series A convertible preferred stock, the Company recorded $35,000 interest expense associated with the warrants.

  Common stock

    The Company's Articles of Incorporation, as amended, authorize the Company to issue 25,000,000 shares of $0.001 par value common stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1998, there were 5,124,464 common shares outstanding subject to repurchase.

    Each share of common stock is entitled to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available and declared by the Board of Directors subject to the prior rights of holders of all classes of stock. No dividends have been declared or paid as of December 31, 1998.

  Stock Option Plan

    In 1998, the Company adopted the 1998 Stock Plan (the Plan) under which 3,750,000 shares of the Company's common stock were reserved for issuance to employees, directors and consultants. Options granted under the Plan may be incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees.

    The Plan is administered by a committee appointed by the Board of Directors which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option grant and the exercisability thereof.

    Each stock option agreement shall specify the date when all or any installment of the option is to become exercisable. To the extent required by applicable law, an option shall become exercisable no less rapidly than the rate of 20% per year for each of the first five years from the grant date.

    The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company's common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. The maximum term of the options is ten years.

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


    Activity under the Plan (period from January 1, 1999 to June 30, 1999 is unaudited) is as follows:

                                            Outstanding Options
                                       ------------------------------- Weighted
                             Shares                          Aggregate Average
                           Available    Number      Price    Exercise  Exercise
                           for Grant   of Shares  Per Share    Price    Price
                           ----------  ---------  ---------- --------- --------
Options reserved at Plan
 inception...............   2,500,000
Options authorized.......   1,250,000
Options granted..........  (1,419,000) 1,419,000  $0.01-0.06  $46,000   $0.03
Options exercised........         --    (485,000)  0.01-0.06   (6,000)   0.01
Options cancelled........     315,000   (315,000)  0.03-0.06   (9,000)   0.03
                           ----------  ---------              -------   -----
Balances, December 31,
 1998....................   2,646,000    619,000   0.01-0.06   31,000    0.05
Options granted..........    (818,531)   818,531     0.06      49,000    0.06
Options exercised........         --    (718,031)  0.01-0.06  (43,000)   0.06
Options cancelled........     132,500   (132,500)  0.03-0.06   (7,000)   0.05
                           ----------  ---------              -------   -----
Balances, June 30, 1999..   1,959,969    587,000  $0.01-0.06  $30,000   $0.05
                           ==========  =========              =======   =====

    The weighted average fair value of options granted in the period ended December 31, 1998 was $0.12.

    The following table summarizes information about stock options outstanding and currently exercisable by price at December 31, 1998:

                                                            Options Currently
                                Options Outstanding            Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                                       Remaining  Average              Average
                            Number    Contractual Exercise   Number    Exercise
      Exercise Price      Outstanding    Life      Price   Exercisable  Price
      --------------      ----------- ----------- -------- ----------- --------
      $0.01..............    87,000      9.65      $0.01         417    $0.01
      $0.03..............    59,500      9.67      $0.03       2,000    $0.03
      $0.06..............   472,500      9.84      $0.06     250,313    $0.06
                            -------                                     -----
      $0.01-$0.06........   619,000      9.80      $0.05     252,730    $0.06

    The Company has agreements with certain key employees whereby options granted become immediately exercisable, subject to repurchase by the Company. The repurchase rights lapse over the options vesting period of four years. Of the options exercisable at December 31, 1998, 250,000 would be subject to repurchase if exercised.

                               CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                     (a company in the development stage)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


    The following table summarizes information about stock options outstanding and currently exercisable by price at June 30, 1999 (unaudited):

                                                            Options Currently
                                Options Outstanding            Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                                       Remaining  Average              Average
                            Number    Contractual Exercise   Number    Exercise
      Exercise Price      Outstanding    Life      Price   Exercisable  Price
      --------------      ----------- ----------- -------- ----------- --------
      $0.01..............    82,000      9.15      $0.01      1,042     $0.01
      $0.03..............    22,000      9.17      $0.03      2,000     $0.03
      $0.06..............   483,000      9.56      $0.06     18,604     $0.06
                            -------                                     -----
      $0.01-$0.06........   587,000      9.49      $0.05     21,646     $0.05

    None of the options exercisable at June 30, 1999 would be subject to repurchase if exercised.

  Fair value disclosures

    The Company calculated the minimum fair value of each option grant on the date of grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

      Risk-free interest rate......................................... 4.4%-5.5%
      Expected life...................................................   5 years
      Dividend yield..................................................        0%

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows (in thousands):

                                                       From May 14,
                                                       1998 (date of Six Months
                                                       inception) to    Ended
                                                       December 31,   June 30,
                                                           1998         1999
                                                       ------------- -----------
                                                                     (unaudited)
      Net loss as reported............................    $(1,041)     $(2,627)
                                                          -------      -------
      Net loss--SFAS 123 adjusted.....................    $(1,043)     $(2,636)
                                                          -------      -------
      Net loss per share--as reported (Note 2)
       Basic and diluted..............................    $ (0.42)     $ (0.75)
                                                          -------      -------
      Net loss per share--SFAS 123 adjusted
       Basic and diluted..............................    $ (0.42)     $ (0.75)
                                                          -------      -------

    The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

                                CONNECTIFY, INC.
                        (formerly Connectify.Com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  Stock-based compensation

    In connection with certain stock option grants to employees during the period ended December 31, 1998, the Company recorded unearned stock-based compensation totaling $324,000, which is being amortized over the vesting periods of the related options which is generally four years. Amortization of this stock-based compensation recognized during the period ended December 31, 1998 totaled approximately $20,000.

    Additionally, the Company recorded unearned stock-based compensation for restricted common stock granted to service providers of $59,000, which is being amortized over four years. Amortization of the fair value of this restricted common stock resulted in stock-based compensation of $12,000 during the period ended December 31, 1998.

  Stock-based compensation (unaudited)

    In connection with certain stock option grants to employees during the six months ended June 30, 1999, the Company recorded unearned stock-based compensation totalling $912,000, which is being amortized over the vesting period which is generally four years. Amortization of stock-based compensation, for these and the 1998 option grants, recognized during the six months ended June 30, 1999 totalled $183,000.

    Additionally, the Company recorded unearned stock-based compensation for restricted common stock granted to service providers of $146,000, which is being amortized over four years. Amortization of stock-based compensation, for these and the 1998 restricted stock grants, recognized during the six months ended June 30, 1999 totalled $54,000.

    The remaining unearned stock-based compensation for both option and restricted stock grants will be amortized as follows: $355,000 for the remainder of 1999, $449,000 in 2000; $243,000 in 2001, $108,000 in 2002 and
$17,000 in 2003.

7. Income Taxes

    The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    The principal items accounting for the difference between income taxes computed at the U.S. statutory rate and the provision for income taxes are as follows:

      U.S. statutory rate..................................................  34%
      Operating losses not benefited....................................... -34%
                                                                            ---
                                                                              0%
                                                                            ---

                                CONNECTIFY, INC.
                        (formerly Connectify.com, Inc.)
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


    Temporary differences which give rise to significant portions of the deferred tax asset at December 31, 1998 are as follows (in thousands):

      Net operating loss carryforwards................................... $ 210
      Capitalized startup costs..........................................   169
      Research and development credit carry over.........................    45
      Other..............................................................     8
                                                                          -----
      Total deferred tax asset...........................................   432
      Less valuation allowance...........................................  (432)
                                                                          -----
      Net deferred tax asset............................................. $ --
                                                                          =====

    The Company has established a 100% valuation allowance because at this time it appears more likely than not that the benefit will not be realized for its deferred tax asset.

    At December 31, 1998, the Company had federal and state net operating loss carry-forwards of approximately $524,000 and $539,000, respectively, available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carry forwards expire in 2006 through 2018.

    At December 31, 1998, the Company had federal and state research and development and other credits of approximately $33,000 and $18,000, respectively. The research and development credit carry-forwards expire in 2018, if not utilized.

    The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined, utilization of the carry-forwards could be restricted.

8. Subsequent Events

    At June 30, 1999, the line of credit with Silicon Valley Bank of $1,000,000 (unaudited) was fully utilized.

    On August 13, 1999, the Company entered into a merger agreement with Kana Communications, Inc. ("Kana"). Under the terms of the agreement, Kana will acquire all the Company's outstanding capital stock and all unexpired and unexercised options and warrants in return for 15% of the total post closing capital stock of Kana on a fully-diluted basis.

Inside Back Cover

A large logo in the center of the page is the Kana logo, which is a large K with a semi-circle around the K with stylized letters.

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  No dealer, salesperson or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Preemptive Rights........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Supplemental Selected Consolidated Financial Data........................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  36
Management...............................................................  51
Transactions and Relationships with Related Parties......................  66
Recent Developments......................................................  68
Principal Stockholders...................................................  70
Description of Capital Stock.............................................  72
Shares Available for Future Sale.........................................  75
Underwriting.............................................................  77
Legal Matters............................................................  79
Change in Accountants....................................................  79
Experts..................................................................  79
Additional Information...................................................  80
Index to Consolidated Financial Statements............................... F-1

                                  -----------

  Through and including October 16, 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                               3,300,000 Shares

                           Kana Communications, Inc.

                                 Common Stock

                                  -----------

                         [LOGO OF KANA COMMUNICATIONS]

                                  -----------

                             Goldman, Sachs & Co.

                               Hambrecht & Quist

                            Wit Capital Corporation

                      Representatives of the Underwriters

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